Exhibit 10.20
CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

CREDIT AGREEMENT
dated as of March 31, 2025
among
CHIME FINANCIAL, INC.,
as the Borrower,
The Several Lenders
from Time to Time Parties Hereto,
MORGAN STANLEY SENIOR FUNDING, INC.,
as the Administrative Agent, the Collateral Agent, a Letter of Credit Issuer and a Lender,
MORGAN STANLEY SENIOR FUNDING, INC.,
GOLDMAN SACHS BANK USA,
JPMORGAN CHASE BANK, N.A.,
FIRST-CITIZENS BANK & TRUST COMPANY,
BARCLAYS BANK PLC and
MUFG BANK, LTD.,
as Joint Lead Arrangers and Bookrunners,
and
TEXAS CAPITAL BANK and
DEUTSCHE BANK SECURITIES INC.,
as Co-Syndication Agents

i

Section 4.	Fees	89

4.1	Fees.	89
4.2	Voluntary Reduction of Revolving Credit Commitments	90
4.3	Mandatory Termination of Commitments	90

Section 5.	Payments	90

5.1	Voluntary Prepayments	90
5.2	Mandatory Prepayments.	91
5.3	Method and Place of Payment.	91
5.4	Net Payments.	92
5.5	Computations of Interest and Fees.	95
5.6	Limit on Rate of Interest.	96

Section 6.	Conditions Precedent to Initial Borrowing	96

6.1	Credit Documents	96
6.2	Collateral	97
6.3	Legal Opinions	97
6.4	Closing Certificates	97
6.5	Authorization of Proceedings of the Borrower and the Other Credit Parties; Corporate Documents	97
6.6	Fees	97
6.7	Solvency Certificate	97
6.8	Patriot Act	97
6.9	Financial Statements	97
6.10	No Default; Representations and Warranties	97
6.11	Officer’s Certificate	98
6.12	Promissory Notes	98
6.13	Existing Credit Facilities	98
6.14	No Material Adverse Effect	98

Section 7.	Conditions Precedent to All Credit Events	98

7.1	No Default; Representations and Warranties	98
7.2	Notice of Borrowing; Letter of Credit Request	98
7.3	Financial Covenant Compliance	98

Section 8.	Representations and Warranties	99

8.1	Corporate Status	99
8.2	Corporate Power and Authority	99
8.3	No Violation	99
8.4	Litigation	99
8.5	Margin Regulations	99
8.6	Governmental Approvals	100
8.7	Investment Company Act	100
8.8	True and Complete Disclosure.	100
8.9	Financial Condition; Financial Statements	100
8.10	Compliance with Laws; No Event of Default	101
8.11	Tax Matters	101
8.12	Compliance with ERISA.	101
8.13	Subsidiaries	101
8.14	Intellectual Property	101

8.15	Environmental Laws.	101
8.16	Properties.	102
8.17	Solvency	102
8.18	Patriot Act	102
8.19	OFAC and FCPA.	102
8.20	Outbound Investments	103

Section 9.	Affirmative Covenants.	103

9.1	Information Covenants	103
9.2	Books, Records, and Inspections	105
9.3	Maintenance of Insurance	106
9.4	Payment of Taxes	106
9.5	Preservation of Existence; Consolidated Corporate Franchises	106
9.6	Compliance with Statutes, Regulations, Etc	107
9.7	ERISA	107
9.8	Maintenance of Properties	107
9.9	End of Fiscal Years	107
9.10	Additional Guarantors and Grantors	107
9.11	Pledge of Additional Stock and Evidence of Indebtedness	108
9.12	Use of Proceeds.	108
9.13	Further Assurances.	108
9.14	Lines of Business	109

Section 10.	Negative Covenants	110

10.1	Limitation on Indebtedness	110
10.2	Limitation on Liens	114
10.3	Limitation on Fundamental Changes	114
10.4	Limitation on Restricted Payments.	116
10.5	[Reserved]	122
10.6	Transactions with Affiliates	122
10.7	Financial Covenant	123
10.8	Outbound Investments	123

Section 11.	Events of Default	123

11.1	Payments	123
11.2	Representations, Etc	124
11.3	Covenants	124
11.4	Default Under Other Agreements	124
11.5	Bankruptcy, Etc	125
11.6	ERISA	125
11.7	Credit Documents; Guarantee	125
11.8	Pledge Agreement	125
11.9	Security Agreement	125
11.10	Judgments	126
11.11	Change of Control	126
11.12	Remedies Upon Event of Default	126
11.13	Application of Proceeds	126

Section 12.	The Agents	127

12.1	Appointment.	127
12.2	Delegation of Duties	127

12.3	Exculpatory Provisions	128
12.4	Reliance by Agents	128
12.5	Notice of Default	128
12.6	Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders	129
12.7	Indemnification	129
12.8	Agents in Their Individual Capacities	130
12.9	Successor Agents	130
12.10	Withholding Tax	131
12.11	Agents Under Security Documents and Guarantee	132
12.12	Right to Realize on Collateral and Enforce Guarantee	132
12.13	The Administrative Agent May File Proofs of Claim	133
12.14	ERISA Representation of the Lenders	133
12.15	Erroneous Payments	134
12.16	Rights as a Lender	135

Section 13.	Miscellaneous	135

13.1	Amendments, Waivers, and Releases	135
13.2	Notices	139
13.3	No Waiver; Cumulative Remedies	139
13.4	Survival of Representations and Warranties	140
13.5	Payment of Expenses; Indemnification; Limitation of Liability.	140
13.6	Successors and Assigns; Participations and Assignments	141
13.7	Replacements of Lenders Under Certain Circumstances	145
13.8	Adjustments; Set-off.	146
13.9	Counterparts	146
13.10	Severability	147
13.11	Integration	147
13.12	GOVERNING LAW	147
13.13	Submission to Jurisdiction; Waivers	147
13.14	Acknowledgments	148
13.15	WAIVERS OF JURY TRIAL	149
13.16	Confidentiality	149
13.17	Direct Website Communications	150
13.18	USA PATRIOT Act	152
13.19	Payments Set Aside	152
13.20	No Fiduciary Duty	152
13.21	Acknowledgement Regarding Any Supported QFCs	152
13.22	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	153

SCHEDULES

Schedule 1.1(b)	Commitments of Lenders and Letter of Credit Issuers
Schedule 9.13	Post-Closing Actions
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Guarantee
Exhibit C	Form of Perfection Certificate
Exhibit D	Form of Pledge Agreement
Exhibit E	Form of Security Agreement
Exhibit F	Form of Letter of Credit Request
Exhibit G	Form of Credit Party Closing Certificate
Exhibit H	Form of Assignment and Acceptance
Exhibit I-1	Form of Promissory Note (Term Loans)
Exhibit I-2	Form of Promissory Note (Revolving Credit Loans)
Exhibit J-1	Form of Non-Bank Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2	Form of Non-Bank Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3	Form of Non-Bank Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-4	Form of Non-Bank Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K	Form of Conversion/Continuation Notice
Exhibit L	Form of Compliance Certificate
v

CREDIT AGREEMENT
CREDIT AGREEMENT, dated as of March 31, 2025, among CHIME FINANCIAL, INC., a Delaware corporation (the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), and MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent, the Collateral Agent and a Letter of Credit Issuer (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1).
WHEREAS, (i) the Borrower has requested that the Lenders extend credit in the form of Revolving Credit Loans made available to the Borrower at any time and from time to time prior to the Revolving Credit Maturity Date in an aggregate principal amount at any time outstanding not in excess of $475,000,000 less the aggregate Letters of Credit Outstanding at such time and (ii) the Borrower has requested the Letter of Credit Issuers to issue Letters of Credit in Dollars at any time and from time to time prior to the L/C Facility Maturity Date, in an aggregate Stated Amount at any time outstanding not in excess of $50,000,000; and
WHEREAS, the Lenders and Letter of Credit Issuers are willing to make available to the Borrower such revolving credit and letter of credit facilities upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
Section 1.    Definitions
1.1    Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):
“ABR” shall mean, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Term SOFR Rate for a one-month tenor in effect on such day plus 1.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate, respectively.
“ABR Loan” shall mean each Loan bearing interest based on the ABR.
“ABR SOFR Determination Day” has the meaning specified in the definition of “Term SOFR Rate”.
“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity, all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.
“Acquired Entity or Business” shall have the meaning provided in the definition of “Consolidated EBITDA.”
“Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated, or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating, or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Adjusted Total Term Loan Commitment” shall mean the Total Term Loan Commitment less the aggregate Incremental Term Loan Commitments of all Defaulting Lenders.
“Administrative Agent” shall mean Morgan Stanley Senior Funding, Inc., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.
“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person; provided that in no event shall Chime Scholars be deemed an Affiliate of Borrower, any Parent Entity or any of their respective Subsidiaries. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent Parties” shall have the meaning provided in Section 13.17(b).
“Agents” shall mean the Administrative Agent, the Collateral Agent, each Joint Lead Arranger and Bookrunner and the Co-Syndication Agents.
“Agreement” shall mean this Credit Agreement, as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Ancillary Document” shall have the meaning provided in Section 13.9.
“Applicable Margin” shall mean a percentage per annum equal to:
(a)    until the Trigger Date, (1) for Term Benchmark Loans, 1.50%, (2) for ABR Loans, 0.50%, and (3) for Letter of Credit Fees, 1.50% per annum; and
(b)    thereafter, in connection with Revolving Credit Loans and Letter of Credit Fees, the percentages per annum set forth in the table below, based upon the Consolidated Total Debt to Consolidated EBITDA Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 9.1:

Status	Letter of Credit Fees	ABR Loans	Term Benchmark Loans
Level I Status	1.50%	0.50%	1.50%
Level II Status	1.25%	0.25%	1.25%
Any increase or decrease in the Applicable Margin for Revolving Credit Loans and Letter of Credit Fees resulting from a change in the Consolidated Total Debt to Consolidated EBITDA Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 9.1(d).

Notwithstanding the foregoing, (a) the Applicable Margin in respect of any Class of Extended Revolving Credit Commitments or Extended Term Loans or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment and (b) the Applicable Margin in respect of any Class of Term Loans or Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant agreement.
Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Consolidated Total Debt to Consolidated EBITDA Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate at any time and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the Consolidated Total Debt to Consolidated EBITDA Ratio been accurately determined, then, for all purposes of this Agreement, the Applicable Margin for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated Total Debt to Consolidated EBITDA Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period as a result of the miscalculation of the Consolidated Total Debt to Consolidated EBITDA Ratio shall be deemed to be (and shall be) due and payable, at the time the interest or fees for such period were required to be paid; provided that notwithstanding the foregoing, so long as an Event of Default described in Section 11.5 has not occurred with respect to the Borrower, such shortfall shall be due and payable within five Business Days following the written demand thereof by the Administrative Agent and no Default or Event of Default shall be deemed to have occurred as a result of such non-payment until the expiration of such five Business Day period. In addition, at any time during which the Borrower shall have failed to deliver any of the Section 9.1 Financials by the applicable date required under Section 9.1, then the Consolidated Total Debt to Consolidated EBITDA Ratio shall be deemed to be Level I Status, in each case, for the purposes of determining the Applicable Margin (but only for so long as such failure continues, after which such ratio and Status shall be determined based on the then existing Consolidated Total Debt to Consolidated EBITDA Ratio). It is acknowledged and agreed that, except as expressly set forth in the proviso to the first sentence of this paragraph, nothing in this definition will limit the rights of the Administrative Agent and the Lenders under the Credit Documents.
“Approved Foreign Bank” shall have the meaning provided in the definition of “Cash Equivalent.”
“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“ASC” shall mean the Financial Accounting Standards Codification Topic.
“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit H, or such other form as may be approved by the Administrative Agent.
“Assignment Taxes” shall have the meaning provided in the definition of “Other Taxes.”
“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of chairman of the board (if an officer), the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, the Controller, the Vice President-Finance, a Senior Vice President, a Director, a Manager, the Secretary, the Assistant Secretary or any other senior officer or agent with express authority to act on behalf of such Person designated as such by the board of directors or other managing authority of such Person.
“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(d).
“Available Amount” shall have the meaning provided in Section 10.4(a)(ii)
“Available Commitment” shall mean an amount equal to the excess, if any, of (i) the amount of the Total Revolving Credit Commitment over (ii) the sum of the aggregate principal amount of (a) all Revolving Credit Loans then outstanding and (b) the aggregate Letters of Credit Outstanding at such time.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark (or component thereof) is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.10(e) (but including any tenor for such Benchmark that is added to the definition of “Interest Period” pursuant to Section 2.10(e)).
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” shall have the meaning provided in Section 11.5.
“Basket” means any amount, threshold, exception or value (including by reference to the Consolidated Total Debt to Consolidated EBITDA Ratio, Fixed Charge Coverage Ratio, Liquidity, Consolidated EBITDA or Consolidated Total Assets) permitted or prescribed with respect to any Lien, Indebtedness, asset sale, lease, license, transfer or other dispositions, Investment, Restricted Payment, transaction, action, judgment or amount under any provision in this Agreement or any other Credit Document.
“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.10(b).
“Benchmark Replacement” shall mean with respect to any Benchmark Transition Event, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the Daily Simple SOFR; or
(2)    the sum of (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment; provided that if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” shall mean, with respect to the use, administration, adoption or implementation of any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of Section 2.11, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Benchmark Replacement Date” shall mean, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” shall mean, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.10 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.10.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, in form and substance substantially the same as the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Benefited Lender” shall have the meaning provided in Section 13.8(a).
“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” shall have the meaning provided in the preamble hereto.
“Borrower Materials” shall have the meaning provided in Section 13.17(b).
“Borrowing” shall mean Loans of the same Class and Type, made, converted, or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.
“Business Day” shall mean, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be, in relation to Term Benchmark Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such Term Benchmark Loans, any such day that is only a U.S. Government Securities Business Day.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease or finance lease on the balance sheet of that Person; provided that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to December 15, 2019 (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such leases to be recharacterized as Capital Leases.
“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).
“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP immediately prior to December 15, 2019 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement (other than for the purposes of the delivery of financial statements prepared in accordance with GAAP) regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.
“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.
“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Revolving Credit Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Letter of Credit Issuers shall agree in their sole discretion, other credit support. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” shall mean:
(i)    Dollars,
(ii)    (a) Euro, Sterling, Yen, Swiss Francs, Canadian Dollars, or any national currency of any Participating Member State in the European Union or (b) local currencies held from time to time in the ordinary course of business,
(iii)    securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,
(iv)    certificates of deposit, time deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100,000,000,
(v)    repurchase obligations for underlying securities of the types described in clauses (iii), (iv), and (ix) entered into with any financial institution meeting the qualifications specified in clause (iv) above,
(vi)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof,
(vii)    marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case maturing within 24 months after the date of creation or acquisition thereof,
(viii)    readily marketable direct obligations issued by any state, commonwealth, or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition,
(ix)    Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition,
(x)    solely with respect to any Foreign Subsidiary: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition, and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction,
(xi)    in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include investments of the type and maturity described in clauses (i) through (ix) above of foreign obligors, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies,
(xii)    investment funds investing 90% of their assets in securities of the types described in clauses (i) through (ix) above; and
(xiii)    investments made pursuant to Borrower’s investment policy as in effect on the Closing Date or as subsequently amended, restated, supplemented or modified; provided that any such amendment, restatement, supplement or modification shall be either (i) consistent with the Borrower’s treasury management policies in all material respects or (ii) approved by the Administrative Agent, acting at the direction of the Required Lenders (such approval to not be unreasonably withheld, conditioned or delayed).
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) and (ii) above; provided that such amounts are converted into any currency listed in clauses (i) and (ii) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under the Credit Documents regardless of the treatment of such items under GAAP.
“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.
“Cash Management Bank” shall mean (i) any Person that, at the time it enters into a Cash Management Agreement with the Borrower or any Restricted Subsidiary, is an Agent or a Lender or an Affiliate of an Agent or a Lender or (ii) with respect to any Cash Management Agreement with the Borrower or any Restricted Subsidiary entered into prior to the Closing Date, any Person that is a Lender or an Affiliate of a Lender on the Closing Date.
“Cash Management Services” shall mean any one or more of the following types of services or facilities: (i) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, employee credit card programs or electronic funds transfer services, (ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services), (iii) any other demand deposit or operating account relationships or other cash management services, including pursuant to any Cash Management Agreements and (iv) other services related, ancillary or complementary to the foregoing.
“CFC” shall mean a Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holding Company” shall mean a Domestic Subsidiary of the Borrower substantially all of the assets of which consist of equity or debt of one or more Foreign Subsidiaries that are CFCs.
“Change in Law” shall mean (i) the adoption of any law, treaty, order, policy, rule, or regulation after the Closing Date, (ii) any change in any law, treaty, order, policy, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Lender with any guideline, request, directive, or order issued or made after the Closing Date by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law), including, for avoidance of doubt any such adoption, change or compliance in respect of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III, in each case to the extent issued or becoming effective after the Closing Date shall be deemed to have gone into effect after the Closing Date, regardless of the date of the enabling or underlying legislation or agreements.
“Change of Control” shall mean and be deemed to have occurred if any Person, entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower or the IPO Entity that exceeds 40% thereof, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract, or otherwise to elect or designate for election at least a majority of the board of directors (or other similar governing body) of the Borrower or the IPO Entity. For the purpose of this definition, at any time when a majority of the outstanding Voting Stock of the Borrower is directly or indirectly owned by a Parent Entity or, if applicable, a Parent Entity acts as the manager, managing member or general partner of the Borrower, references in this definition to the “Borrower” shall be deemed to refer to the ultimate Parent Entity that directly or indirectly owns such Voting Stock or acts as (or, if applicable, is a Parent Entity that directly or indirectly owns a majority of the outstanding Voting Stock of) such manager, managing member or general partner. For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of such Voting Stock in connection with the transactions contemplated by such agreement.
“Chime Scholars” means Chime Scholars Foundation, a nonprofit benefit corporation organized under the California Nonprofit Public Benefit Corporation Law.
“Claims” shall have the meaning provided in the definition of “Environmental Claims.”
“Class” (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Incremental Revolving Credit Loans, Incremental Term Loans, Extended Term Loans (of the same Extension Series), Extended Revolving Credit Loans (of the same Extension Series), Replacement Term Loans, or Refinanced Term Loans, and (ii) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, an Incremental Revolving Credit Commitment, an Extended Revolving Credit Commitment (of the same Extension Series), an Incremental Term Commitment, or a Replacement Term Loan Commitment.
“Closing Date” shall mean March 31, 2025.
“CME Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Co-Syndication Agents” shall mean Texas Capital Bank and Deutsche Bank Securities Inc.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean all property pledged or mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents, excluding in all events Excluded Property.
“Collateral Agent” shall mean Morgan Stanley Senior Funding, Inc., as collateral agent under the Credit Documents, or any successor collateral agent pursuant to Section 12.9.
“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitment, Incremental Revolving Credit Commitment, Extended Revolving Credit Commitment, Incremental Term Loan Commitment and/or Replacement Term Loan Commitment.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Common Stock” means the common Equity Interests of the Borrower or an IPO Entity, as the case may be.
“Communications” shall have the meaning provided in Section 13.17.
“Compliance Certificate” shall mean a certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(d) for the applicable Test Period substantially in the form of Exhibit L.
“Confidential Information” shall have the meaning provided in Section 13.16.

“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs, the amortization of original issue discount resulting from the issuance or incurrence of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated EBITDA” shall mean, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:
(i)    increased (without duplication) by:
(a)    provision for Taxes based on income, revenue or profits or capital, including, without limitation, U.S. federal, state, non-U.S., franchise, excise, value added, property and similar Taxes and foreign withholding Taxes of such Person and its Restricted Subsidiaries paid or accrued during such period, including any penalties and interest related to such Taxes or arising from any Tax examinations, in each case to the extent the same were deducted (and not added back) in computing such Consolidated Net Income, plus
(b)    Fixed Charges of such Person and its Restricted Subsidiaries for such period (including (1) net losses on Hedge Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk and (2) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense, in each case to the extent the same were deducted (and not added back) in computing such Consolidated Net Income, plus
(c)    Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period to the extent the same were deducted (and not added back) in computing such Consolidated Net Income, plus
(d)    any expenses, fees, charges, or losses (other than depreciation or amortization expense) related to any Equity Offering (including any IPO of the Borrower, an IPO Entity or any Parent Entity), Permitted Investment, Restricted Payments, acquisition, disposition, recapitalization, or the incurrence of Indebtedness (including Permitted Convertible Indebtedness, any Permitted Call Spread Transactions, and any Permitted Forward Agreements) permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not consummated and including any such transaction consummated prior to the Closing Date), including (1) such fees, expenses, or charges related to the incurrence of the Loans hereunder and all Transaction Expenses, (2) such fees, expenses, or charges related to the Credit Documents and the Credit Facilities or any other credit facilities or debt issuances, and (3) any amendment or other modification of the Loans hereunder, or other Indebtedness, and, in each case, deducted (and not added back) in computing Consolidated Net Income, plus
(e)    any other non-cash charges (other than any non-cash charges resulting from or related to Partner Bank Agreements and/or any derivatives entered into in connection therewith), including any write offs, write downs, expenses, losses, any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory) or other items to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be deducted from Consolidated

EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus
(f)    the amount of any net income (loss) attributable to non-controlling interests in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, plus
(g)    costs of surety bonds incurred in such period in connection with financing activities, plus
(h)    the amount of reasonably identifiable and factually supportable “run-rate” cost savings, operating expense reductions and cost synergies that are projected by the Borrower in good faith to be realized as a result of actions either taken or expected to be taken within 24 months of the determination to take such action, net of the amount of actual benefits realized prior to or during such period from such actions (which cost savings, operating expense reductions and cost synergies shall be calculated on a Pro Forma Basis as though such cost savings, operating expense reductions or cost synergies had been realized on the first day of such period); provided that the aggregate amount added to Consolidated Net Income pursuant to this clause (h), together with any Pro Forma Adjustments made pursuant to the definition of “Pro Forma Adjustment” or Section 1.12(b), in any period of four consecutive fiscal quarters shall not exceed 30.0% of Consolidated EBITDA for such period (determined after giving effect to all such amounts added to Consolidated Net Income); provided that such cap shall not apply to (A) any amounts evidenced in a quality of earnings report obtained for any transaction prepared by a nationally recognized accounting firm that is reasonably acceptable to the Administrative Agent (it being agreed that any of the “Big Four” accounting firms is acceptable to the Administrative Agent) or (B) any pro forma adjustments (other than management adjustments) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency), plus
(i)    (A) the amount of loss or discount (other than any credit impairment related losses or discounts) on sale of (1) receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility or (2) Securitization Assets and related assets in connection with a Qualified Securitization Financing and (B) any expenses, fees, and charges in connection therewith to the extent the same were deducted (and not added back) in computing such Consolidated Net Income, plus
(j)    any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any equity incentive plan, management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (ii) of Section 10.4(a) and have not been relied on for purposes of any incurrence of Indebtedness pursuant to clause (l)(i) of Section 10.1 to the extent the same were deducted (and not added back) in computing such Consolidated Net Income, plus
(k)    the amount of expenses relating to payments made to option, phantom equity or profits interest holders of such Person or any direct or indirect parent company of such Person in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement and expenses relating to distributions made to equity holders of such Person or its direct or indirect parent companies resulting from the application of Financial Accounting Standards Codification Topic 718—Compensation—Stock Compensation (formerly Financial Accounting Standards Board Statement No. 123 (Revised 2004)) to the extent the same were deducted (and not added back) in computing such Consolidated Net Income, plus
(l)    with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a) and (c) above relating to such joint venture corresponding to the Borrower’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent the same were deducted (and not added back) in computing such Consolidated Net Income, plus
(m)    costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Public Company Costs to the extent the same were deducted (and not added back) in computing such Consolidated Net Income, plus
(n)    to the extent not already included in Consolidated Net Income, (1) any expenses and charges that are reimbursed by indemnification or other similar provisions in connection with any investment or any sale, conveyance, transfer, or other disposition of assets and (2) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower have made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of the determination by the Borrower that there exists such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption, plus
(o)    expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP to the extent the same were deducted (and not added back) in computing such Consolidated Net Income;
(ii)    decreased by (without duplication):
(a)    non-cash gains (other than any non-cash gains resulting from or related to Partner Bank Agreements and/or any derivatives entered into in connection therewith) increasing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period other than non-cash gains relating to the application of Financial Accounting Standards Codification Topic 840—Leases (formerly Financial Accounting Standards Board Statement No. 13); provided that, to the extent non-cash gains are deducted pursuant to this clause (ii)(a) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein;
(iii)    increased or decreased by (without duplication):
(a)    any net gain or loss resulting in such period from currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items, plus or minus, as the case may be, plus

(b)    any net gain or loss (other than any non-cash gain or loss resulting from or related to Partner Bank Agreements and/or any derivatives entered into in connection therewith) resulting in such period from Hedge Agreements, and the application of Financial Accounting Standards Codification Topic 815—Derivatives and Hedging (ASC 815) (formerly Financing Accounting Standards Board Statement No. 133), and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP; and
(iv)    increased (to the extent such difference is positive) or decreased (to the extent such difference is negative) by the difference of Deferred Revenue of such Person and its Restricted Subsidiaries as of the last day of such period (the “Determination Date”) and Deferred Revenue of such Person and its Restricted Subsidiaries as of the date that is twelve months prior to the Determination Date.
For the avoidance of doubt:
(i)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP, other than, in each case, any non-cash income, gain, loss, charge or expense resulting from or related to Partner Bank Agreements and/or any derivatives entered into in connection therewith,
(ii)    there shall be included in determining Consolidated EBITDA for any period, without duplication, (1) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned, or otherwise disposed by the Borrower or such Restricted Subsidiary during such period (each such Person, business, property, or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion); provided that the Borrower may elect to not include Acquired EBITDA in the determination of Consolidated EBITDA with respect to any Acquired Entity or Business that had a net loss of no greater than $2,500,000 or net income of no more than $2,500,000, determined as of the date of such acquisition with reference to the four full fiscal quarters most recently-ended prior to such acquisition for which financial statements are available with respect to such Acquired Entity or Business, and (2) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition); and
(iii)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business, or asset sold, transferred, abandoned, or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business, or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, or disposition or conversion); provided that for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded pursuant to this paragraph until such disposition shall have been consummated.

Notwithstanding the foregoing to the extent that any adjustment to Consolidated Net Income set forth in the definition of Consolidated EBITDA (including to Consolidated Net Income set forth in the definition of Consolidated EBITDA) would have the effect of increasing Consolidated EBITDA for the applicable determination period, such adjustment shall be made at the election of Borrower in its sole discretion.
“Consolidated Interest Expense” shall mean, with respect to any Person, the sum of (1) cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income of such Person and its Restricted Subsidiaries, with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, plus (2) non-cash interest expense resulting solely from the net amortization of original issue discount and original issuance premium from the issuance or incurrence of Indebtedness of such Person and its Restricted Subsidiaries (excluding any Indebtedness borrowed under this Agreement in connection with the Transactions and any permitted refinancing thereof) but excluding, for the avoidance of doubt, (a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clause (2) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (b) non-cash interest expense attributable to the movement of the mark-to-market valuation of Indebtedness or obligations under Hedge Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging, (c) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (d) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Receivables Facility or any Securitization Facility, (e) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (f) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (g) penalties and interest relating to Taxes, (h) accretion or accrual of discounted liabilities not constituting Indebtedness, (i) interest expense attributable to a direct or indirect parent entity resulting from push-down accounting, (j) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, and (k) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential), with respect thereto and with respect to the Transactions, any acquisition or Investment permitted hereunder, all as calculated on a consolidated basis.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” shall mean, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, Net Income of such Person and its Restricted Subsidiaries for such period determined in accordance with GAAP; provided that, without duplication,
(i)    extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ or bases’ opening costs and other business optimization expenses (including related to new product introductions and other strategic or cost savings initiatives), restructuring charges, restructuring accruals or restructuring reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities or bases and curtailments or modifications to pension and post retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments), shall be excluded,

(ii)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,
(iii)    any gain (loss) (less all fees and expenses relating thereto) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), shall be excluded,
(iv)    any after-Tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the board of directors of the Borrower, shall be excluded,
(v)    the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period,
(vi)    effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification Topic 805 – Business Combinations and Topic 350 – Intangibles-Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Transactions and any acquisition that is consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of Taxes, shall be excluded,
(vii)    (a) any after-Tax effect of income (loss) from the early extinguishment of Indebtedness or Hedge Agreements or other derivative instruments (including deferred financing costs written off and premiums paid), (b) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items and to Hedge Agreements pursuant to ASC 815 (or such successor provision), and (c) any non-cash expense, income, or loss attributable to the movement in mark to market valuation of foreign currencies, Indebtedness, or derivative instruments pursuant to GAAP other than, in each case of clauses (a) through (c), any non-cash income, gain, loss, charge or expense resulting from or related to Partner Bank Agreements and/or any derivatives entered into in connection therewith, shall be excluded,
(viii)    any impairment charge, asset write-off, or write-down pursuant to ASC 350 and Financial Accounting Standards Codification Topic 360 – Impairment and Disposal of Long-Lived Assets (ASC 360) (formerly Financial Accounting Standards Board Statement Nos. 142 and 144, respectively) and the amortization of intangibles arising pursuant to ASC 805 shall be excluded,
(ix)    (a) any non-cash compensation expense recorded from or in connection with any share-based compensation arrangements, including grants of stock appreciation or similar rights, incentive equity, phantom equity, stock options units, restricted stock, capital or profits interests or other rights to employees, directors, officers, managers, consultants or independent contractors and (b) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded,
(x)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, asset sale, or other disposition, issuance or repayment of Indebtedness, issuance of Equity Interests (including any IPO of the Borrower, an IPO Entity or any Parent Entity), refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,
(xi)    accruals and reserves (including contingent liabilities) that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded, and
(xii)    any deferred Tax expense associated with Tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items, shall be excluded.
Notwithstanding the foregoing, to the extent that any adjustment pursuant to any of the foregoing clauses (i) through (xii) of this definition of Consolidated Net Income would have the effect of increasing Consolidated Net Income for the applicable determination period, such adjustment shall be made at the election of Borrower in its sole discretion.
“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.
“Consolidated Total Debt” shall mean, as at any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, Indebtedness in respect of, or incurred pursuant to, any Qualified Securitization Financing and/or any Receivables Facilities, Indebtedness in respect of, or incurred pursuant to, any Partner Bank Agreements, deferred purchase price obligations and Hedging Obligations); provided that Consolidated Total Debt shall not include Letters of Credit, except to the extent of Unpaid Drawings thereunder that have not been paid within three Business Days following the Reimbursement Date applicable thereto; provided, further, that the effects of pushdown accounting shall be excluded.
“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date of determination, minus Unrestricted Cash of the Borrower and its Restricted Subsidiaries on a consolidated basis to (ii) TTM Consolidated EBITDA, in each case with such pro forma adjustments to Consolidated Total Debt and Consolidated EBITDA as are appropriate.
“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends, or other payment obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contractual Requirement” shall have the meaning provided in Section 8.3.
“Converted Restricted Subsidiary” shall have the meaning provided in the definition of “Consolidated EBITDA.”
“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of “Consolidated EBITDA.”

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 382.2(b).
“Covered Party” shall have the meaning provided in Section 13.21.
“Credit Documents” shall mean this Agreement, each Joinder Agreement, the Guarantees, the Security Documents, and any promissory notes issued by the Borrower pursuant hereto.
“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.
“Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.
“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.
“Credit Party” shall mean the Borrower and the other Guarantors.
“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans.
“Default” shall mean any event, act, or condition that with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” shall have the meaning provided in Section 2.8(c).
“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”
“Deferred Revenue” shall mean, at any date, the amount of cash and Cash Equivalents received in advance of revenue recognition that would, in conformity with GAAP, be set forth opposite the caption “deferred revenue” (or any like caption, including current and non-current designations) on a consolidated balance sheet at such date; provided that such balance should be determined excluding the effects of acquisition method accounting.
“Designated Preferred Stock” shall mean preferred stock of the Borrower or any direct or indirect parent company of the Borrower (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by an Authorized Officer of the Borrower or the parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (ii) of Section 10.4(a).
“Disclosure Letter” means the disclosure letter, dated as of the Closing Date, delivered by the Borrower to the Administrative Agent for the benefit of the Lenders.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.
“disposition” shall mean the sale, conveyance, transfer, assignment, lease, sublease, license, sublicense, foreclosure, condemnation, casualty, or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale Leaseback) of the Borrower or any Restricted Subsidiary.
“Disqualified Lenders” shall mean such Persons (i) that have been specified in writing to the Administrative Agent and the Joint Lead Arrangers and Bookrunners prior to the Closing Date as being Disqualified Lenders, (ii) who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower to the Administrative Agent from time to time, and (iii) in the case of each of clauses (i) and (ii), any of their Affiliates (other than any such Affiliate that is affiliated with a financial investor in such Person and that is not itself an operating company or otherwise an Affiliate of an operating company so long as such Affiliate is a bona fide Fund) that are either (a) identified in writing by the Borrower to the Administrative Agent from time to time or (b) clearly identifiable solely on the basis of similarity of such Affiliate’s name; provided that any additional designation permitted by the foregoing shall not become effective until three (3) Business Days following delivery to the Administrative Agent by email and shall not apply retroactively to any prior assignment or participation interest or to any trade to acquire such participation interest.
“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures (excluding maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Stock and/or cash in lieu of fractional shares), other than as a result of a change of control, fundamental change, asset sale, condemnation event or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock and/or cash in lieu of fractional shares), other than as a result of a change of control, fundamental change, asset sale, condemnation event or similar event, in whole or in part, in each case, prior to the date that is 91 days after the Revolving Credit Maturity Date hereunder; provided, that only the portion of the Capital Stock that so mature, are convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further that (i) if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability and (ii) any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Qualified Stock and/or cash in lieu of fractional shares in connection therewith shall not be deemed to be Disqualified Stock.
“Distressed Person” shall have the meaning provided in the definition of “Lender-Related Distress Event.”
“Dollars” and “$” shall mean dollars in lawful currency of the United States.
“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof, or the District of Columbia.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, Norway and the United Kingdom.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environment” shall mean ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands.
“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation, or proceedings pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial, or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief relating to the presence Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the Environment.
“Environmental Law” shall mean any applicable federal, state, foreign, or local statute, law, rule, regulation, ordinance, code, and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, or judgment, relating to pollution or protection of the Environment, or protection of human health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release, or threat of Release of Hazardous Materials.
“Equity Interest” shall mean Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock; provided that Equity Interests shall not include (a) any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash (including, for the avoidance of doubt, any Permitted Convertible Indebtedness), (b) any Permitted Call Spread Transaction and (c) any Permitted Forward Agreement.
“Equity Offering” shall mean any public or private sale of common stock or preferred stock of the Borrower or any direct or indirect parent company of the Borrower (excluding Disqualified Stock), other than: (i) public offerings with respect to the Borrower or any of their direct or indirect parent company’s common stock registered on Form S-8, (ii) issuances to any Subsidiary of the Borrower and (iv) any such public or private sale that constitutes an Excluded Contribution.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414 (b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” shall mean (i) the failure of any Plan to comply with any provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of such Plan; (ii) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (iii) any Reportable Event; (iv) the failure of any Credit Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any

Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (v) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (vii) the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (viii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (ix) the failure by any Credit Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (x) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; (xi) the receipt by any Credit Party or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (xii) the failure by any Credit Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning provided in Section 11.
“Excluded Contribution” shall mean net cash proceeds, the Fair Market Value of marketable securities, or the Fair Market Value of Qualified Proceeds received by the Borrower from (i) contributions to its common equity capital, and (ii) the sale (other than (x) to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or (y) in connection with any initial IPO of the Borrower, an IPO Entity or any Parent Entity) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by an Authorized Officer of the Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (ii) of Section 10.4(a); provided any non-cash assets shall qualify only if acquired by a parent of the Borrower in an arm’s-length transaction within the six months prior to such contribution.
“Excluded Property” shall have the meaning set forth in the Security Agreement.
“Excluded Stock and Stock Equivalents” shall mean (i) any Capital Stock or Stock Equivalents with respect to which, as determined by the Borrower in consultation with the Administrative Agent, the cost or other consequences of pledging such Capital Stock or Stock Equivalents in favor of the Collateral Agent under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) solely in the case of any pledge of Capital Stock and Stock Equivalents of any Foreign Subsidiary or any CFC Holding Company, any Voting Stock or Stock Equivalents of any class of such Foreign Subsidiary or such CFC Holding Company in excess of 65% of the outstanding Voting Stock of such class, (iii) any Capital Stock or Stock Equivalents of any direct or indirect Subsidiary of a CFC Holding Company or a Foreign Subsidiary that is a CFC, (iv) any Capital Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained) (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform commercial Code or other applicable law), (v) in the case of (A) any Capital Stock or Stock Equivalents of any Subsidiary acquired after the Closing Date to the extent such Capital Stock or Stock Equivalents are subject to a Lien permitted by clause (ix) of the definition of “Permitted Liens” or (B) any Capital Stock or Stock Equivalents of any Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower and its Subsidiaries at the time such

Subsidiary becomes a Subsidiary, any Capital Stock or Stock Equivalents of each such Subsidiary described in clause (A) or (B) to the extent (I) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement permitted under this Agreement and binding on such Capital Stock or Stock Equivalent at the time of its acquisition (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction), (II) any such Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (II) shall not apply if (x) such other party is a Credit Party or Wholly-Owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (III) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or Wholly-Owned Subsidiary) to any contract, agreement, instrument, or indenture governing such Capital Stock or Stock Equivalents permitted under this Agreement the right to terminate its obligations thereunder (in each case of sub-clauses (I), (II) and (III), other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction), (vi) any Capital Stock or Stock Equivalents of any Subsidiary of the Borrower to the extent that the pledge of such Capital Stock or Stock Equivalents would result in materially adverse Tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with the Administrative Agent, (vii) any Capital Stock or Stock Equivalents that are margin stock, and (viii) any Capital Stock and Stock Equivalents of any Subsidiary that is not a Material Subsidiary (except to the extent a security interest therein can be perfected by filing of a UCC-1 financing statement) or is an Unrestricted Subsidiary, a captive insurance Subsidiary, an SPV or any special purpose entity (including any Receivables Subsidiary or Securitization Subsidiary).
“Excluded Subsidiary” shall mean (i) each Subsidiary, in each case, for so long as any such Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries) constitute a Material Subsidiary, (ii) each Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary becomes a Subsidiary (for so long as such Subsidiary remains a non-Wholly-Owned Restricted Subsidiary), (iii) any CFC Holding Company, (iv) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC, (v) any Foreign Subsidiary, (vi) each Subsidiary that is prohibited by any applicable Contractual Requirement not entered into to circumvent the guarantee requirements thereunder or any applicable law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary and for so long as such restriction or any replacement or renewal thereof is in effect or would require governmental (including regulatory) consent, approval, license or authorization to guarantee or grant such Liens to secure the Obligations (unless such consent, approval, license or authorization has been received), (vii) each Subsidiary with respect to which, as reasonably determined by the Borrower in consultation with the Administrative Agent, the consequence of providing a Guarantee of the Obligations would adversely affect the ability of the Borrower and its Subsidiaries to satisfy applicable law, (viii) any other Subsidiary with respect to which, (a) as determined by the Borrower in consultation with the Administrative Agent, the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (b) providing such a Guarantee would result in material adverse Tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, (ix) each Unrestricted Subsidiary, (x) any Receivables Subsidiary, (xi) any Securitization Subsidiary, (xii) each other Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder and financed with assumed secured Indebtedness permitted hereunder, and each Restricted Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder and (xiii) each SPV, not-for-profit Subsidiary and captive insurance company.
“Excluded Swap Obligation” shall mean, with respect to any Credit Party, (a) any Swap Obligation if, and to the extent that, all or a portion of the Obligations of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Obligations thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Credit Parties and Hedge Bank applicable to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal or unlawful.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its net income, net profits, or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local, or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Credit Documents or any transactions contemplated thereunder), (ii) in the case of a Lender, any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which such Lender acquires such interest in the Loan or Commitment (or designates a new lending office), other than in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 13.7 (or that designates a new lending office pursuant to a request by the Borrower), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding Tax pursuant to Section 5.4, (iii) any Taxes attributable to a recipient’s failure to comply with Section 5.4(e), or (iv) any withholding Tax imposed under FATCA.
“Existing Class” shall mean any Existing Term Loan Class and any Existing Revolving Credit Class.
“Existing Credit Facilities” shall mean that certain Credit Agreement, dated as of June 5, 2023, by and among Chime Financial, Inc., as Borrower, the several lenders from time to time party thereto, and Silicon Valley Bank, as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date).
“Existing Letter of Credit” shall mean each Letter of Credit set forth on Schedule 1.1(c) to the Disclosure Letter.
“Existing Revolving Credit Class” shall have the meaning provided in Section 2.14(g)(ii).
“Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(g)(ii).
“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(ii).
“Existing Term Loan Class” shall have the meaning provided in Section 2.14(g)(i).
“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.14(g)(ii).
“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(i).
“Extended Revolving Loan Maturity Date” shall mean the date on which any tranche of Extended Revolving Credit Loans matures.
“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b).
“Extended Term Loans” shall have the meaning provided in Section 2.14(g)(i).

“Extending Lender” shall have the meaning provided in Section 2.14(g)(iii).
“Extension Amendment” shall have the meaning provided in Section 2.14(g)(iv).
“Extension Date” shall have the meaning provided in Section 2.14(g)(v).
“Extension Election” shall have the meaning provided in Section 2.14(g)(iii).
“Extension Series” shall mean all Extended Term Loans and Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, and amortization schedule.
“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing.
“FCPA” shall have the meaning provided in Section 8.19(b).
“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.
“Fixed Basket” shall have the meaning provided in Section 1.12(a).
“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis for the Test Period then last ended to (ii) the Fixed Charges of the Borrower and its Restricted Subsidiaries on a consolidated basis for such Test Period. In the event that Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires, or extinguishes any Indebtedness or issues or redeems Disqualified Stock, Designated Preferred Stock, or any Refunding Capital Stock subsequent to the commencement of the Test Period but prior to or simultaneously with the date of determination, then the Fixed Charge Coverage Ratio shall be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee, redemption, retirement, or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock, Designated Preferred Stock, or any Refunding Capital Stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Test Period.

“Fixed Charges” shall mean, with respect to any Person and its Restricted Subsidiaries for any period, the sum of:
(i)    Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period to the extent paid in cash,
(ii)    all cash dividend payments (excluding items eliminated in consolidation) on any series of Designated Preferred Stock or any Refunding Capital Stock of such Person made during such period (other than Restricted Payments made to another Credit Party or its Restricted Subsidiaries), and
(iii)    all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.
“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate. For the avoidance of doubt the initial Floor of the Term SOFR Rate shall be 0.0%.
“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Credit Party or any of its Subsidiaries.
“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Credit Party or any of its Subsidiaries.
“Foreign Plan Event” shall mean, with respect to any Foreign Plan or Foreign Benefit Arrangement, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan or Foreign Benefit Arrangement; (ii) the failure to register or loss of good standing (if applicable) with applicable regulatory authorities of any such Foreign Plan or Foreign Benefit Arrangement required to be registered; or (iii) the failure of any Foreign Plan or Foreign Benefit Arrangement to comply with any provisions of applicable law or regulations or with the terms of such Foreign Plan or Foreign Benefit Arrangement.
“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to the Letter of Credit Issuers, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fronting Fee” shall have the meaning provided in Section 4.1(d).
“Fund” shall mean any Person (other than a natural Person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.
“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Furthermore, at any time after the Closing Date, the Borrower may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and corresponding IFRS concepts (except as otherwise provided in this Agreement); provided any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give written notice of any such election made in accordance with this definition to the Administrative Agent. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of “Capitalized Lease Obligation.”
“Global Intercompany Note” means that certain Global Intercompany Note, dated as of the Closing Date, made by the Borrower and the Subsidiaries party thereto.
“Governmental Authority” shall mean any nation, sovereign, or government, any state, province, territory, or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, including a central bank or stock exchange (including any supranational bodies such as the European Union or the European Central Bank).
“Granting Lender” shall have the meaning provided in Section 13.6(g).
“Guarantee” shall mean (i) the Guarantee made by the Borrower and each other Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B hereto and dated as of the Closing Date and (ii) any other guarantee of the Obligations made by a Restricted Subsidiary in form and substance reasonably acceptable to the Administrative Agent, in each case as the same may be amended, supplemented or otherwise modified from time to time.
“guarantee obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any primary obligor in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term guarantee obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee obligation shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee obligation is made, and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the instrument embodying such guarantee obligation, and if not stated or reasonably determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guarantors” shall mean (i) each Subsidiary of the Borrower that is party to the Guarantee on the Closing Date and (ii) each Subsidiary of the Borrower that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.10 or otherwise; provided that in no event shall any Excluded Subsidiary be required to become a Guarantor (unless such Subsidiary is no longer an Excluded Subsidiary).
“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, friable asbestos, polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, or substance, which is prohibited, limited, or regulated due to its dangerous or deleterious properties or characteristics by, any Environmental Law.
“Hedge Agreements” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options (other than equity swaps or options referencing Common Stock), bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, other than any transaction referencing Common Stock governed by a Master Agreement. For the avoidance of doubt, Permitted Call Spread Transactions and Permitted Forward Agreements shall not be deemed to be Hedge Agreements.
“Hedge Bank” shall mean (i) any Person that, at the time it enters into a Hedge Agreement, is a Lender, an Agent or an Affiliate of a Lender or an Agent and (ii) with respect to any Hedge Agreement with the Borrower or any Restricted Subsidiary entered into prior to the Closing Date, any Person that is a Lender or an Agent or an Affiliate of a Lender or an Agent on the Closing Date.
“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreements (after giving effect to any applicable netting agreements).
“Historical Financial Statements” shall mean (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2021, December 31, 2022 and December 31, 2023, and the related audited consolidated statements of income and cash flow of the Borrower and its Subsidiaries for the years ended December 31, 2021, December 31, 2022 and December 31, 2023 and (ii) the unaudited interim consolidated balance sheets of the Borrower and its Subsidiaries for the fiscal quarters ending March 31, 2024, June 30, 2024 and September 30, 2024 and the related unaudited consolidated statements of income and cash flow of the Borrower and its Subsidiaries for fiscal quarters ending March 31, 2024, June 30, 2024 and September 30, 2024.
“ICC” shall have the meaning provided in the definition of “UCP.”
“IFRS” shall have the meaning given such term in the definition of “GAAP.”
“Increased Amount Date” shall mean, with respect to any Incremental Loan Commitments, the date on which such Incremental Loan Commitments shall be effective.
“Incremental Loan Commitments” shall have the meaning provided in Section 2.14(a).
“Incremental Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).

“Incremental Revolving Credit Loan” shall have the meaning provided in Section 2.14(b).
“Incremental Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).
“Incremental Term Loan” shall have the meaning provided in Section 2.14(c).
“Incremental Term Loan Amendment” shall have the meaning provided in Section 2.14(a).
“Incremental Term Loan Commitments” shall have the meaning provided in Section 2.14(a).
“Incremental Term Loan Lender” shall have the meaning provided in Section 2.14(c).
“incur” shall have the meaning provided in Section 10.1.
“incurrence” shall have the meaning provided in Section 10.1.
“Indebtedness” shall mean, with respect to any Person, (i) any indebtedness (including principal and premium) of such Person, whether or not contingent (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), or (d) any Hedging Obligations, in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a net liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Borrower solely by reason of push down accounting under GAAP shall be excluded, (ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (iii) to the extent not otherwise included, the obligations of the type referred to in clause (i) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business, (2) obligations under or in respect of Receivables Facilities or Permitted Securitization Facilities, (3) prepaid or deferred revenue arising in the ordinary course of business, (4) purchase price holdbacks, escrowed amounts, obligations in respect of purchase price adjustments, or other deferred purchase price amounts, in each case, either (x) in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset or (y) incurred in connection with any Permitted Investment, (5) any balance that constitutes a trade payable or similar obligation to a trade creditor, accrued in the ordinary course of business, (6) any earn-out, milestone payment, or other obligation incurred in connection with a Permitted Investment until such obligation, within 60 days of becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP, (7) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (8) accrued expenses and royalties, (9) asset retirement obligations and obligations in respect of workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 60 days, or (10) accruals for payroll in the ordinary course of business. The amount of Indebtedness of any Person for purposes of clause (iii) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (x) the aggregate principal amount of such Indebtedness and (y) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For purposes of determining Indebtedness, the amount of the obligation of any Person in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedge Agreement were terminated at such time.
For all purposes hereof, the Indebtedness of the Borrower and its Restricted Subsidiaries, shall exclude all intercompany Indebtedness having a term not exceeding 365 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5(a).
“Indemnified Person” shall have the meaning provided in Section 13.5(a).
“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than Excluded Taxes or Other Taxes.
“Initial Revolving Credit Commitments” shall mean the Revolving Credit Commitments in effect on the Closing Date.
“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.
“Intellectual Property” shall mean U.S. and foreign intellectual property, including all (i) (a) patents, inventions, processes, developments, technology, and know-how; (b) copyrights and works of authorship in any media, including graphics, advertising materials, labels, package designs, and photographs; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress, and other source indicators, and the goodwill of any business symbolized thereby; and (d) trade secrets, confidential, proprietary, or non-public information and (ii) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts, or similar legal protections related to the foregoing.
“Interest Period” shall mean, as to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as specified in the applicable Notice of Borrowing or Notice of Conversion or Continuation; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.10(e) shall be available for specification in such Notice of Borrowing or Notice of Conversion or Continuation. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.
“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances, or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests, or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans (including guarantees), advances, or Indebtedness either (i) having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or (ii) arising from cash management, Tax and/or accounting operations and made in the ordinary course of business or consistent with past practice.

For purposes of the definition of “Unrestricted Subsidiary” and Section 10.4,
(i)    Investments shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s Investment in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(ii)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Borrower or a Restricted Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of Cash Equivalents, such amount shall be equal to the Fair Market Value of such consideration).
“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating organization.
“Investment Grade Securities” shall mean:
(i)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),
(ii)    debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries,
(iii)    investments in any fund that invest at least 90% in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment or distribution, and
(iv)    corresponding instruments in countries other than the United States customarily utilized for high-quality investments.
“IPO” shall mean (a) the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common Equity Interests in an IPO Entity, (b) any transaction or series of transactions that results in any common equity interests of the IPO Entity being publicly traded on any United States national securities exchange or over the counter market, or any analogous exchange or market in Canada, Ireland, the United Kingdom or any country of the European Union or (c) the acquisition, purchase, merger or combination of an IPO Entity, by, or with, a publicly traded special acquisition company that (i) is an entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia, (ii) prior to the IPO, shall have engaged in no business or activities in any material respect other than activities related to becoming and acting as a publicly traded special acquisition company and entry into the IPO and (iii) immediately prior to the IPO, shall have no material assets other than cash and Cash Equivalents.
“IPO Entity” shall mean, at any time at and after an IPO, the Borrower or a Parent Entity of the Borrower, as the case may be, the Capital Stock in which were issued or otherwise sold pursuant to the IPO or, in the case of an IPO described in clause (b) of the definition thereof, the publicly traded entity immediately following such IPO, so long as such entity is the Borrower or a Parent Entity of the Borrower.

“IPO Listco” shall mean a wholly owned subsidiary of the Borrower formed in contemplation of an IPO to become the IPO Entity. The Borrower shall, promptly following its formation, notify the Administrative Agent of the formation of any IPO Listco.
“IPO Reorganization Transactions” shall mean, collectively, the transactions taken in connection with and reasonably related to consummating an IPO, including (a) formation and ownership of IPO Shell Companies, (b) entry into, and performance of, (i) a reorganization agreement among any of the Borrower, its Subsidiaries, Parent Entities and/or IPO Shell Companies implementing IPO Reorganization Transactions and other reorganization transactions in connection with an IPO so long as after giving effect to such agreement and the transactions contemplated thereby, the security interests of the Secured Parties in the Collateral and the Guarantees of the Obligations, taken as a whole, would not be materially impaired and (ii) customary underwriting agreements in connection with an IPO and any future follow-on underwritten public offerings of common Equity Interests in the IPO Entity, including the provision by IPO Entity and the Borrower of customary representations, warranties, covenants and indemnification to the underwriters thereunder, (c) the merger of an IPO Subsidiary with one or more direct or indirect holders of Equity Interests in the Borrower with such IPO Subsidiary surviving and holding Equity Interests in the Borrower and no other material assets or the dividend or other distribution by the Borrower of Equity Interests of IPO Shell Companies or other transfer of ownership to the holder of Equity Interests of the Borrower, (d) the amendment and/or restatement of organization documents of the Borrower and any IPO Subsidiaries, (e) the issuance of Equity Interests of IPO Shell Companies to holders of Equity Interests of the Borrower in connection with any IPO Reorganization Transactions, (f) the making of Restricted Payments to (or Investments in) an IPO Shell Company or the Borrower or any Subsidiaries to permit the Borrower to make distributions or other transfers, directly or indirectly, to IPO Listco, in each case solely for the purpose of paying, and solely in the amounts necessary for IPO Listco to pay, IPO-related expenses and the making of such distributions by the Borrower, (g) the repurchase by IPO Listco of its Equity Interests from the Borrower or any Subsidiary, (h) the entry into an exchange agreement, pursuant to which holders of Equity Interests in the Borrower and certain non-economic/voting Equity Interests in IPO Listco will be permitted to exchange such interests for certain economic/voting Equity Interests in IPO Listco, (i) any issuance, dividend or distribution of the Equity Interests of the IPO Shell Companies or other disposition of ownership thereof to the IPO Shell Companies and/or the direct or indirect holders of Equity Interests of the Borrower and (j) all other transactions reasonably incidental to, or necessary for the consummation of, the foregoing so long as after giving effect to such agreement and the transactions contemplated thereby, the security interests of the Lenders in the Collateral and the Guarantees of the Obligations, taken as a whole, would not be materially impaired.
“IPO Shell Company” shall mean each of IPO Listco and IPO Subsidiary.
“IPO Subsidiary” shall mean a wholly owned subsidiary of IPO Listco formed in contemplation of, and to facilitate, IPO Reorganization Transactions and an IPO. The Borrower shall, promptly following its formation, notify the Administrative Agent of the formation of an IPO Subsidiary.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement, and instrument entered into by a Letter of Credit Issuer and the Borrower (or any Restricted Subsidiary) or in favor of a Letter of Credit Issuer and relating to such Letter of Credit.
“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit A or, to the extent requested by the Borrower, another form reasonably satisfactory to the Administrative Agent, which may include additional provisions to ensure fungibility of the Loans and to provide for mechanics for borrowings in currencies other than Dollars.

“Joint Lead Arrangers and Bookrunners” shall mean Morgan Stanley Senior Funding, Inc., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., First-Citizens Bank & Trust Company, Barclays Bank PLC and MUFG Bank, Ltd.
“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan or Revolving Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan, any Extended Term Loan, any Replacement Term Loan, any Incremental Revolving Credit Commitment or Excluded Revolving Credit Commitment, in each case as extended in accordance with this Agreement from time to time.
“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.
“L/C Facility Maturity Date” shall mean the date that is three Business Days prior to the Revolving Credit Maturity Date; provided that the L/C Facility Maturity Date may be extended beyond such date with the consent of the Letter of Credit Issuers.
“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time.
“L/C Participant” shall have the meaning provided in Section 3.3(a).
“L/C Participation” shall have the meaning provided in Section 3.3(a).
“LCT Election” shall have the meaning provided in Section 1.12(b).
“LCT Test Date” shall have the meaning provided in Section 1.12(b).
“Lender” shall have the meaning provided in the preamble to this Agreement.
“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or Reimbursement Obligations, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, unless such Lender notifies the Administrative Agent and the Borrower in writing that such refusal or failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (ii) the failure of any Lender to pay over to the Administrative Agent, any Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified, in writing, the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement or a Lender has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally, (iv) a Lender has failed, within three (3) Business Days after request by the Borrower in writing, to confirm in a manner reasonably satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations under this Agreement (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s receipt of such written confirmation in form and substance reasonably satisfactory to the Administrative Agent) or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed

Person becomes subject to a Lender-Related Distress Event or (vi) a Lender has become the subject of a Bail-In Action.
“Lender-Related Distress Event” shall mean, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person or is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachments on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Lender-Related Person” shall have the meaning assigned to it in Section 13.5.
“Letter of Credit” shall mean each letter of credit issued pursuant to Section 3.1(a).
“Letter of Credit Commitment” shall mean, initially (a) with respect to each Letter of Credit Issuer, the commitment of such Letter of Credit Issuer to issue Letters of Credit up to the amount set forth opposite the name of such Letter of Credit Issuer on Schedule 1.1(b) hereto, with such commitments totaling $50,000,000 in the aggregate, as the same may be reduced from time to time pursuant to Section 3.1 and (b) after the addition of any other Letter of Credit Issuer as referenced in the definition of “Letter of Credit Issuers,” the percentage agreed to between such additional Letter of Credit Issuer and the Borrower (with the Letter of Credit Commitments of each pre-existing Letter of Credit Issuer as elected by the Borrower in consultation with each such pre-existing Letter of Credit Issuer).
“Letter of Credit Expiration Date” shall mean the day that is three Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility.
“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (i) the amount of the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to a Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (ii) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to a Letter of Credit Issuer pursuant to Section 3.4(a)).
“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).
“Letter of Credit Issuer” shall mean (i) Morgan Stanley Senior Funding, Inc., (ii) First-Citizens Bank & Trust Company, (iii) any of their respective Affiliates or branches and (iv) any other Revolving Credit Lender that becomes a Letter of Credit Issuer in accordance with Section 3.6, in each case, in its capacity as an issuer of Letters of Credit hereunder, or any replacement or successor issuer of Letters of Credit hereunder; provided that no Letter of Credit Issuer shall be obligated to issue any Letter of Credit other than a standby Letter of Credit (unless otherwise agreed by such Letter of Credit Issuer). In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuers shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Request” shall mean a notice executed and delivered by the Borrower pursuant to Section 3.2, and substantially in the form of Exhibit F or another form which is acceptable to the relevant Letter of Credit Issuer in its reasonable discretion.
“Letters of Credit Outstanding” shall mean, at any time the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of the principal amount of all Unpaid Drawings.
“Level I Status” shall mean, on any date, the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than 4.00 to 1:00 as of such date.
“Level II Status” shall mean, on any date, the Consolidated Total Debt to Consolidated EBITDA Ratio is equal to or less than 4.00 as of such date.
“Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or a license, sub-license or cross-license of Intellectual Property constitute or be deemed to constitute a Lien.
“Limited Condition Transaction” shall mean any transaction by one or more of the Borrower and its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Liquidity” shall mean, at any date, the sum of (a) Unrestricted Cash held by the Borrower and its Restricted Subsidiaries plus (b) so long as no Event of Default has occurred and is continuing as of such date, the aggregate amount of unused Revolving Credit Commitments as of such date.
“Loan” shall mean any Revolving Loan or any other loan (but, for the avoidance of doubt, not any Letter of Credit issued by a Letter of Credit Issuer) made by any Lender pursuant to this Agreement.
“Master Agreement” shall have the meaning provided in the definition of “Hedge Agreement.”
“Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations, properties, or financial condition of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (iii) the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.
“Material Intellectual Property” shall mean Intellectual Property that is material to the business of the Borrower and its Subsidiaries (taken as a whole).
“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5.0% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such date or (ii) whose revenues during such Test Period were equal to or greater than 5.0% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries (other than Subsidiaries that are Excluded Subsidiaries by virtue of any of clauses (ii) through (xiii) of the definition of “Excluded Subsidiary”) have, in the aggregate, (a) total assets at the last day of such Test Period equal to or greater than 10.0% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such date or (b) revenues during such Test Period equal to or greater than 10.0% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as Material Subsidiaries for each fiscal period until this proviso is no longer applicable.
“Maturity Date” shall mean the Revolving Credit Maturity Date or the maturity date of an Extended Revolving Credit Loan, as applicable.
“Maximum Incremental Facilities Amount” shall mean, at any date of determination, the sum of:
(i)    (a) on or before the date that is 30 days after the Closing Date, $275,000,000 and (b) thereafter, $250,000,000, plus
(ii)    the aggregate amount of voluntary prepayments of Term Loans and/or Revolving Credit Loans, in each case, other than from proceeds of the incurrence of long-term Indebtedness and, in the case of voluntary prepayments of Revolving Credit Loans, to the extent accompanied by a permanent reduction of Revolving Credit Commitments, plus
(iii)    an unlimited amount such that, after giving effect to the incurrence of such amount, on a Pro Forma Basis (and treating the Revolving Credit Commitments and Incremental Revolving Credit Commitments hereunder as fully drawn and including any adjustments required by such definition as a result of a contemplated Permitted Acquisition, and only in case of a simultaneous incurrence under this clause (iii) on the date of such incurrence together with an incurrence in reliance on clause (i) above on such date, without giving pro forma effect to such simultaneous incurrence on reliance on clause (i) above) as of the last day of the most recently ended Test Period, the Consolidated Total Debt to Consolidated EBITDA Ratio would not exceed 4.00 to 1.00, minus
(iv)    the sum of the aggregate outstanding principal amount of all Indebtedness incurred pursuant to Section 2.14(a) or Section 10.1(b) in reliance on clauses (i), (ii) or (iii) of this definition prior to such date.
“Minimum Borrowing Amount” shall mean (i) with respect to a Borrowing of Term Benchmark Loans, $500,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing), and (ii) with respect to a Borrowing of ABR Loans, $100,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).
“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the Letter of Credit Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided in accordance with the provisions of Section 3.8(a)(i), (a)(ii), or (a)(iii), an amount equal to 103% of the outstanding amount of all L/C Obligations.
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, trust deed, or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property to secure the Obligations, in form and substance reasonably acceptable to the Collateral Agent, together with such terms and provisions as may be required by local laws.

“Mortgaged Property” shall mean, initially, each parcel of real property (including fixtures) and the improvements thereto owned in fee by a Credit Party and identified on Schedule 1.1(a) to the Disclosure Letter, and each other owned parcel of real property (including fixtures) and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.13.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.
“Net Income” shall mean, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
“Non-Bank Tax Certificate” shall have the meaning provided in Section 5.4(e)(ii)(B)(3).
“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).
“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(d).
“Non-Fixed Basket” shall have the meaning provided in Section 1.12(a).
“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.
“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).
“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).
“NYFRB” shall mean the Federal Reserve Bank of New York.
“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately following Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party (and in the case of a Secured Cash Management Agreement or Secured Hedge Agreement, any Restricted Subsidiary) arising under any Credit Document or otherwise with respect to any Revolving Credit Commitment, Loan, or Letter of Credit or under any Secured Cash Management Agreement, Secured Hedge Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party), in each case, entered into with the Borrower or any of the Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed or allowable claims in such proceeding. Without limiting the generality of the foregoing, the

Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Credit Party under any Credit Document.
“OFAC” shall have the meaning provided in Section 8.19(c).
“Original Revolving Credit Commitments” shall mean all Revolving Credit Commitments, Existing Revolving Credit Commitments, and Extended Revolving Credit Commitments, other than any Incremental Revolving Credit Commitments (and any Extended Revolving Credit Commitments related thereto).
“Other Taxes” shall mean all present or future stamp, registration, court or documentary Taxes or any other excise, property, intangible, mortgage recording, filing or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include (i) any Taxes that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower or (ii) Excluded Taxes.
“Outbound Investment Rules” shall mean the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership), including any managing member, of the Borrower, as applicable.
“Participant” shall have the meaning provided in Section 13.6(c)(i).
“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).
“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.
“Partner Bank Agreements” shall mean (a) each of the agreements set forth on Schedule 1.01(d) to the Disclosure Letter and any replacements or renewals thereof, (b) any agreements similar to the foregoing entered into with one or more banks or other financial institutions in the ordinary course of business, (c) any other agreement entered into for a bona fide business purpose and designated by the Borrower as a “Partner Bank Agreement” for purposes of this Agreement so long as the terms of such agreement would not reasonably be expected to result in a Material Adverse Effect, and (d) any agreements entered into in connection with or as required by the agreements described in the foregoing clauses (a) through (c), in each case of the foregoing clauses (a) through (d), as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment” shall have the meaning provided in Section 12.15(a).
“Payment Notice” shall have the meaning provided in Section 12.15(b).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Perfection Exceptions” shall mean that, except as otherwise elected by the Borrower in its sole discretion, no Credit Party shall be required, nor shall any Agent be authorized, to (i) enter into control agreements with respect to, or otherwise perfect any security interest granted under the Security Documents by “control” (or similar arrangements) over, commodities accounts, securities accounts, deposit accounts, futures accounts, other bank accounts, cash and cash equivalents and accounts related to the clearing, payment processing and similar operations of the Borrower and its Subsidiaries, (ii) perfect the security interest granted under the Security Documents in the following other than by the filing of a UCC financing statement: (1) letter-of-credit rights (as defined in the UCC), (2) commercial tort claims (as defined in the UCC), (3) Fixtures (as defined in the UCC), except to the extent that the same are Equipment (as defined in the UCC) or are related to real property covered or intended by the Credit Documents to be covered by a Mortgage and (4) assigned agreements, (iii) send notices to account debtors or other contractual third-parties unless an Event of Default has occurred and is continuing, (iv) enter into any security documents to be governed by the law of any jurisdiction in which assets are located other than the laws of the United States, any state thereof, or the District of Columbia, (v) deliver or provide (or take any actions with respect to obtaining) any leasehold mortgages, mortgages (with respect to any real property other than Mortgaged Property), landlord waivers, estoppels or collateral access letters or (vi) except as required by the Security Documents, enter into any source code escrow agreement or register any Intellectual Property.
“Permitted Acquisition” shall have the meaning provided in clause (iii) of the definition of “Permitted Investments.”
“Permitted Call Spread Transaction” shall mean (a) any call or capped call option (or substantively equivalent derivative transaction) relating to the Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock) purchased by the Borrower in connection with the issuance of or entry into any other instrument exercisable, convertible or exchangeable into shares of Common Stock, cash or a combination thereof (including, for the avoidance of doubt, Permitted Convertible Indebtedness) and settled in Common Stock (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock, or (b) any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock) sold by the Borrower substantially concurrently with any purchase by the Borrower of a Permitted Call Spread Transaction described in clause (a) and settled in Common Stock (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock; provided that the terms, conditions and covenants of each such transaction described in clause (a) or clause (b) shall be such as are customary for transactions of such type (as determined by the Borrower in good faith).
“Permitted Convertible Indebtedness” shall mean unsecured Indebtedness of the Borrower that is convertible into shares of Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock; provided that (x) the final maturity date of such Permitted Convertible Indebtedness is not prior to the date ninety-one (91) days after the Revolving Credit Maturity Date and (y) the terms, conditions and covenants of such Permitted Convertible Indebtedness shall be such as are customary for transactions of such type (as determined by the Borrower in good faith).
“Permitted Forward Agreement” means any contract (including, but not limited to, any accelerated share repurchase agreement, prepaid forward agreement, forward agreement or other share repurchase agreement in the form of an equity option or forward) pursuant to which, among other things, the counterparty is required to deliver to the Borrower shares of Common Stock, cash in lieu of delivering shares of Common Stock or cash representing the termination value of such forward or option or a combination thereof from time to time upon settlement, exercise or early termination of such forward or option; provided, that the prepayment amount to be paid by Borrower to the counterparty in connection with such Permitted Forward Agreement will not exceed the net cash proceeds received by the Borrower from the sale of such Permitted Convertible Indebtedness or any other instrument exercisable, convertible or exchangeable into shares of Common Stock, cash or a combination thereof issued or entered into in connection with the Permitted Forward Agreement (including, without limitation, the exercise of any over-allotment or initial purchaser’s or underwriter’s option); provided, further, that the terms, conditions and covenants of such contract are customary for contracts of such type (as determined by the Borrower in good faith).
“Permitted First Lien Intercreditor Agreement” means, with respect to any Liens on Collateral that are intended to be equal in right of priority to the Liens securing the Secured Obligations, one or more intercreditor agreements, each of which shall be on terms which are consistent with market terms governing security arrangements for the sharing of liens on a pari passu basis at the time such intercreditor agreement is proposed to be established, as determined by the Borrower and the Collateral Agent in the exercise of reasonable judgment, and reasonably satisfactory to the Borrower and the Collateral Agent.
“Permitted Holders” shall mean (a) any Person listed on Schedule 1.1(d) to the Disclosure Letter, (b) any Affiliate of any Person listed on Schedule 1.1(d) to the Disclosure Letter (other than any portfolio company thereof), (c) any management investment vehicles of any Person listed on Schedule 1.1(d) to the Disclosure Letter, (d) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of the Borrower or any Parent Entity, and (e) with respect to any natural person that is a Permitted Holder under the foregoing clauses (a), (b) and/or (c), estates, descendants, family members, spouses and former spouses and any trusts, limited liability companies, corporations, partnerships or other entities for the benefit of, or controlled by, any such natural person.
“Permitted Incremental Equivalent Debt” shall mean Indebtedness issued, incurred or otherwise obtained by any Credit Party in respect of one or more series of notes (in each case issued in a public offering, Rule 144A or other private placement in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor)), bridge financings or loans that, in each case, if secured, will be secured by Liens on the Collateral on a junior priority or pari passu basis to the Liens on Collateral securing the Secured Obligations, and that are issued or made in lieu of Incremental Revolving Credit Commitments or Incremental Term Loan Commitments; provided that (i) the aggregate principal amount of all Permitted Incremental Equivalent Debt at the time of issuance or incurrence shall not exceed the Maximum Incremental Facilities Amount at such time, (ii) such Permitted Incremental Equivalent Debt shall not be subject to any Guarantee by any Person other than a Credit Party, (iii) in the case of Permitted Incremental Equivalent Debt that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of any Person other than any asset constituting Collateral, (iv) if such Permitted Incremental Equivalent Debt is secured, such Permitted Incremental Equivalent Debt shall be subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable, (v) other than any Qualifying Bridge Loans, the final maturity date of such Permitted Incremental Equivalent Debt shall be no earlier than the Revolving Credit Maturity Date, and (vi) other than any Qualifying Bridge Loans, the Weighted Average Life to Maturity of such Permitted Incremental Equivalent Debt shall be no less than the remaining Weighted Average Life to Maturity of any then-outstanding Term Loans.

“Permitted Investments” shall mean:
(i)    any Investment in the Borrower or any Restricted Subsidiary; provided that any Investments in Restricted Subsidiaries that are not Guarantors pursuant to this clause (i) shall not exceed the greater of (x) $30,000,000 and (y) 15.0% of TTM Consolidated EBITDA at any one time outstanding;
(ii)    any Investment in cash, Cash Equivalents, or Investment Grade Securities at the time such Investment is made;
(iii)    any Investment by the Borrower or any Restricted Subsidiary in a Person that is engaged (directly or through entities that will be Restricted Subsidiaries) in a Similar Business if as a result of such Investment (a “Permitted Acquisition”), (1) such Person becomes a Restricted Subsidiary or (2) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets, or assets constituting a business unit, a line of business or a division of such Person, to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person so long as, in the case of any Investment held by such Person as of the date of such acquisition, merger, consolidation or transfer, such Investment was not made by such Person in contemplation of such acquisition, merger, consolidation or transfer; provided that, after giving effect to such Permitted Acquisition on a Pro Forma Basis, the Borrower is in compliance with the covenant set forth in Section 10.7;
(iv)    any Investment in securities or other assets not constituting cash, Cash Equivalents, or Investment Grade Securities and received in connection with any disposition of assets;
(v)    (a) any Investment existing or contemplated on the Closing Date and, in each case, listed on Schedule 10.4 to the Disclosure Letter and (b) Investments consisting of any modification, replacement, renewal, reinvestment, or extension of any such Investment; provided that the amount of any such Investment is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed, or replaced Investment) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Closing Date
(vi)    any Investment acquired by the Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of the Borrower of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(vii)    the entry into, settlement or early unwind of any Hedge Agreement related to Hedging Obligations permitted under clause (j) of Section 10.1 and Cash Management Services;
(viii)    other Investments; provided that after giving Pro Forma Effect to such Investments, the Consolidated Total Debt to Consolidated EBITDA Ratio as of the last day of any Test Period shall not be greater than 3.75 to 1.00; provided, further, that at the time of, and after giving effect to, any Investment permitted under this clause (viii), no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing or would occur as a consequence thereof;
(ix)    Investments the payment for which consists of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (ii) of Section 10.4(a);

(x)    guarantees of Indebtedness permitted under Section 10.1 and guarantees of obligations not constituting Indebtedness;
(xi)    any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 10.6 (except transactions described in clause (b) of such paragraph);
(xii)    Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment, or other similar assets in the ordinary course of business;
(xiii)    so long as no Event of Default shall have occurred and be continuing or would result immediately therefrom, additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xiii) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed (x) prior to the consummation of an IPO, the greater of (a) $200,000,000 and (b) 15.0% of TTM Consolidated EBITDA and (y) following the consummation of an IPO, the greater of (a) $400,000,000 and (b) 30.0% of TTM Consolidated EBITDA, in each case, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (xiii) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above, subject to the proviso therein, and shall cease to have been made pursuant to this clause (xiii) for so long as such Person continues to be a Restricted Subsidiary;
(xiv)    Investments relating to any Receivables Subsidiary or Securitization Subsidiary that, in the good faith determination of the Borrower, are necessary or advisable to effect a Receivables Facility, Qualified Securitization Financing or any repurchases in connection therewith;
(xv)    advances to, or guarantees of Indebtedness of, officers, directors, managers, employees and/or consultants not in excess of the greater of (a) $13,000,000 and (b) 6.5% of TTM Consolidated EBITDA at the time of such Investment;
(xvi)    (a) loans and advances to officers, directors, managers, employees and consultants for business-related travel expenses, moving expenses, and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof and (b) promissory notes received from stockholders of the Borrower, any direct or indirect parent company of the Borrower or any Subsidiary in connection with the exercise of stock options in respect of the Equity Interests of the Borrower, any direct or indirect parent company of the Borrower and the Subsidiaries and (c) advances of payroll payments to employees in the ordinary course of business;
(xvii)    Investments consisting of extensions of trade credit in the ordinary course of business;
(xviii)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;
(xix)    non-cash Investments in connection with Tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;
(xx)    Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client, franchisee and customer contracts and loans or advances made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, licensors and licensees in the ordinary course of business;
(xxi)    the licensing and contribution of Intellectual Property pursuant to joint development, joint venture or joint marketing arrangements with other Persons, in the ordinary course of business;
(xxii)    contributions to a “rabbi” trust for the benefit of employees, directors, officers, managers, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;
(xxiii)    Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary;”
(xxiii)    Borrower and its Subsidiaries may undertake or consummate any IPO Reorganization Transaction and transactions relating thereto or contemplated thereby;
(xxv)    Investments and other acquisitions to the extent that payment for such Investments is made with Capital Stock of the Borrower (or any Parent Entity thereof or the IPO Entity);
(xxvi)    loans and advances to any Parent Entity in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such Parent Entity; provided that any such loan or advance shall reduce the amount of such applicable Restricted Payments thereafter permitted by a corresponding amount; provided further that any conditions, if any, to the making of such Restricted Payment shall be satisfied;
(xxvii)    any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry practice;
(xxviii)    the purchase, settlement, unwind or early termination of any Permitted Call Spread Transaction or any Permitted Forward Agreement by the Borrower and the performance, in each case, of its obligations thereunder;
(xxix)    lease deposits, utility deposits and similar deposits in the ordinary course of business;
(xxx)     intercompany Investments by any Foreign Subsidiary in any other Foreign Subsidiary;
(xxi)    Investments made in connection with, or pursuant to, any Partner Bank Agreements;
(xxii)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and the good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(xxiii)    Investments consisting of Indebtedness or Disqualified Stock of a joint venture owed to the Borrower and to the other holders of Equity Interests or participants of such joint venture, so long as (i) the percentage of the aggregate amount of such Indebtedness or Disqualified Stock of such joint venture owed to such holders of its Equity Interests or participants of such joint venture does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such holders or such participant’s participation in such joint venture and (ii) the aggregate amount of Indebtedness and/or Disqualified Stock that may be incurred pursuant to the foregoing shall not exceed the greater of (x) $30,000,000 and (y) 15.0% of TTM Consolidated EBITDA, determined at the time of incurrence;

(xxiii)    investments made pursuant to Borrower’s investment policy as in effect on the Closing Date or as subsequently amended, restated, supplemented or modified; provided that any such amendment, restatement, supplement or modification shall be either (i) consistent with the Borrower’s treasury management policies in all material respects or (ii) approved by the Administrative Agent, acting at the direction of the Required Lenders (such approval to not be unreasonably withheld, conditioned or delayed);
(xxiv)    charitable donations or similar investments in Chime Scholars;
(xxv)    other Investments; provided that after giving Pro Forma Effect to such Investments, Liquidity shall not be less than $150,000,000; provided, further, that at the time of, and after giving effect to, any Investment permitted under this clause (xxv), no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing or would occur as a consequence thereof; and
(xxvi)    Investments consisting of the making or origination of consumer loans, advances or other extensions of credit.
“Permitted Junior Intercreditor Agreement” means, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Secured Obligations, one or more intercreditor agreements, each of which shall be on terms which are consistent with market terms governing security arrangements for the sharing of liens on a junior basis at the time such intercreditor agreement is proposed to be established, as determined by the Borrower and the Collateral Agent in the exercise of reasonable judgment, and reasonably satisfactory to the Borrower and the Collateral Agent.
“Permitted Liens” shall mean, with respect to any Person:
(i)    pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds, in each case incurred in the ordinary course of business;
(ii)    Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairmen’s, and mechanics’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(iii)    Liens for Taxes, assessments, or other governmental charges not yet delinquent or that are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property Taxes on property the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax, assessment, charge, levy, or claim is to such property;
(iv)    Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;
(v)    minor survey exceptions, minor encumbrances, ground leases, easements, or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(vi)    Liens securing Indebtedness permitted to be outstanding pursuant to clause (a), (b), (d) or (y) of Section 10.1; provided that, (a) in the case of clause (d) of Section 10.1, such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto) other than the property or equipment being financed or refinanced under such clause (d) of Section 10.1, replacements of such property, equipment or assets, and additions, improvements, attachments and accessions and the proceeds and the projects thereof and customary security deposits, and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender and (b) in the case of clause (y) of Section 10.1, such Lien may not extend to any assets other than the assets owned by non-Credit Parties that are joint ventures;
(vii)    subject to Section 9.13, other than with respect to Mortgaged Property, Liens existing on the Closing Date; provided that any Lien securing Indebtedness or other obligations in excess of $2,500,000 shall be listed on Schedule 10.2 to the Disclosure Letter and, in each case, any modifications, replacements, renewals, or extensions thereof;
(viii)    Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such Person, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);
(ix)    Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, consolidation, or designation; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such property, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);
(x)    Liens on property of any Restricted Subsidiary that is not a Credit Party, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Credit Party, in each case, to the extent permitted under Section 10.1;

(xi)    Liens securing Hedging Obligations and Cash Management Services so long as the related Indebtedness is, and is permitted hereunder to be, secured by a Lien on the same property securing such Hedging Obligations and Cash Management Services;
(xii)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;
(xiii)    leases, subleases, licenses, or sublicenses (including of Intellectual Property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary and do not secure any Indebtedness;
(xiv)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;
(xv)    Liens in favor of the Borrower or any other Guarantor;
(xvi)    Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;
(xvii)    Liens on (a) accounts receivable and related assets incurred in connection with a Receivables Facility or (b) Securitization Assets and related assets incurred in connection with a Qualified Securitization Financing;
(xviii)    Liens to secure any refinancing, refunding, extension, renewal, amendment, modification, or replacement (or successive refinancing, refunding, extensions, renewals, amendments, modifications or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (vi), (vii), (viii), (ix), (x), and (xv) of this definition of Permitted Liens; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (vi), (vii), (viii), (ix), (x), and (xv) at the time the original Lien became a Permitted Lien under this Agreement, and (2) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such refinancing, refunding, extension, renewal, or replacement;
(xix)    deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;
(xx)    other Liens securing obligations (including Capitalized Lease Obligations) which do not exceed, (a) prior to the consummation of an IPO, the greater of (i) $200,000,000 and (ii) 15.0% of TTM Consolidated EBITDA at the time of the incurrence of such Lien and (b) following the consummation of an IPO, the greater of (i) $400,000,000 and (ii) 30.0% of TTM Consolidated EBITDA at the time of the incurrence of such Lien;
(xxi)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.5 or Section 11.10;
(xxii)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxiii)    Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;
(xxiv)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.1; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
(xxv)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(xxvi)    Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries, or (c) relating to purchase orders and other agreements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;
(xxvii)    Liens (a) solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement or (b) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder;
(xxviii)    rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by the Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof;
(xxix)    restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;
(xxx)    security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;
(xxxi)    zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements, and contract zoning agreements;
(xxxii)    Liens arising out of conditional sale, title retention, consignment, or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;
(xxxiii)    Liens arising under the Security Documents;
(xxxiv)    Liens on goods purchased in the ordinary course of business the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries;
(xxxv)    (a) Liens on Equity Interests in joint ventures and/or Persons that are not Subsidiaries; provided that any such Lien is in favor of a creditor of such joint venture or other Person and such creditor is not an Affiliate of any partner to such joint venture and (b) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Borrower or any Restricted Subsidiary in joint ventures and/or Persons that are not Subsidiaries;
(xxxvi)    Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness; provided (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;
(xxxvii)     with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirements of Law;
(xxxviii)    to the extent pursuant to a Requirement of Law, Liens on cash or Cash Equivalents securing Swap Obligations in the ordinary course of business;
(xxxix)     Liens on escrow accounts in connection with Permitted Acquisitions or dispositions otherwise permitted hereunder;
(xxxx)     Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Credit Parties in the ordinary course of business;
(xxxxi)    Liens on Securitization Assets and related assets arising in connection with a Qualified Securitization Financing; and
(xxxxii)    (A) Liens on accounts receivable, cash deposits, cash collateral accounts, reserve accounts, negative balance reserve accounts, or similar assets and (B) contractual rights of setoff, in each case, in accordance with, or pursuant to, Partner Bank Agreements.
For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on, and fees, expenses and other obligations payable with respect to, such Indebtedness.
“Permitted Other Provision” shall have the meaning provided in Section 2.14(g)(i).
“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, or other enterprise or any Governmental Authority.
“Plan” shall mean, other than any Multiemployer Plan, any employee benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” shall have the meaning provided in Section 13.17(a).
“Pledge Agreement” shall mean the Pledge Agreement, entered into by the Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D and dated as of the Closing Date, as the same may be amended, supplemented or otherwise modified from time to time.

“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.
“primary obligations” shall have the meaning provided in the definition of “Contingent Obligations.”
“primary obligor” shall have the meaning provided in the definition of “Contingent Obligations.”
“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (i) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (ii) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and its Restricted Subsidiaries; provided that (a) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate cash consideration paid in connection with such acquisition was less than $50,000,000 and (b) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period and, in the case of cost savings, shall be subject to the 30.0% cap set forth in clause (h) of the definition of “Consolidated EBITDA”; provided that such cap shall not apply to (A) any amounts evidenced in a quality of earnings report obtained for any transaction prepared by a nationally recognized accounting firm reasonably acceptable to the Administrative Agent (it being agreed that any of the “Big Four” accounting firms is acceptable to the Administrative Agent) or (B) any pro forma adjustments (other than management adjustments) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency).
“Pro Forma Basis,” “Pro Forma Compliance,” and “Pro Forma Effect” shall mean, with respect to compliance with any test, financial ratio, or covenant hereunder, that (i) to the extent applicable, the Pro Forma Adjustment shall have been made and (ii) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (1) in the case of a sale, transfer, or other disposition of all or substantially all Capital Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (2) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) other than as set forth in the definition of “Maximum Incremental Facilities Amount,” any incurrence or assumption of Indebtedness by the Borrower or any of the Restricted Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination).
“Pro Forma Entity” shall have the meaning provided in the definition of “Acquired EBITDA.”
“Proceeding” shall mean any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.
“Projections” shall have the meaning assigned to such term in Section 9.1(g).
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” shall mean costs relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.
“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” shall have the meaning provided in Section 13.21.
“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.
“Qualified Securitization Financing” shall mean any Securitization Facility (and any guarantee of such Securitization Facility), as amended, supplemented, extended, renewed, restated, amended and restated, refunded, refinanced, replaced or otherwise modified from time to time, that meets the following conditions: (i) all sales of Securitization Assets and related assets by any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value or otherwise on arms’ length terms (as determined in good faith by the Borrower); (ii) the financing terms, covenants, termination events and other provisions thereof shall either (x) be on market terms or (y) in the aggregate be economically fair and reasonable to the Borrower and its Restricted Subsidiaries (in each case, as determined in good faith by the Borrower); provided that such Qualified Securitization Financing may include Standard Securitization Undertakings; and (iii) the obligations under such Securitization Facility are non-recourse (except for Standard Securitization Undertakings) to any Restricted Subsidiary (other than a Securitization Subsidiary).
“Qualified Stock” of any Person shall mean Capital Stock of such Person other than Disqualified Stock of such Person.
“Qualifying Bridge Loans” means customary bridge loans with a maturity date of no later than one year from incurrence that are convertible or exchangeable into other debt instruments (but, for the avoidance of doubt, not any loans, securities or other debt which are exchanged for or otherwise replace such bridge loans).
“Real Estate” shall have the meaning provided in Section 9.1(f).

“Receivables Facility” shall mean any of one or more receivables financing facilities (and any guarantee of such financing facility), as amended, supplemented, modified, extended, renewed, restated, or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants, and indemnities made in connection with such facilities) to the Borrower and its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any Restricted Subsidiary sells, directly or indirectly, grants a security interest in or otherwise transfers its accounts receivable to either (i) a Person that is not a Restricted Subsidiary or (ii) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.
“Receivables Fee” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.
“Receivables Subsidiary” shall mean any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto or another Person formed for the purposes of engaging in a Receivables Facility in which the Borrower or any Subsidiary makes an Investment and to which the Borrower or any Subsidiary transfers accounts receivables and related assets.
“refinance” shall have the meaning provided in Section 10.1(m).
“Refinanced Term Loans” shall have the meaning provided in Section 13.1.
“Refinancing Indebtedness” shall have the meaning provided in Section 10.1(m).
“Refunding Capital Stock” shall have the meaning provided in Section 10.4(b)(2).
“Register” shall have the meaning provided in Section 13.6(b)(iv).
“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act of 1933 or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Regulation D” shall mean Regulation D of the Federal Reserve Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation T” shall mean Regulation T of the Federal Reserve Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation U” shall mean Regulation U of the Federal Reserve Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation X” shall mean Regulation X of the Federal Reserve Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Reimbursement Date” shall have the meaning provided in Section 3.4(a).
“Reimbursement Obligations” shall mean the Borrower’s obligations to reimburse Unpaid Drawings pursuant to Section 3.4(a).

“Related Fund” shall mean, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of such entity that administers, advises or manages such Lender.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, and advisors of such Person and such Person’s Affiliates, and any Person or such Person’s Affiliates that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person or such Person’s Affiliates, whether through the ability to exercise voting power, by contract or otherwise.
“Release” shall mean any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection, or leaching into the Environment.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Removal Effective Date” shall have the meaning provided in Section 12.9(b).
“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Repayment Amount” shall mean the Term Loan Repayment Amount or an Extended Term Loan Repayment Amount, with respect to any Extension Series, as applicable.
“Replacement Term Loan Commitment” shall mean the commitments of the Lenders to make Replacement Term Loans.
“Replacement Term Loans” shall have the meaning provided in Section 13.1.
“Reportable Event” shall mean any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which notice is waived pursuant to PBGC Reg. § 4043.
“Required Lenders” shall mean, at any date (i) Non-Defaulting Lenders having or holding a majority of the sum of (a) the Adjusted Total Revolving Credit Commitment at such date, (b) the Adjusted Total Term Loan Commitment at such date, and (c) the outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date or (ii) if the Total Revolving Credit Commitment and the Total Term Loan Commitment have been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date; provided that “Required Lenders” shall not comprise fewer than two Lenders and, for purposes of this proviso, a Lender and its Affiliates shall be deemed to constitute one Lender.
“Required Revolving Credit Lenders” shall mean, at any date Non-Defaulting Lenders holding a majority of the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, a majority of the Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) at such time).
“Requirements of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Resignation Effective Date” shall have the meaning provided in Section 12.9(a).
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Investment” shall mean an Investment other than a Permitted Investment.
“Restricted Payment” shall have the meaning provided in Section 10.4(a).
“Restricted Person” shall have the meaning provided in Section 13.16.
“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“Retired Capital Stock” shall have the meaning provided in Section 10.4(b)(2).
“Revolving Credit Commitment” shall mean, as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.1, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(b) under the heading “Revolving Credit Commitment” or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders on the Closing Date is $475,000,000.
“Revolving Credit Commitment Fee” shall have the meaning provided in Section 4.1(a).
“Revolving Credit Commitment Fee Rate” shall mean a rate per annum set forth below opposite the Status in effect on such day.

Status	Revolving Credit Commitment Fee Rate
Level I Status	0.25%
Level II Status	0.15%
Notwithstanding the foregoing, the term Revolving Credit Commitment Fee Rate shall mean 0.25% during the period from and including the Closing Date up to, but excluding the Trigger Date.
“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment at such time by (ii) the amount of the Total Revolving Credit Commitment at such time; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Revolving Credit Exposure of all Lenders at such time.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of Revolving Credit Loans of such Lender then outstanding and (ii) such Lender’s Letter of Credit Exposure at such time.
“Revolving Credit Facility” shall mean, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment at such time.
“Revolving Credit Loan” shall have the meaning provided in Section 2.1.

“Revolving Credit Maturity Date” shall mean March 31, 2030, or, if such date is not a Business Day, the immediately following Business Day.
“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized.
“Revolving Loan” shall mean, collectively or individually as the context may require, any (i) Revolving Credit Loan, (ii) Extended Revolving Credit Loan and (iii) Incremental Revolving Credit Loan, in each case made pursuant to and in accordance with the terms and conditions of this Agreement.
“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.
“Sale Leaseback” shall mean any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing.
“Sanctions” shall mean economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by the United States Government (including without limitation, sanctions enforced by OFAC) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Section 2.14 Additional Amendment” shall have the meaning provided in Section 2.14(g)(iv).
“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).
“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower or any of the Restricted Subsidiaries and any Cash Management Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a Secured Cash Management Agreement hereunder.
“Secured Cash Management Obligations” shall mean Obligations under Secured Cash Management Agreements.
“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a “Secured Hedge Agreement” hereunder. For purposes of the preceding sentence, a Borrower may deliver one notice designating all Hedge Agreements entered into pursuant to a specified Master Agreement as “Secured Hedge Agreements.” Notwithstanding anything to the contrary, a Hedge Agreement entered into by a Restricted Subsidiary shall remain a Secured Hedge Agreement notwithstanding that such Restricted Subsidiary is subsequently designated an Unrestricted Subsidiary (but not any Hedge Agreement entered into after the date of such designation), unless otherwise agreed between such Restricted Subsidiary and Hedge Bank.
“Secured Hedge Obligations” shall mean Obligations under Secured Hedge Agreements.
“Secured Obligations” shall have the meaning provided in the Security Agreement.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers, each Lender, each Hedge Bank that is party to any Secured Hedge Agreement with the Borrower or any Restricted Subsidiary, each Cash Management Bank that is party to a Secured Cash Management Agreement with the Borrower or any Restricted Subsidiary and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or the Collateral Agent with respect to matters relating to any Security Document.
“Securitization Assets” shall mean (a) any receivables or related assets (including, royalties, licensing fees, whole loans (or interests therein) or other revenue streams or other rights to payment, including with respect to rights of payment pursuant to the terms of joint ventures) and all rights to receive all payments of all amounts due and payable thereunder and the proceeds thereof, in each case, subject to a Securitization Facility, (b) any bank accounts into which receivables or related assets and the proceeds thereof, in each case, subject to a Securitization Facility are to be received or deposited and (c) all collateral securing such receivables, bank account or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivables, bank account or assets, lockbox accounts and records with respect to such account, bank account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clauses (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Securitization Facility.
“Securitization Facility” shall mean any transaction or series of transactions that may be entered into by Borrower or any Restricted Subsidiary pursuant to which Borrower or such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not Borrower or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not Borrower or a Restricted Subsidiary, or in turn grants a security interest in any Securitization Assets of Borrower or any of the Borrower’s Subsidiaries; provided, for the avoidance of doubt, a Securitization Facility shall also include any securitization marketed by an investment bank acting as a placement agent, underwriter or initial purchaser to one or more institutional investors in a private placement, Rule 144A or SEC-registered offering with respect to which an offering document is provided to investors in advance of pricing the transaction.
“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Borrower or a Restricted Subsidiary in connection with, any Qualified Securitization Financing.
“Securitization Subsidiary” shall mean any Subsidiary of the Borrower, in each case formed for the purpose of, and that solely engages in, one or more Securitization Facilities and other activities reasonably related thereto or another Person formed for the purposes of engaging in one or more Securitization Facilities in which any Borrower or any other Restricted Subsidiary makes an Investment and to which such Borrower or such other Restricted Subsidiary transfers Securitization Assets and related assets.
“Security Agreement” shall mean the Security Agreement entered into by the Borrower, the other grantors party thereto, and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E and dated as of the Closing Date, as the same may be amended, supplemented or otherwise modified from time to time.
“Security Documents” shall mean, collectively, the Pledge Agreement, the Security Agreement, the Mortgages, if executed, and each other security agreement or other instrument or document executed and delivered pursuant to Sections 9.10, 9.11, or 9.13 or pursuant to any other such Security Documents to secure the Obligations or to govern the lien priorities of the holders of Liens on the Collateral.
“Series” shall have the meaning provided in Section 2.14(a).

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto.
“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the NYFRB.
“Sold Entity or Business” shall have the meaning provided in the definition of “Consolidated EBITDA.”
“Solvent” shall mean, after giving effect to the consummation of the Transactions, (i) the sum of the liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis; (ii) the fair value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, on a consolidated basis; (iii) the capital of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the Closing Date; and (iv) the Borrower and its Restricted Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).
“Specified Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(e)(i).
“Specified Representations” shall mean those representations and warranties in Sections 8.1(a) (with respect to the organizational existence of the Credit Parties only), Section 8.2, Section 8.3(c), Section 8.5, Section 8.7, Section 8.17 (reformulated to speak as of the date of and after giving effect to the applicable incurrence and any related transactions), Section 8.18 (solely with respect to the use of proceeds of the applicable Loans not violating the Patriot Act), Section 8.19(a), and Section 8.19(b).
“Specified Transaction” shall mean, with respect to any period, any Investment (including a Permitted Acquisition), any asset sale or other disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, incurrence of any Commitment, or other event or action that in each case by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.
“Spot Rate” for any currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.
“SPV” shall have the meaning provided in Section 13.6(g).
“Standard Securitization Undertakings” shall mean representations, warranties, covenants and/or indemnities entered into in connection with any Securitization Facility that the Borrower has determined in good faith to be customary in a Securitization Facility or, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary.
“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided, however, that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Status” shall mean the existence of Level I Status or Level II Status, as the case may be, on such date. Changes in Status resulting from changes in the Consolidated Total Debt to Consolidated EBITDA Ratio shall become effective as of the first day following each date that (i) Section 9.1 Financials are delivered to the Administrative Agent under Section 9.1 and (ii) an officer’s certificate is delivered by the Borrower to the Administrative Agent setting forth, with respect to such Section 9.1 Financials, the then-applicable Status, and shall remain in effect until the next change to be effected pursuant to this definition; provided that each determination of the Consolidated Total Debt to Consolidated EBITDA Ratio pursuant to this definition shall be made as of the end of the Test Period ending at the end of the fiscal period covered by the relevant Section 9.1 Financials.
“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable.
“Subject Lien” shall have the meaning provided in Section 10.2.
“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any other Guarantor that is by its terms subordinated in writing in right of payment to the Obligations.
“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Capital Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, or (ii) any limited liability company, partnership, association, joint venture, or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a Subsidiary shall mean a Subsidiary of the Borrower.
“Successor Borrower” shall have the meaning provided in Section 10.3(a).
“Supported QFC” shall have the meaning provided in Section 13.21.
“Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.
“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees, or other similar charges, in each case in the nature of a tax and imposed by any Governmental Authority, and any interest, fines, penalties, or additions to tax with respect to the foregoing.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate, other than pursuant to clause (c) of the definition of “ABR.”
“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Incremental Term Loan Commitment and/or Replacement Term Loan Commitment.
“Term Loan Extension Request” shall have the meaning provided in Section 2.14 (g)(i).
“Term Loans” shall mean any Incremental Term Loans, any Replacement Term Loans, and any Extended Term Loans, collectively.
“Term SOFR Rate” shall mean,

(a)    for any calculation with respect to a Term Benchmark Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the CME Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the CME Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the CME Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the CME Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the CME Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the CME Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day, provided, further, that if the Term SOFR Rate determined as provided above (including to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then the Term SOFR Rate shall be deemed to be the Floor.
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 9.1 Financials shall have been delivered (or were required to be delivered) to the Administrative Agent (or, before the first delivery of Section 9.1 Financials, the most recent period of four consecutive fiscal quarters for which financial statements are available).
“Title Policy” shall have the meaning provided in Section 9.13(c).
“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (i) the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Lenders at such date), (ii) the Total Term Loan Commitment at such date, and (iii) without duplication of clause (ii), the aggregate outstanding principal amount of all Term Loans at such date.
“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.
“Total Term Loan Commitment” shall mean the sum of the Term Loan Commitments of all the Lenders.
“Transaction Expenses” shall mean any fees, costs, or expenses incurred or paid by the Borrower or any of its respective Affiliates in connection with the Transactions, this Agreement, and the other Credit Documents, and the transactions contemplated hereby and thereby.
“Transactions” shall mean, collectively, the transactions contemplated by this Agreement, the repayment by the Borrower of all outstanding amounts under the Existing Credit Facilities and the release of all guarantees, Liens and security interests related thereto and the consummation of any other transactions in connection with the foregoing (including the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Expenses)).
“Transferee” shall have the meaning provided in Section 13.6(e).
“Trigger Date” shall mean the day following the date on which Section 9.1 Financials are delivered to the Administrative Agent for the fiscal quarter ending on June 30, 2025.
“TTM Consolidated EBITDA” shall mean, as of any date of determination, Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period on a Pro Forma Basis.
“Type” shall mean (i) as to any Term Loan, its nature as an ABR Loan or a Term Benchmark Loan and (ii) as to any Revolving Loan, its nature as an ABR Loan or a Term Benchmark Revolving Credit Loan.
“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“UK Financial Institutions” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Uniform Commercial Code” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of any provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes
“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).
“Unrestricted Cash” means, on any date of determination, the aggregate amount of cash and Cash Equivalents of the Borrower and the Guarantors that would not appear as “restricted” on a consolidated balance sheet of the Borrower and the Guarantors (unless such amounts are restricted in connection with any Credit Facility or the Liens created pursuant to any Credit Documents).
“Unrestricted Subsidiary” shall mean (i) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of the Borrower, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary.
The board of directors of the Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated or an Unrestricted Subsidiary); provided that:
(a)    such designation complies with Section 10.4;

(b)    each of (1) the Subsidiary to be so designated and (2) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee, or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary except for Indebtedness that could otherwise be incurred by the Borrower or such Restricted Subsidiary hereunder and, if such Indebtedness is secured, the Liens securing such Indebtedness are permitted to be incurred by the Borrower or such Restricted Subsidiary hereunder (provided that any such Indebtedness shall be deemed incurred hereunder by the Borrower or such Restricted Subsidiary, as the case may be);
(c)    each of (1) the Subsidiary to be so designated and (2) its Subsidiaries does not at the time of designation own any Material Intellectual Property; and
(d)    immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing.
The board of directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing.
Any such designation by the board of directors of the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the board resolution giving effect to such designation and a certificate of an Authorized Officer of the Borrower certifying that such designation complied with the foregoing provisions.
“U.S.” and “United States” shall mean the United States of America.
“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Lender” shall have the meaning provided in Section 5.4(e)(ii)(A).
“U.S. Person” shall mean United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.
“U.S. Special Resolution Regimes” shall have the meaning provided in Section 13.21.
“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided, for the avoidance of doubt, that clause (i) above shall not include any payment (whether in cash, securities or other property) on account of the redemption, repurchase, conversion or settlement with respect to any Permitted Convertible Indebtedness (including, without limitation, as a result of a change of control, asset sale or other fundamental change or any early conversion in accordance with the terms of such Permitted Convertible Indebtedness).

“Wholly-Owned Restricted Subsidiary” of any Person shall mean a Restricted Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or other nominal number of shares or ownership interests to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or other nominal number of shares or ownership interests to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Withholding Agent” shall mean any Credit Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein,” “hereto,” “hereof,” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
(c)    Section, Exhibit, and Schedule references are to the Credit Document in which such reference appears.
(d)    The term “including” is by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(g)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
(h)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(i)    All references to “knowledge” or “awareness” of any Credit Party or any Restricted Subsidiary thereof means the actual knowledge of an Authorized Officer of such Credit Party or such Restricted Subsidiary.
1.3    Accounting Terms.
(a)    Except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner.
(b)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, Liquidity, the Consolidated Total Debt to Consolidated EBITDA Ratio and the Fixed Charge Coverage Ratio shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.
(c)    Where reference is made to “the Borrower and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.
1.4    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.
1.5    References to Agreements Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents), and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are permitted by any Credit Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirement of Law.
1.6    Exchange Rates. Notwithstanding the foregoing, for purposes of any determination under Section 9, Section 10 or Section 11 or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding, or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate; provided, however, that for purposes of determining compliance with Section 10 with respect to the amount of any Indebtedness, Restricted Investment, Lien, asset sale or other disposition, or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Restricted Investment is incurred or Restricted Payment or asset sale or other disposition is made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.6 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien, or Investment may be incurred or Restricted Payment or asset sale or other disposition made at any time under such Sections. For purposes of any determination of Consolidated Total Debt, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered Section 9.1 Financials.
1.7    Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.10(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.8    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.9    Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
1.10    Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.
1.11    Compliance with Certain Sections. In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause or subsection of Sections 10.1, 10.2, 10.3, 10.4 or 10.6 then, such transaction (or portion thereof) at any time shall be allocated to one or more of such clauses or subsections within the relevant sections as determined by the Borrower in its sole discretion at such time.
1.12    Pro Forma and Other Calculations.
(a)    For purposes of calculating Liquidity, Consolidated Total Assets, the Available Amount, the Fixed Charge Coverage Ratio and the Consolidated Total Debt to Consolidated EBITDA Ratio, Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations that have been made by the Borrower or any Restricted Subsidiary during the Test Period, or subsequent to such Test Period and on or prior to or simultaneously with the date of determination, shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation, or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio and Consolidated Total Debt to Consolidated EBITDA Ratio shall be calculated giving Pro Forma Effect thereto for such Test Period as if such Investment, acquisition, disposition, merger, consolidation, or disposed operation had occurred at the beginning of the Test Period. Notwithstanding anything in this Agreement or any Credit Document to the contrary, in the event any Lien, Indebtedness, Disqualified Stock, asset sale, transfer, lease, license or other disposition, Investment, Restricted Payment, or other transaction, action, judgment or amount incurred under any provision in this

Agreement or any other Credit Document (or any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) meets the criteria of one or more than one of the categories of Baskets under this Agreement (including within any defined terms), including any Fixed Basket or Non-Fixed Basket, as applicable, the Borrower shall be permitted, in its sole discretion, to divide and classify and to later, at any time and from time to time, re-divide and re-classify (including to re-classify utilization of any Fixed Basket as being incurred under any Non-Fixed Basket or other Fixed Basket or utilization of any Non-Fixed Basket as being incurred under any Fixed Basket or other Non-Fixed Basket) on one or more occasions (based on circumstances existing on the date of any such re-division and re-classification) any such Lien, Indebtedness, Disqualified Stock, preferred stock, asset sale, transfer, lease, license or other disposition, Investment, Restricted Payment, or other transaction, action, judgment or amount, in whole or in part, among one or more than one applicable Baskets under this Agreement (in the case of re-classification or re-division, so long as the amount so re-classified or re-divided is permitted at the time of such re-classification or re-division to be incurred pursuant to the applicable Basket into which such amount is re-classified or re-divided at such time (and not the Basket from which such amount is re-divided or re-classified)). For the avoidance of doubt, the amount of any Lien, Indebtedness, Disqualified Stock, asset sale, transfer, lease, license, or other disposition, Investment, Restricted Payment or other transaction, action, judgment or amount that shall be allocated to each such Basket shall be determined by the Borrower at the time of such division, classification, re-division or re-classification, as applicable. If any Lien, Indebtedness, Disqualified Stock, preferred stock, asset sale, transfer, lease, license or other disposition, Investment, Restricted Payment, or other transaction, action, judgment or amount incurred under any provision in this Agreement or any other Credit Document (or any portion of the foregoing) previously divided and classified (or re-divided and re-classified) as set forth above under any Fixed Basket, could subsequently be re-divided and re-classified under a Non-Fixed Basket, such re-division and re-classification shall be deemed to occur automatically, in each case, unless otherwise elected by the Borrower. “Fixed Basket” shall mean any Basket that is subject to a fixed-dollar limit and (y) “Non-Fixed Basket” shall mean any Basket that is subject to compliance with a financial ratio or test (any such ratio or test, a “Financial Incurrence Test”). Notwithstanding anything in this Agreement or any Credit Document to the contrary, in calculating any Non-Fixed Basket any amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Basket in a concurrent transaction, a single transaction or a series of related transactions with the amount incurred, or transaction entered into or consummated, under an applicable Non-Fixed Basket shall be disregarded in the calculation of such Non-Fixed Basket for such concurrent transaction, single transaction or series of related transactions; provided that full pro forma effect shall be given to all applicable and related transactions (including the use of proceeds of all applicable Indebtedness incurred and any repayments, repurchases and redemptions of Indebtedness) and all other adjustments as to which pro forma effect may be given under this Section 1.12.
(b)    Whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of a Borrower (and may include, for the avoidance of doubt and without duplication, cost savings, operating expense reductions and cost synergies resulting from such Investment, acquisition, merger, or consolidation which is being given Pro Forma Effect that have been or are expected to be realized; provided that such costs savings, operating expense reductions and cost synergies are made in compliance with the definition of “Pro Forma Adjustment”). If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period (or, if lower, the greater of (i) maximum commitments under such revolving credit facilities as of the date of determination and (ii) the aggregate principal amount of loans outstanding under such a revolving credit facilities on such date). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a secured overnight financing rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

In connection with any action (other than with respect any Credit Event subject to the conditions set forth in Section 7.1) being taken solely in connection with a Limited Condition Transaction, for purposes of:
(i)    determining compliance with any provision of this Agreement which requires the calculation of Liquidity, the Consolidated Total Debt to Consolidated EBITDA Ratio or the Fixed Charge Coverage Ratio;
(ii)    determining the accuracy of representations and warranties in Section 8 and/or whether a Default or Event of Default shall have occurred and be continuing under Section 11; or
(iii)    testing availability under baskets set forth in this agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets);
in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action (other than with respect any Credit Event subject to the conditions set forth in Section 7.1) is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with; provided that, for the purpose of determining whether a Default or Event of Default shall have occurred and be continuing under Section 11, such condition shall be deemed to be satisfied to the extent that on the date of consummation of the relevant Limited Condition Transaction, no Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower and its Restricted Subsidiaries or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.
(c)    Notwithstanding anything to the contrary in this Section 1.12 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to any discontinued operations (and the EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.
(d)    Any determination of Consolidated Total Assets shall be made by reference to the last day of the Test Period most recently ended on or prior to the relevant date of determination for which Section 9.1 Financials have been or were required to be delivered. Notwithstanding anything to the contrary herein, to the extent compliance with a financial ratio or test is calculated prior to the date financial statements are first delivered under Section 9.1, such calculation shall use the latest financial statements delivered pursuant to Section 6.9.

(e)    Except as otherwise specifically provided herein, all computations of Liquidity, Consolidated Total Assets, the Available Amount, Consolidated Total Debt to Consolidated EBITDA Ratio, Fixed Charge Coverage Ratio and other financial ratios and financial calculations (and all definitions (including accounting terms) used in determining any of the foregoing) shall be calculated, in each case, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis.
1.13    Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section 2.    Amount and Terms of Credit.
2.1    Commitments. Subject to and upon the terms and conditions herein set forth each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in any Dollars to the Borrower from its applicable lending office (each, a “Revolving Credit Loan”) in an aggregate principal amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment, provided that any such Revolving Credit Loans (A) shall be made available at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (B) may, at the option of the Borrower and subject to Section 2.8(e), be incurred and maintained as, and/or converted into ABR Loans or Term Benchmark Loans that are Revolving Credit Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (D) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Credit Lender’s Revolving Credit Exposure in respect of any Class of Revolving Loans at such time exceeding such Revolving Credit Lender’s Revolving Credit Commitment in respect of such Class of Revolving Loan at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect or the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures of any Class of Revolving Loans at such time exceeding the aggregate Revolving Credit Commitment with respect to such Class.
2.2    Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Revolving Credit Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof. More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than ten Borrowings of Term Benchmark Loans that are Revolving Credit Loans under this Agreement.
2.3    Notice of Borrowing.
(a)    Whenever the Borrower desires to incur Revolving Credit Loans (other than to repay Unpaid Drawings), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office a notice (a “Notice of Borrowing”) (i) prior to 12:00 noon (New York City Time) at least three Business Days’ prior to each Borrowing of Term Benchmark Loans that are Revolving Credit Loans; and (ii) prior to 10:00 a.m. (New York City time) on the Business Day of each Borrowing of Revolving Credit Loans that are ABR Loans. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall specify (x) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (y) the date of Borrowing (which shall be a Business Day) and (z) whether the respective Borrowing shall consist of ABR Loans or Term Benchmark Loans that are Revolving Credit Loans and, if Term Benchmark Loans that are Revolving Credit Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Revolving Credit Lender written notice of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment

Percentage thereof, of the identity of the Borrower, and of the other matters covered by the related Notice of Borrowing.
(b)    Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).
(c)    Without in any way limiting the obligation of the Borrower to confirm in writing any notice they shall give hereunder by telephone (which obligation is absolute), the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.
(d)    Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.3 prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, a Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.10(a) and 2.10(f)), as applicable.
2.4    Disbursement of Funds.
(a)    No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such earlier time as may be agreed among the Lenders, the Borrower, and the Administrative Agent for the purpose of consummating the Transactions.
(b)    Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Bank Funding Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.
(c)    Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5    Repayment of Loans; Evidence of Debt.
(a)    The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on the Revolving Credit Maturity Date, the then outstanding Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on each Extended Revolving Loan Maturity Date, the then outstanding amount of Extended Revolving Credit Loans.
(b)    In the event that any Incremental Term Loans are made or any Extended Term Loans are established, such Incremental Term Loans or Extended Term Loans, as applicable, shall, subject to Section 2.14(g), be repaid by the Borrower in the amounts (each such amount with respect to any Extended Repayment Date, an “Extended Term Loan Repayment Amount”) and on the dates set forth in the applicable Extension Amendment and Incremental Term Loan Amendment.
(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
(d)    The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Term Loan or a Revolving Credit Loan, as applicable, the Type of each Loan made, the name of the Borrower and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(e)    The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that in the event of any inconsistency between the Registrar and any such account or subaccount, the Registrar shall govern, provided, further, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
(f)    The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower have made an initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit I-1 or Exhibit I-2, as applicable, evidencing the Term Loans or Revolving Loans, respectively, owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).
2.6    Conversions and Continuations.
(a)    Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to the Minimum Borrowing Amount for Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Term Benchmark Loans as Term Benchmark Loans for an additional Interest Period; provided that (i) no partial conversion of Term Benchmark Loans shall reduce the outstanding principal amount of Term Benchmark Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Term Benchmark Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Term Benchmark Loans may not be continued as Term Benchmark Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 p.m. (New York City time) at least (i) three Business Days prior, in the case of a continuation of or conversion to Term Benchmark Loans (other than in the case of a notice delivered on the Closing Date, which shall be deemed to be effective on the Closing Date), or (ii) one Business Day prior in the case of a conversion into ABR Loans (each, a “Notice of Conversion or Continuation” substantially in the form of Exhibit K) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as Term Benchmark Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Term Benchmark Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.
(b)    If any Event of Default is in existence at the time of any proposed continuation of any Term Benchmark Loans denominated in Dollars and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Term Benchmark Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If the Borrower fails to deliver a timely Notice of Conversion or Continuation with respect to any Term Benchmark Loan prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term Benchmark Loan with an Interest Period of one month.
(c)    Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.6 prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, a Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.10(a) and 2.10(f)), as applicable.
2.7    Pro Rata Borrowings. Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Revolving Credit Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentages. Each Borrowing of Incremental Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then applicable Incremental Term Loan Commitments. Each Borrowing of Incremental Revolving Credit Loans under this Agreement shall be made by the Revolving Credit Lenders pro rata on the basis of their then-applicable Incremental Revolving Credit Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation, under any Credit Document.
2.8    Interest.
(a)    The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.
(b)    The unpaid principal amount of each Term Benchmark Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for Term Benchmark Loans plus the relevant Term SOFR Rate.
(c)    If an Event of Default has occurred and is continuing under Section 11.1 or Section 11.5 hereto, if all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% per annum or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) for the applicable Class plus 2.00% per annum from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).
(d)    Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in the same currency in which the Loan is denominated; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower, (ii) in respect of each Term Benchmark Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) on any prepayment in respect thereof, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand.
(e)    All computations of interest hereunder shall be made in accordance with Section 5.5.
(f)    The Administrative Agent, upon determining the interest rate for any Borrowing of Term Benchmark Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
2.9    Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Term Benchmark Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing.
Notwithstanding anything to the contrary contained above:
(a)    the initial Interest Period for any Borrowing of Term Benchmark Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(b)    if any Interest Period relating to a Borrowing of Term Benchmark Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a Term Benchmark Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and
(d)    the Borrower shall not be entitled to elect any Interest Period in respect of any Term Benchmark Loan if such Interest Period would extend beyond the Maturity Date of such Loan.
2.10    Alternate Rate of Interest; Increased Costs.
(a)    Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.10, if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Borrowing of Term Benchmark

Loans, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate in accordance with the definition thereof, for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple SOFR; or
(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Borrowing of Term Benchmark Loans, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Conversion or Continuation in accordance with the terms of Section 2.6 or a new Notice of Borrowing in accordance with the terms of Section 2.3, any Notice of Conversion or Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of Term Benchmark Loans and any Notice of Borrowing that requests a Borrowing of Term Benchmark Loans shall instead be deemed to be a Notice of Conversion or Continuation or a Notice of Borrowing, as applicable, for a Borrowing of ABR Loans if the Daily Simple SOFR also is the subject of Section 2.10(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.10(a) with respect to the rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Conversion or Continuation in accordance with the terms of Section 2.6 or a new Notice of Borrowing in accordance with the terms of Section 2.3, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan if the Daily Simple SOFR also is the subject of Section 2.10(a)(i) or (ii) above.
(b)    Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)    Notwithstanding anything to the contrary herein or in any other Credit Document, in connection with the use, administration, adoption or implementation of a Benchmark Replacement and/or any Term Benchmark Loan, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes, in consultation with the Borrower, from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.
(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming

Changes, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.10(e) and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or the Borrower as expressly set forth in Section 2.10(b) through (f) and the defined terms used therein, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to 2.10(b) through (f) or any defined terms used therein.
(e)    Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion and in consultation with the Borrower or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may, in consultation with the Borrower, modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may, in consultation with the Borrower, modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor and (iii) if a new tenor for such Benchmark is displayed on a screen or other information service selected by the Administrative Agent in its reasonable discretion and in consultation with the Borrower, then the Administrative Agent may, in consultation with the Borrower, modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to add such new tenor.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any request for a Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans if the Daily Simple SOFR is the subject of a Benchmark Transition Event and (ii) during the continuance of any Benchmark Unavailability Period, any outstanding affected Term Benchmark Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period if the Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the ABR.
(g)    If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers under comparable syndicated credit facilities similar to the Credit Facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(g), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(g) promptly following receipt of such notice.
2.11    Compensation. If (a) any payment of principal of any Term Benchmark Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Term Benchmark Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Term Benchmark Loans is not made as a result of a withdrawn Notice of Borrowing or a failure to satisfy borrowing conditions, (c) any ABR Loan is not converted into a Term Benchmark Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Term Benchmark Loan is not continued as a Term Benchmark Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Term Benchmark Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), promptly pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Term Benchmark Loan. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section, each Lender shall be deemed to have funded each Term Benchmark Loan made by it at the Term SOFR Rate for such Loan by a matching deposit or other borrowing in the secured overnight financing market for a comparable amount and for a comparable period, whether or not such Term Benchmark Loan was in fact so funded. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 2.11 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive, absent manifest error. Without limiting the foregoing, in connection with each request for compensation by any Lender the Borrower shall also pay such Lender with respect to each affected Term Benchmark Loan customary administrative fees requested by such Lender in an amount not to exceed $250 per such Term Benchmark Loan.
2.12    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(i), 2.10(a)(ii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.5 or 5.4.
2.13    Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower.
2.14    Incremental Facilities.
(a)    The Borrower may by written notice to Administrative Agent establish one or more (x) tranches of term loans or increases in Term Loans of any Class (the commitments thereto, the “Incremental Term Loan Commitments”) and/or (y) increases in Revolving Credit Commitments of any Class (the “Incremental Revolving Credit Commitments” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”), by an aggregate amount not in excess of the Maximum Incremental Facilities Amount in the aggregate and not less than $10,000,000 individually (or such lesser amount as (x) may be approved by the

Administrative Agent or (y) shall constitute the difference between the Maximum Incremental Facilities Amount and all such Incremental Revolving Credit Commitments obtained on or prior to such date). In connection with the incurrence of any Indebtedness under this Section 2.14, at the request of the Administrative Agent, the Borrower shall provide to the Administrative Agent a certificate certifying that the Incremental Loan Commitments do not exceed the Maximum Incremental Facilities Amount. The Borrower may approach any Lender or any Person (other than a natural Person) to provide all or a portion of the Incremental Loan Commitments; provided that any Lender offered or approached to provide all or a portion of the Incremental Loan Commitments may elect or decline, in its sole discretion, to provide an Incremental Loan Commitment. In each case, such Incremental Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that (i) no Event of Default (or, if incurred in connection with a Limited Condition Transaction, no Event of Default under Section 11.1 or Section 11.5) shall exist on such Increased Amount Date before or after giving effect to such Incremental Loan Commitments, as applicable, (ii) the representations and warranties of the Borrower and each other Credit Party contained in Section 8 or any other Credit Document (or, if incurred in connection with a Limited Condition Transaction, the Specified Representations) shall be true and correct in all material respects (or, with respect to representations and warranties modified by a materiality or Material Adverse Effect standard, in all respects) on and as of the Increased Amount Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, with respect to representations and warranties modified by a materiality or Material Adverse Effect standard, in all respects) as of such earlier date, (iii)(A) the Incremental Revolving Credit Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and Administrative Agent (such consent not to be unreasonably withheld, conditioned, or delayed), and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e) and (B) the Incremental Term Loan Commitments shall be effected pursuant to one or more amendments (an “Incremental Term Loan Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Lender agreeing to provide such Incremental Term Loan Commitments, if any, the Administrative Agent (such consent not to be unreasonably withheld, conditioned, or delayed), and such Incremental Term Loan Amendment may, without the need for the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, in order to give effect to the provisions of this Section 2.14, (iv) the Administrative Agent and any Incremental Revolving Loan Lenders or Incremental Term Lenders, as applicable, shall have received documents and legal opinions consistent with those delivered on the Closing Date as to such matters as are reasonably requested by the Administrative Agent, and (v) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the Incremental Loan Commitments, as applicable. No Lender shall have any obligation to provide any Commitments pursuant to this Section 2.14(a). Any Incremental Term Loans shall, at the election of the Borrower and agreed to by the Lenders providing such Incremental Term Loans, be designated as either (a) a separate series (a “Series”) of Incremental Term Loans for all purposes of this Agreement or (b) as part of a Series of existing Term Loans for all purposes of this Agreement.
(b)    Incremental Revolving Credit Commitments shall be subject to the satisfaction of the following terms and conditions, (a) with respect to Incremental Revolving Credit Commitments, each of the Lenders with Revolving Credit Commitments of such Class shall assign to each Lender with an Incremental Revolving Credit Commitment (each, an “Incremental Revolving Loan Lender”) and each of the Incremental Revolving Loan Lenders shall purchase from each of the Lenders with Revolving Credit Commitments of such Class, at the principal amount thereof, such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Credit Loans of such Class will be held by existing Revolving Credit Lenders and Incremental Revolving Loan Lenders ratably in accordance with their Revolving Credit Commitments of such Class after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Credit Commitments, and (b) with respect to Incremental Revolving Credit Commitments, (i) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and, each Loan made under an Incremental Revolving Credit Commitment (an “Incremental Revolving Credit Loan”) shall be deemed, for all purposes, Revolving Credit Loans and (ii) each Incremental Revolving Loan Lender shall become a Lender with respect to the Incremental Revolving Credit Commitment and all matters relating thereto; provided that the Administrative Agent and the Letter of Credit Issuers shall have consented (such consent not to be unreasonably withheld, conditioned, or delayed) to such Lender’s or Incremental Revolving Loan Lender’s providing such Incremental Revolving Credit

Commitment to the extent such consent, if any, would be required under Section 13.6(b) for an assignment of Revolving Loans or Revolving Credit Commitments, as applicable, to such Lender or Incremental Revolving Loan Lender.
(c)    Incremental Term Loan Commitments of any Series shall be subject to the satisfaction of the following terms and conditions: (i) each Lender with an Incremental Term Loan Commitment (each, a “Incremental Term Loan Lender”) of any Series shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment of such Series, and (ii) each Incremental Term Loan Lender of any Series shall become a Lender hereunder with respect to the Incremental Term Loan Commitment of such Series and the Incremental Term Loans of such Series made pursuant thereto.
(d)    Incremental Revolving Credit Commitments and Incremental Revolving Credit Loans shall be identical to the Initial Revolving Credit Commitments and the related Revolving Credit Loans other than with respect to upfront fees, original issue discount or similar fees payable to the lenders providing such Incremental Revolving Credit Commitments, it being understood that, if required to consummate such Incremental Revolving Credit Commitments, the interest rate margins and rate floors may be increased.
(e)    The terms and provisions of the Incremental Term Loans and Incremental Term Loan Commitments of any Series shall be on terms and documentation set forth in the Incremental Term Loan Amendment as determined by the Borrower and the Incremental Term Loan Lenders providing such Incremental Term Loans and/or Incremental Term Loan Commitments; provided that:
(i)    (A) any such Incremental Term Loans and Incremental Term Loan Commitments shall not be guaranteed by any Person that is not a Credit Party or does not become a Credit Party substantially concurrently with the incurrence of such Incremental Term Loans and Incremental Term Loan Commitments and (B) such Incremental Term Loans and Incremental Term Loan Commitments shall be secured only by Collateral and such Liens shall be secured by the Collateral on a pari passu basis with the Revolving Credit Loans,
(ii)    Other than any Qualifying Bridge Loans, any such Incremental Term Loans and Incremental Term Loan Commitments shall not mature earlier than the Revolving Credit Maturity Date or the maturity date of any then-existing Incremental Term Loans,
(iii)    other than any Qualifying Bridge Loans, the Weighted Average Life to Maturity of any such Incremental Term Loans at the time of incurrence shall be no shorter than the Weighted Average Life to Maturity of any then-existing Incremental Term Loans,
(iv)    subject to clauses (ii) and (iii) above, the pricing, interest rate margins, discounts, prepayment terms and premiums, rate floors, fees, currency types and denominations, maturity date and amortization schedule applicable to any Incremental Term Loans and Incremental Term Loan Commitments shall be determined by the Borrower and the Incremental Term Loan Lenders thereunder, and
(v)    to the extent the terms and conditions of such Indebtedness (other than any terms enumerated in the foregoing clause (iv)) are not substantially equivalent to the terms and conditions of any then-existing Term Loans, such terms and conditions shall be either (x) not be materially more restrictive to the Borrower and the Restricted Subsidiaries (as determined in good faith by the Borrower), when taken as a whole, than the terms of any then-existing Term Loans (except for covenants or other provisions applicable only to periods after the Latest Maturity Date or which are added for the benefit of the Revolving Loan Lenders), (y) then “market” terms for such Incremental Term Loans (as determined by the Borrower in good faith) or (z) reasonably acceptable to the Administrative Agent (it being understood that no consent shall be required from the Administrative Agent for terms and conditions that are more restrictive than any then-existing Term Loans that are added for the benefit of any corresponding Loans or Revolving Credit Loans or Revolving Credit Commitments).

(f)    Each Joinder Agreement and Incremental Term Loan Amendment, as applicable, may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.
(g)    (i) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans of the Existing Term Loan Class unless (x) the Lenders of the Term Loans of such applicable Existing Term Loan Class receive the benefit of such more restrictive terms or (y) any such provisions apply after the maturity of the applicable Existing Term Loan Class (a “Permitted Other Provision”); provided, however, that, notwithstanding the foregoing, (v) such Extended Term Loans shall not be guaranteed by any Person that is not a Credit Party, (w) there shall be no assets securing any such Extended Term Loans that do not constitute Collateral, (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Incremental Term Loan Amendment, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in paragraph (iv) of this Section 2.14(g) below), (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Term Loans of such Existing Term Loan Class and/or (B) additional fees, premiums or applicable high-yield discount obligation payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment and to the extent that any Permitted Other Provision (including a financial maintenance covenant) is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such Permitted Other Provision is also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or if such Permitted Other Provision applies only after the maturity date applicable to any then-outstanding Term Loans. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted.
(ii)    The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class, any Extended Revolving Credit Commitments and/or any Incremental Revolving Credit Commitments, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related Revolving Credit Loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments which such request shall be offered equally to all such Lenders) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the applicable Existing Revolving Credit Commitments (the “Specified Existing Revolving Credit Commitment”) unless (x) the Lenders providing existing Revolving Credit Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the Revolving Credit Termination Date, in each case, to the extent provided in the applicable Extension Amendment; provided, however, that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments, (x) (A) the interest margins with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins for the Specified Existing Revolving Credit Commitments and/or (B) additional fees and premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (y) the revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the Revolving Credit Commitment Fee Rate for the Specified Existing Revolving Credit Commitment; provided that, notwithstanding anything to the contrary in this Section 2.14(g) or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Original Revolving Credit Commitments shall be made on a pro rata basis with all other Original Revolving Credit Commitments and (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and the Revolving Credit Loans related to such Commitments set forth in Section 13.6. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Notice of Conversion or Continuation. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).
(iii)    Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Notice of Conversion or Continuation converted into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Notice of Conversion or Continuation of the amount of its Term Loans, Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Notice of Conversion or Continuation that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate amount of Term Loans, Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested pursuant to the Notice of Conversion or Continuation, or Revolving Credit Commitments, Incremental Revolving Credit Commitments or Extended Revolving Credit Commitments of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis based on the amount of Term Loans, Revolving Credit Commitments, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all other Original Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the L/C Facility Maturity Date may be extended and the related obligations to issue Letters of Credit may be continued so long as the Letter of Credit Issuers have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(iv)    Extended Term Loans and Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.14(g)(iv) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Term Loans or Extended Revolving Credit Commitments in an aggregate principal amount that is less than $10,000,000. In addition to any terms and changes required or permitted by Section 2.14(g)(i) or 2.14(g)(ii), as applicable, each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to the applicable Incremental Term Loan Amendment with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and Weighted Average Life to Maturity of Incremental Term Loans incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14(g) and without limiting the generality or applicability of Section 13.1 to any Section 2.14 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.14 Additional Amendments are within the requirements of Section 2.14(g)(i) and do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of Incremental Term Loans and Incremental Revolving Credit Commitments provided for in any Joinder Agreement or Incremental Term Loan Amendment, as applicable and (2) consents applicable to holders of any Extended Term Loans or Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 13.1.
(v)    Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clauses (i) and/or (ii) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.

(vi)    The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.14.
2.15    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 13.1.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuers hereunder; third, to Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.8; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Letter of Credit Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.8; sixth, to the payment of any amounts owing to the Borrower, the Lenders, the Letter of Credit Issuers as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, any Lender, any Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any fee payable under Section 4 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its applicable percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.8.
(C)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Letter of Credit Issuers the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 13.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under applicable law, Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 3.8.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Letter of Credit Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 3.    Letters of Credit
3.1    Letters of Credit.
(a)    Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Facility Maturity Date, the Letter of Credit Issuers agree, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 3, to issue from time to time from the Closing Date through the L/C Facility Maturity Date for the account of the Borrower (or, so long as the Borrower is the primary obligor, for the account of the Borrower or any Restricted Subsidiary (other than the Borrower)) letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion; provided that (i) there shall not at any time be outstanding more than a total of twenty (20) Letters of Credit and (ii) no Letter of Credit Issuer shall be obligated to issue any Letter of Credit other than a standby Letter of Credit (unless otherwise agreed by such Letter of Credit Issuer). On the Closing Date, (i) each Existing Letter of Credit shall be automatically and without further action by the parties thereto converted to Letters of Credit pursuant to this Section 3 for the account of the Borrower and subject to the provisions hereof, and for this purpose the fees specified in Section 4.1(b) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such Existing Letter of Credit) as if such Existing Letters of Credit had been issued on the Closing Date, (ii) the issuing banks of such Existing Letters of Credit shall be “Letter of Credit Issuers” hereunder for the purposes of maintaining such Existing Letters of Credit, for purposes of Section 5.4 relating to the obligation to provide the appropriate forms, certifications and statements to the Borrower and the Administrative Agent and any updated required by Section 5.4 and for purposes of Section 13(b)(iv) relating to the entries to the made in the Register and (iii) all liabilities of the Borrower or any of its Restricted Subsidiaries with respect to such Existing Letters of Credit shall constitute Obligations.
(b)    Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect (or with respect to any Letter of Credit Issuer, exceed such Letter of Credit Issuer’s Letter of Credit Commitment); (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof (except as set forth in Section 3.2(d)), provided that in no event shall such expiration date occur later than the L/C Facility Maturity Date, in each case, unless otherwise agreed upon by the Administrative Agent, the relevant Letter of Credit Issuer and, unless such Letter of Credit has been Cash Collateralized or backstopped (in the case of a backstop only, on terms reasonably satisfactory to such Letter of Credit Issuer), the Revolving Credit Lenders; (iv) the Letter of Credit shall be denominated in Dollars; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (vi) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or the Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuers shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.
(c)    Upon at least two Business Days’ prior written notice to the Administrative Agent and the Letter of Credit Issuers (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment (or with respect to a Letter of Credit Issuer, the Letters of Credit outstanding with respect to Letters of Credit issued by such Letter of Credit Issuer shall not exceed such Letter of Credit Issuer’s Letter of Credit Commitment).
(d)    No Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (in each case, for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Letter of Credit Issuer in good faith deems material to it;

(ii)    the issuance of such Letter of Credit would violate one or more policies of the Letter of Credit Issuer applicable to letters of credit generally;
(iii)    except as otherwise agreed by a Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $50,000, in the case of a commercial Letter of Credit, or $10,000, in the case of a standby Letter of Credit;
(iv)    such Letter of Credit is denominated in a currency other than Dollars;
(v)    such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or
(vi)    a default of any Revolving Credit Lender’s obligations to fund under Section 3.3 exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Borrower has entered into arrangements reasonably satisfactory to such Letter of Credit Issuer to eliminate such Letter of Credit Issuer’s risk with respect to such Revolving Credit Lender or such risk has been reallocated in accordance with Section 2.15.
(e)    The Letter of Credit Issuers shall not increase the Stated Amount of any Letter of Credit if such Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(f)    The Letter of Credit Issuers shall be under no obligation to amend any Letter of Credit if (A) such Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(g)    The Letter of Credit Issuers shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Letter of Credit Issuers shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 13 with respect to any acts taken or omissions suffered by the Letter of Credit Issuers in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 13 included the Letter of Credit Issuers with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Issuers.
3.2    Letter of Credit Requests.
(a)    Whenever the Borrower desires that a Letter of Credit be issued for its account or amended, the Borrower shall give the Administrative Agent and the relevant Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least five Business Days (or such other period as may be agreed upon by the Borrower, the Administrative Agent and the relevant Letter of Credit Issuer) prior to the proposed date of issuance or amendment. Each Letter of Credit Request shall be executed by the Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Letter of Credit Issuers, by personal delivery or by any other means acceptable to the Letter of Credit Issuers.
(b)    In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuers: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Stated Amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the identity of the applicant; and (H) such other matters as the Letter of Credit Issuers may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit

Issuers (I) the Letter of Credit to be amended; (II) the proposed date of amendment thereof (which shall be a Business Day); (III) the nature of the proposed amendment; and (IV) such other matters as the Letter of Credit Issuers may reasonably require. Additionally, the Borrower shall furnish to the Letter of Credit Issuers and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuers or the Administrative Agent may reasonably require.
(c)    Unless the Letter of Credit Issuers have received written notice from any Revolving Credit Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Sections 6 (solely with respect to any Letter of Credit issued on the Closing Date) and 7 shall not then be satisfied to the extent required thereby, then, subject to the terms and conditions hereof, a Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or, so long as the Borrower is the primary obligor, for the account of the Borrower or any Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Letter of Credit Issuer’s usual and customary business practices.
(d)    If the Borrower so requests in any Letter of Credit Request, any Letter of Credit Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and the Borrower not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by a Letter of Credit Issuer, the Borrower shall not be required to make a specific request to such Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Facility Maturity Date, unless otherwise agreed upon by the Administrative Agent and such Letter of Credit Issuer; provided, however, that the Letter of Credit Issuers shall not permit any such extension if (A) such Letter of Credit Issuer has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Sections 6 and 7 are not then satisfied, and in each such case directing such Letter of Credit Issuer not to permit such extension.
(e)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Letter of Credit Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the first Business Day of each month, each Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time.
(f)    The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).
3.3    Letter of Credit Participations.
(a)    Immediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.
(b)    In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction, shall not create for the relevant Letter of Credit Issuer any resulting liability.
(c)    In the event that a Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer through the Administrative Agent pursuant to Section 3.4(a), the Administrative Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the applicable Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at a rate per annum equal to the Overnight Bank Funding Rate from time to time then in effect, plus any administrative, processing or similar fees that are reasonably and customarily charged by such Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of the applicable Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.
(d)    Whenever the Administrative Agent receives a payment in respect of an unpaid Reimbursement Obligation as to which the Administrative Agent has received for the account of a Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such Reimbursement Obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the amount so paid in respect of such Reimbursement Obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Bank Funding Rate.
(e)    The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuers with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.
(f)    If any payment received by the Administrative Agent for the account of a Letter of Credit Issuer pursuant to Section 3.3(c) is required to be returned under any of the circumstances described in Section 13.19 (including pursuant to any settlement entered into by such Letter of Credit Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Bank

Funding Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
3.4    Agreement to Repay Letter of Credit Drawings.
(a)    The Borrower hereby agrees to reimburse the Letter of Credit Issuers, by making payment with respect to any drawing under any Letter of Credit in Dollars. Any such reimbursement shall be made by the Borrower to the Administrative Agent in immediately available funds for any payment or disbursement made by a Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the Borrower receives written notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable Margin for ABR Loans that are Revolving Credit Loans plus ABR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 1:00 p.m. (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Revolving Credit Lenders make Revolving Credit Loans (which shall be denominated in Dollars and which shall be ABR Loans) on the Reimbursement Date in the amount of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in Dollars in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the relevant Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Facility Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the relevant Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as Cash Collateral for such Letter of Credit to reimburse any Unpaid Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Unpaid Drawings made in respect of such Letter of Credit following the L/C Facility Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.
(b)    The obligation of the Borrower to reimburse the relevant Letter of Credit Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
(ii)    the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by the relevant Letter of Credit Issuer of any requirement that exists for the relevant Letter of Credit Issuer’s protection and not the protection of the Borrower (or any Restricted Subsidiary) or any waiver by the relevant Letter of Credit Issuer which does not in fact materially prejudice the Borrower (or any Restricted Subsidiary);
(v)    any payment made by the relevant Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vi)    any payment by the relevant Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code;
(vii)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(viii)    any adverse change in any relevant exchange rates or in the relevant currency markets generally; or
(ix)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower (or any Restricted Subsidiary) (other than the defense of payment or performance).
(c)    The Borrower shall not be obligated to reimburse the relevant Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the relevant Letter of Credit Issuer as determined in the final non-appealable judgment of a court of competent jurisdiction.
3.5    Increased Costs. If after the Closing Date, the adoption of any applicable law, treaty, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by any Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (x) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (y) impose on any Letter of Credit Issuer or any L/C Participant any other conditions or costs affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the actual cost to such Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the actual amount of any sum received or receivable by such Letter of Credit Issuer or such L/C Participant hereunder (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to Indemnified Taxes, Excluded Taxes or Other Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by such Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to a Letter of Credit issued on account of the Borrower (or any Restricted Subsidiary))), the Borrower shall pay to such Letter of Credit Issuer or such L/C Participant such actual additional amount or amounts as will compensate such Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that a Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date. A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such actual additional amount or amounts necessary to compensate such Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.
3.6    New or Successor Letter of Credit Issuer.
(a)    Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders, and the Borrower. The Borrower may replace any Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and such Letter of Credit Issuer. The Borrower may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If a Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Revolving Credit Lenders (with the consent of such Revolving Credit Lender) a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned, or delayed), another successor or new issuer of Letters of Credit, whereupon such successor issuer accepting such appointment shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit accepting such appointment shall be granted the rights, powers and duties of such Letter of Credit Issuer hereunder, and the term Letter of Credit Issuers shall include such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees applicable to the Letters of Credit pursuant to Sections 4.1(b) and 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower, such new Letter of Credit Issuer and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a Letter of Credit Issuer hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as a Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuers shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.
(b)    To the extent there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.
3.7    Role of Letter of Credit Issuers. Each Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuers shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuit of such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuers shall be liable or responsible for any of the matters described in Section 3.3(b); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against a Letter of Credit Issuer, and a Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Letter of Credit Issuer’s willful misconduct or gross negligence or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in the final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
The Letter of Credit Issuers may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
3.8    Cash Collateral.
(a)    Certain Credit Support Events. Upon the written request of the Administrative Agent or a Letter of Credit Issuer, if (i) as of the L/C Facility Maturity Date, any L/C Obligation for any reason remains outstanding, (ii) the Borrower shall be required to provide Cash Collateral pursuant to Section 11.13, or (iii) the provisions of Section 2.15(a)(v) are in effect, the Borrower shall immediately (in the case of clause (ii) above) or within one Business Day (in all other cases) following any written request by the Administrative Agent or a Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iii) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Letter of Credit Issuers and the Lenders, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein as described in Section 3.8(a), and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.8(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or a Letter of Credit Issuer as herein provided, other than Permitted Liens, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount (including, without limitation, as a result of exchange rate fluctuations), the Borrower will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.8 or Sections 2.15, 5.2, or 11.13 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Release of Cash Collateral. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.6(b)(ii)) or there is no longer existing an Event of Default) or (ii) the determination by the Administrative Agent and the Letter of Credit Issuers that there exists excess Cash Collateral.
3.9    Applicability of ISP and UCP. Unless otherwise expressly agreed by a Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the relevant Letter of Credit Issuer shall not be responsible to the Borrower for, and the relevant Letter of Credit Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the relevant Letter of Credit Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where the relevant Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
3.10    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any grant of security interest in any Issuer Documents shall be void.
3.11    Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the relevant Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Restricted Subsidiary inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of the Restricted Subsidiaries.

3.12    Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the relevant Letter of Credit Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 3.3 and 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 3.8. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit may be reduced as agreed between the relevant Letter of Credit Issuer and the Borrower, without the consent of any other Person.
Section 4.    Fees
4.1    Fees.
(a)    Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (the “Revolving Credit Commitment Fee”) for each day from the Closing Date to the Revolving Credit Termination Date. Each Revolving Credit Commitment Fee shall be payable (x) quarterly in arrears on the fifteenth calendar day following the end of each fiscal quarter of the Borrower (for the quarterly period (or portion thereof) ended prior to such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Revolving Credit Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.
(b)    Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit issued on the Borrower’s or any of the Restricted Subsidiaries’ behalf (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for Revolving Credit Loans that are Term Benchmark Loans less the Fronting Fee set forth in clause (d) below. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the fifteenth calendar day following the end of each fiscal quarter of the Borrower (for the quarterly period (or portion thereof) ended prior to such day for which no payment has been received) and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
(c)    Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for its own account, administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time.
(d)    Without duplication, the Borrower agrees to pay to each Letter of Credit Issuer a fee in Dollars in respect of each Letter of Credit issued by it on the Borrower’s or any Restricted Subsidiary’s behalf (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the Letter of Credit Issuers). Such Fronting Fees shall be due and payable (x) quarterly in arrears on the fifteenth calendar day following the end of each fiscal quarter of the Borrower (for the quarterly period (or portion thereof) ended prior to such day for which no payment has been received) and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
(e)    Without duplication, the Borrower agrees to pay directly to the relevant Letter of Credit Issuer in Dollars upon each issuance or renewal of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as shall at the time of such issuance or renewal of, drawing under, and/or amendment be the processing charge that the relevant Letter of Credit Issuer is customarily charging for issuances or renewals of, drawings under or amendments of, letters of credit issued by it.
(f)    Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.
4.2    Voluntary Reduction of Revolving Credit Commitments. Upon at least two Business Days’ prior written notice to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders of any applicable Class, except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.14(g), the Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Revolving Credit Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Credit Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed the Revolving Credit Commitment thereof and (y) for the avoidance of doubt, any such repayment of Revolving Credit Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.14(g) of Revolving Credit Commitments and Revolving Credit Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans pursuant to Section 2.14(g) prior to any reduction being made to the Revolving Credit Commitment of any other Lender) and (ii) the Borrower may at its election permanently reduce the Revolving Credit Commitment of a Defaulting Lender to $0 without affecting the Revolving Credit Commitments of any other Lender, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000, and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment and the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class shall not exceed the aggregate Revolving Credit Commitment of such Class.
4.3    Mandatory Termination of Commitments. The Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date. The Incremental Term Loan Commitment shall, unless otherwise provided in the applicable Incremental Term Loan Amendment, terminate at 5:00 p.m. (New York City time) on the Increased Amount Date.
Section 5.    Payments
5.1    Voluntary Prepayments. The Borrower shall have the right to prepay Loans, including Term Loans and Revolving Credit Loans, as applicable, without premium or penalty, in whole or in part, from time to time on the following terms and conditions: (1) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of Term Benchmark Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 12:00 Noon (New York City time) (i) in the case of Term Benchmark Loans, three Business Days prior to and (ii) in the case of ABR Loans on the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (2) each partial prepayment of (i) any Borrowing of Term Benchmark Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof and (ii) any ABR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof, provided that no partial prepayment of Term Benchmark Loans made pursuant to a single Borrowing shall reduce the outstanding Term Benchmark Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such Term Benchmark Loans, and (3) in the case of any prepayment of Term Benchmark Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto, the Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be (a) applied to the Class or Classes of Term Loans as the Borrower shall specify and (b) applied to reduce any Incremental Term Loan Repayment Amounts, and, subject to Section 2.14(g), Extended Term Loan Repayment Amounts, as the case may be, in each case, in such order and to such Classes as the Borrower may specify. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Credit Loan of a Defaulting Lender.
5.2    Mandatory Prepayments.
(a)    Repayment of Revolving Credit Loans. If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Loans for any reason exceeds 100% of the Revolving Credit Commitment of such Class then in effect, the Borrower shall forthwith repay on such date Revolving Loans of such Class in an amount equal to such excess. If after giving effect to the prepayment of all outstanding Revolving Loans of such Class, the Revolving Credit Exposures of such Class exceed the Revolving Credit Commitment of such Class then in effect, the Borrower shall Cash Collateralize the Letters of Credit Outstanding in relation to such Class to the extent of such excess.
(b)    Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Loans to be prepaid, provided that (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment of Revolving Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
5.3    Method and Place of Payment.
(a)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuers entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such Loans are denominated and all other payments under each Credit Document shall, unless otherwise specified in such Credit Document, be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.
(b)    Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
5.4    Net Payments.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.
(ii)    If any Credit Party, the Administrative Agent or any other applicable Withholding Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable law, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) each Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deductions been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or timely reimburse the Administrative Agent or any Lender for the payment of any Other Taxes in accordance with Section 5.4(c).
(c)    Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, the Borrower shall jointly and severally indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 20 days after demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Borrower reasonably believes that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with the Borrower in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Administrative Agent or affected Lender exercised in good faith, result in any additional unreimbursed costs, expenses or risks that are not de minimis.
(d)    Evidence of Payments. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)    Status of Lenders and Tax Documentation.
(i)    Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation (or any previously provided documentation that has not been updated) expires or becomes obsolete or invalid, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B) and (ii)(C) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent executed copies of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;
(B)    each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding Tax with respect to any payments hereunder or under any other Credit Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:
(1)    executed copies of the applicable Internal Revenue Service Form W-8 (or any successor form thereto) claiming eligibility for benefits pursuant the applicable article of an income tax treaty to which the United States is a party;
(2)    executed copies of Internal Revenue Service Form W-8ECI (or any successor form thereto);
(3)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit J-1 to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code and that no payments under any

Credit Document are effectively connected with such Non-U.S. Lender’s conduct of a United States trade or business (a “Non-Bank Tax Certificate”), and (y) executed copies of the applicable Internal Revenue Service Form W-8 (or any successor thereto);
(4)    where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), Internal Revenue Service Form W-8IMY (or any successor thereto) accompanied by Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E or W-9, as applicable, and/or other supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s) substantially in the form of Exhibit J-3 or J-4) (provided that if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s), substantially in the form of Exhibit J-2, may be provided by the Non-U.S. Lender on behalf of the direct or indirect partner(s)); or
(5)    executed copies of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;
(C)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(D)    if the Administrative Agent is a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide the Borrower with two duly completed copies of Internal Revenue Service Form W-9. If the Administrative Agent is not a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide the applicable Form W-8 (together with required accompanying documentation) and certify that it is a U.S. branch that has agreed to be treated as a United States person for U.S. federal withholding Tax purposes with respect to payments to be received by it on behalf of the Lenders.
(E)    Notwithstanding anything to the contrary in this Section 5.4, no Lender or the Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver, provided, that for the avoidance of doubt, reliance on this clause (E) shall not be treated as compliance with this Section 5.4 for purposes of determining whether any Taxes are Excluded Taxes.
(f)    Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant

Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.
(g)    For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Letter of Credit Issuer and the term “applicable law” includes FATCA.
(h)    Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.
5.5    Computations of Interest and Fees.
(a)    Except as provided in the next succeeding sentence, interest on Term Benchmark Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
(b)    Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.
5.6    Limit on Rate of Interest.
(a)    No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.
(b)    Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.
(c)    Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.
Section 6.    Conditions Precedent to Initial Borrowing
The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent.
6.1    Credit Documents. The Administrative Agent shall have received:
(a)    this Agreement, executed and delivered by a duly Authorized Officer of the Borrower and each Lender;
(b)    the Guarantee, executed and delivered by a duly Authorized Officer of each Guarantor;
(c)    the Pledge Agreement, executed and delivered by a duly Authorized Officer of the Borrower and each other Guarantor;
(d)    the Security Agreement, executed and delivered by a duly Authorized Officer of the Borrower and each other Guarantor;
(e)    the results of customary UCC, Tax, judgement and intellectual property lien searches each of a recent date listing all effective financing statements, lien notices or comparable documents, none of which encumber the collateral (other than Permitted Liens); and
(f)    a completed perfection certificate executed and delivered by a duly Authorized Officer of each Credit Party, together with all attachments contemplated thereby.
6.2    Collateral. Except for any items referred to on Schedule 9.13:
(a)    all outstanding equity interests in whatever form of the Borrower and each Restricted Subsidiary that is directly owned by or on behalf of any Credit Party and required to be pledged pursuant to the Security Documents shall have been pledged pursuant thereto;
(b)    the Collateral Agent shall have received the certificates and instruments representing Equity Interests of the Borrower and of each Credit Party’s Restricted Subsidiaries and Pledged Debt (as defined in the Pledge Agreement) to the extent required to be delivered under the Security Documents and pledged under the Security Documents to the extent certificated, accompanied by instruments of transfer and undated stock powers or note endorsed in blank; and
(c)    all Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office required to be filed, registered or recorded to perfect the Liens created by the Security Documents to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent, and shall be in proper form, for filing, registration or recording.

6.3    Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Wilson Sonsini Goodrich & Rosati P.C., special counsel to the Borrower. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.
6.4    Closing Certificates. The Administrative Agent (or its counsel) shall have received a certificate of each of the Borrower and each Guarantor, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions, executed by any Authorized Officer (or in the case of the Borrower, any Director or authorized agent of the Borrower (which, subject to Section 13.9, may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page)) and the Secretary or any Assistant Secretary of the Borrower and each Guarantor, as applicable, and attaching the documents referred to in Section 6.5.
6.5    Authorization of Proceedings of the Borrower and the Other Credit Parties; Corporate Documents. The Administrative Agent shall have received (i) a copy of the resolutions of the board of directors or other managers of the Borrower and the other Credit Parties (or a duly authorized committee thereof) authorizing (a) the execution, delivery, and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder, (ii) the Certificate of Incorporation and By-Laws, Certificate of Formation and Operating Agreement or other comparable organizational documents, as applicable, of the Borrower and the other Credit Parties, and (iii) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of the Borrower and the other Credit Parties executing the Credit Documents to which it is a party.
6.6    Fees. The Agents and Lenders shall have received, substantially simultaneously with the establishment of the Revolving Credit Commitments, fees in the amounts previously agreed in writing to be received on the Closing Date and, to the extent invoiced at least three Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), reasonable and documented out-of-pocket expenses in the amounts previously agreed in writing to be paid on the Closing Date (which amounts may, at the Borrower’s option, be offset against the proceeds of the Revolving Credit Loans made on the Closing Date, if any).
6.7    Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer, the Vice President-Finance, or any other Authorized Officer of the Borrower to the effect that immediately following the establishment of the Revolving Credit Commitments on the Closing Date and after giving effect to the application of the proceeds of any Revolving Credit Loans made on the Closing Date (and after giving effect to the Transactions), the Borrower and its Subsidiaries on a consolidated basis are Solvent.
6.8    Patriot Act. The Administrative Agent shall have received at least three days prior to the Closing Date, to the extent requested by the Administrative Agent or Lenders in writing at least ten Business Days prior to the Closing Date (i) a Beneficial Ownership Certification for the Borrower and (ii) such other documentation and information as is reasonably requested by the Administrative Agent about the Credit Parties to the extent the Administrative Agent and the Borrower in good faith mutually agree is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.
6.9    Financial Statements. The Joint Lead Arrangers and Bookrunners shall have received the Historical Financial Statements.
6.10    No Default; Representations and Warranties. On the Closing Date, (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects; provided that any such representations and warranties which are qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects.

6.11    Officer’s Certificate. The Administrative Agent shall have received from an Authorized Officer of the Borrower an officer’s certificate certifying that the conditions set forth in Sections 6.10 and 6.14 are satisfied as of the Closing Date.
6.12    Promissory Notes. The Borrower shall have delivered to any Lender requesting a promissory note evidencing its Revolving Credit Commitments signed by an Authorized Officer of the Borrower.
6.13    Existing Credit Facilities. The Administrative Agent shall have received evidence reasonably satisfactory to it of the repayment by the Borrower of all outstanding amounts under the Existing Credit Facilities and the release of all guarantees, Liens and security interests related thereto.
6.14    No Material Adverse Effect. There has been no Material Adverse Effect since December 31, 2023.
For purposes of determining compliance with the conditions specified in Section 6 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 7.    Conditions Precedent to All Credit Events
The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Revolving Credit Loans required to be made by the Revolving Credit Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4) and the obligation of the Letter of Credit Issuers to issue Letters of Credit on any date is subject to the satisfaction (or waiver by the applicable Lenders) of the following conditions precedent:
7.1    No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (other than any Loan made pursuant to Section 2.14) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects) as of such earlier date).
7.2    Notice of Borrowing; Letter of Credit Request.
(a)    [Reserved].
(b)    Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.
(c)    Prior to the issuance of each Letter of Credit, the Administrative Agent and the relevant Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).
7.3    Financial Covenant Compliance. At the time of and immediately after giving effect to such Credit Event, the Borrower would be in compliance with the financial covenant set forth in Section 10.7 whether or not such covenant would otherwise be tested on and as of the date of such Credit Event.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.
Section 8.    Representations and Warranties
In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law):
8.1    Corporate Status. Each Credit Party (a) is a duly organized and validly existing corporation, limited liability company or other entity under the laws of the jurisdiction of its organization and has the corporate, limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.
8.2    Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent enforceability of such obligation with respect to which Capital Stock and Stock Equivalents of Foreign Subsidiaries is governed by the Uniform Commercial Code), except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.
8.3    No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the other transactions contemplated hereby or thereby will (a) contravene any provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality applicable to any Credit Party, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents or Permitted Liens) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”), in each case, other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws, articles or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.
8.4    Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.
8.5    Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock, in each case, in violation of the regulations of the Federal Reserve Board, and no portion of the proceeds of any credit extension hereunder shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such credit extension or the application of such proceeds to violate Regulation T,

Regulation U or Regulation X of the Federal Reserve Board or any other regulation thereof or to violate the Securities Exchange Act of 1934, as amended.
8.6    Governmental Approvals. The execution, delivery and performance of each Credit Document does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings, consents, approvals, registrations and recordings in respect of the Liens created pursuant to the Security Documents (and to release existing Liens), and (iii) such licenses, approvals, authorizations, registrations, filings or consents, in each case, the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect.
8.7    Investment Company Act. Neither the Borrower nor any Restricted Subsidiary is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
8.8    True and Complete Disclosure.
(a)    None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of the Restricted Subsidiaries or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger and Bookrunner, and/or any Lender on or before the Closing Date for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished (after giving effect to all supplements and updates), it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections, estimates (including financial estimates, forecasts, and other forward-looking information) or other forward looking information and information of a general economic or general industry nature.
(b)    The projections (including financial estimates, budgets, forecasts, and other forward-looking information) contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.
(c)    As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects, and, as of the date delivered, the information included in each Beneficial Ownership Certification delivered pursuant to Section 9.1 is true and correct in all material respects.
8.9    Financial Condition; Financial Statements.
(a)    The Historical Financial Statements, in each case present fairly in all material respects the combined financial position of the Borrower at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The financial statements referred to in this Section 8.9(a) have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. As of the Closing Date, neither the Borrower nor any Restricted Subsidiary has any material guarantee obligations or contingent liabilities or unusual forward or long-term commitments, in each case, that are not reflected in the most recent financial statements referred to in this paragraph, except as would not reasonably be expected to result in a Material Adverse Effect.
(b)    There has been no Material Adverse Effect since the Closing Date.

Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate Historical Financial Statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default or an Event of Default under the Credit Documents.
8.10    Compliance with Laws; No Event of Default. Each Credit Party is in compliance with all Requirements of Law applicable to it or its property, except where the failure to be so in compliance would not reasonably be expected to result in a Material Adverse Effect. No Event of Default has occurred and is continuing.
8.11    Tax Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Borrower and each of the Restricted Subsidiaries has filed all Tax returns required to be filed by it and has timely paid all Taxes payable by it (whether or not shown on a Tax return and including in its capacity as a withholding agent) that have become due, other than those being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower or such Restricted Subsidiary, as applicable) with respect thereto in accordance with GAAP and (b) the Borrower and each of the Restricted Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of management of the Borrower or such Restricted Subsidiary, as applicable) in accordance with GAAP for the payment of all Taxes not yet due and payable. There is no current or proposed Tax assessment, deficiency or other claim that has been asserted in writing against the Borrower or any Restricted Subsidiary that would reasonably be expected to result in a Material Adverse Effect.
8.12    Compliance with ERISA.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Credit Party and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Pension Plans and the regulations and the published interpretation thereunder and (ii) no ERISA Event has occurred or is reasonably expected to occur.
(b)    Except as would not reasonably be expected to have a Material Adverse Effect, no Foreign Plan Event has occurred or is reasonably expected to occur.
8.13    Subsidiaries. Schedule 8.13 to the Disclosure Letter lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date after giving effect to the Transactions.
8.14    Intellectual Property. Each of the Borrower and its Restricted Subsidiaries owns or has the right to use all Intellectual Property that is used in or otherwise necessary for the operation of their respective businesses as currently conducted, except where the failure of the foregoing would not reasonably be expected to have a Material Adverse Effect. The operation of their respective businesses by each of the Borrower and its Restricted Subsidiaries does not infringe upon, misappropriate, violate or otherwise conflict with the Intellectual Property of any third party, in each case except as would not reasonably be expected to have a Material Adverse Effect.
8.15    Environmental Laws.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect: (i) each of the Borrower and its Restricted Subsidiaries and their respective operations and properties are in compliance with all Environmental Laws; (ii) none of the Borrower, nor any Restricted Subsidiary has received written notice of any Environmental Claim; (iii) none of the Borrower nor any Restricted Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) to the knowledge of the Borrower, no underground or above ground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of the Restricted Subsidiaries.

(b)    None of the Borrower or any of the Restricted Subsidiaries has treated, stored, transported, released or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or, formerly owned or operated property nor, to the knowledge of the Borrower, has there been any other Release of Hazardous Materials at, on, under or from any such properties, in each case, in a manner that would reasonably be expected to have a Material Adverse Effect.
8.16    Properties.
(a)    Each of the Borrower and its Restricted Subsidiaries has good and valid record title to, valid leasehold interests in, or rights to use, all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title or interest would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(b)    Set forth on Schedule 1.1(a) to the Disclosure Letter is a list of each real property owned by any Credit Party as of the Closing Date having a Fair Market Value in excess of $10,000,000.
8.17    Solvency. On the date of each Credit Event (after giving effect to the Transactions) immediately following the making of the Revolving Credit Loans, if any, and after giving effect to the application of the proceeds of such Revolving Credit Loans (assuming for this Section 8.17 that the full amount of the Revolving Credit Commitments is drawn on the Closing Date), the Borrower and its Restricted Subsidiaries on a consolidated basis will be Solvent.
8.18    Patriot Act. On the Closing Date, the Borrower has provided to the Administrative Agent all information related to the Borrower and its Restricted Subsidiaries (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent and mutually agreed to be required by the Patriot Act to be obtained by the Administrative Agent or any Lender and the use of proceeds of the Loans will not violate the Patriot Act in any material respect.
8.19    OFAC and FCPA.
(a)    The Borrower and its Restricted Subsidiaries will not, directly or indirectly, use the proceeds of the Loans, to lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of unlawfully funding (i) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transactions, whether as a underwriter, advisor, investor, lender or otherwise) of Sanctions.
(b)    The Borrower and its Restricted Subsidiaries will not use the proceeds of the Loans directly, or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).
(c)    To the knowledge of the Borrower, neither the Borrower nor the Restricted Subsidiaries has, in the past three years, committed a violation in any material respects of applicable regulations of the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), Title III of the Patriot Act or the FCPA.
(d)    None of the Borrower, the Restricted Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, Affiliate, advisor or agent of any Credit Party or other Restricted Subsidiary, in each case, is an individual or entity currently on OFAC’s list of Specially Designated Nationals and Blocked Persons or is the subject of Sanctions administered by OFAC or the U.S. Department of State, nor is the Borrower or any Restricted Subsidiary located, organized or resident in a country or territory that is the subject of Sanctions.

8.20    Outbound Investments. Neither the Borrower nor any of its Restricted Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Restricted Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 9.    Affirmative Covenants.
The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments and each Letter of Credit have terminated or been collateralized in accordance with the terms of this Agreement and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity obligations, Secured Hedge Obligations and Secured Cash Management Obligations and Letters of Credit collateralized in accordance with the terms of this Agreement), are paid in full:
9.1    Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    Annual Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 120 days after the end of each such fiscal year), the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of each fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated and/or combined figures for the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern (other than any exception, explanatory paragraph or qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under any Indebtedness, (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary).
(b)    Quarterly Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of the applicable quarterly period, and setting forth comparative consolidated and/or combined figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Restricted Subsidiaries as at such date and for such periods in accordance with GAAP (except as noted therein), subject to changes resulting from normal year-end adjustments and the absence of footnotes.
(c)    Beneficial Ownership Certification. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.

(d)    Compliance Certificates. Not later than five days after the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall be substantially in the form of the Compliance Certificate attached as Exhibit L hereto and set forth (i) a specification of any change in the identity of the Restricted Subsidiaries and the Unrestricted Subsidiaries as at the end of the fiscal year or the fiscal quarter, as the case may be, from the Restricted Subsidiaries and the Unrestricted Subsidiaries, respectively, identified to the Lenders on the Closing Date or in the most recent certificate delivered pursuant to this clause (d) in which any such changes were disclosed, as the case may be, (ii) the Consolidated Total Debt to Consolidated EBITDA Ratio for such Test Period and the then underlying Status and, in each case, the underlying calculations in connection therewith and (iii) Liquidity as at the end of the fiscal year or fiscal quarter, as the case may be. At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Borrower setting forth changes to the legal name, jurisdiction of formation and type of entity and, solely with respect to any Credit Party organized in a jurisdiction where an organizational identification number is required to be included in a Uniform Commercial Code financing statement, organizational number (or equivalent) of any Credit Party or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (d) in which any such changes were disclosed, as the case may be.
(e)    Notice of Default or Litigation. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.
(f)    Environmental Matters. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains knowledge of any one or more of the following environmental matters, unless such environmental matters would not reasonably be expected to result in a Material Adverse Effect, notice of:
(i)    any pending or threatened (in writing) Environmental Claim against any Credit Party or any Real Estate; and
(ii)    the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under or from any Real Estate.
All such notices shall describe in reasonable detail the nature of the claim, investigation or removal, remedial or other corrective action in response thereto. The term “Real Estate” shall mean land, buildings, facilities and improvements owned or leased by any Credit Party.
(g)    Budgets. Prior to an IPO, within 90 days after the commencement of each fiscal year of the Borrower, a budget of the Borrower in reasonable detail on a quarterly basis for such fiscal year as customarily prepared by management of the Borrower and limited to a projected consolidated statement of operations and a bridge to projected Consolidated EBITDA (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer of the Borrower stating that such Projections have been prepared in good faith based on assumptions that were believed to be reasonable at the time of preparation of such Projections, it being understood and recognized by the Lenders that such projections as to future events are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material. For the avoidance of doubt, the requirements of this clause (g) shall only apply prior to an IPO.

(h)    Other Information. Subject in all respects to the last paragraph hereof, promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements (other than drafts of pre-effective versions of registration statements) with, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices, and reports that the Borrower or any of the Restricted Subsidiaries shall send to all holders of any publicly issued debt of the Borrower and/or any of the Restricted Subsidiaries, in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time; provided, that none of the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by law, or any binding agreement, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) that is otherwise subject to Section 13.16.
Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and its Restricted Subsidiaries by furnishing (A) the applicable financial statements of the Borrower or any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K, 10-Q or 8-K, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand.
Documents required to be delivered pursuant to clauses (a), (b), and (h) of this Section 9.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; (ii) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
Each Credit Party hereby acknowledges and agrees that, unless the Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 9.1(a), (b) and (d) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any material nonpublic information.
9.2    Books, Records, and Inspections. During normal business hours and upon reasonable advance notice, the Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire; provided that, excluding any such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative

Agent and the Lenders under this Section 9.2, (b) the Administrative Agent shall not exercise such rights more than one time in any calendar year, which such visit will be at the Borrower’s expense, and (c) notwithstanding anything to the contrary in this Section 9.2, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any agreement binding on a third-party or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.
9.3    Maintenance of Insurance. (a) The Borrower will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis; and will furnish to the Administrative Agent, promptly following written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried and (b) if at any time the area in which any improvements located on any Mortgaged Property is designated by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause each applicable Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, (ii) cooperate with the Administrative Agent and provide information reasonably required by the Administrative Agent to comply with the Flood Insurance Laws and (iii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance. Each such policy of general liability (including excess and umbrella general liability), property or casualty insurance shall (i) in the case of each general liability (including excess and umbrella general liability) insurance policy, name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each property or casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties as the loss payee thereunder; provided that, unless an Event of Default shall have occurred and be continuing, (A) all proceeds from insurance policies shall be paid to the Borrower or applicable Guarantor, (B) to the extent the Collateral Agent receives any proceeds, the Collateral Agent shall, promptly following receipt of an Officer’s Certificate of the Borrower certifying that no Event of Default has occurred and is continuing, turn over to the Borrower any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Borrower or any of its Subsidiaries, and (C) the Collateral Agent agrees that the Borrower and its Subsidiaries shall have the sole right to adjust or settle any claims under such insurance.
9.4    Payment of Taxes. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all material Taxes imposed upon it (including in its capacity as a withholding agent) or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries.
9.5    Preservation of Existence; Consolidated Corporate Franchises. The Borrower will, and will cause each Material Subsidiary to, take all actions necessary (a) to preserve and keep in full force and effect its existence, organizational rights and authority and (b) to maintain its rights, privileges (including its good standing (if applicable)), permits, licenses and franchises necessary in the normal conduct of its business, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Permitted Investments and Sections 10.2, 10.3, or 10.4.
9.6    Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, (a) comply with all applicable laws, rules, regulations, and orders applicable to it or its property, including, without limitation, the Patriot Act the rules and regulations promulgated thereunder, and all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, (b) comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by Environmental Laws, (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings and (d) comply in all material respects with all applicable laws administered by OFAC or the FCPA, except in each case of clauses (a), (b), and (c) of this Section 9.6, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
9.7    ERISA. (a) The Borrower will furnish to the Administrative Agent promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Credit Party or any of its Subsidiaries may request with respect to any Multiemployer Plan to which a Credit Party or any of its Subsidiaries is obligated to contribute; provided that if the Credit Parties or any of their Subsidiaries have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Credit Parties shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; provided, further, that the rights granted to the Administrative Agent in this Section 9.7(a) shall be exercised not more than once with respect to the same Multiemployer Plan during any applicable plan year, and (b) the Borrower will notify the Administrative Agent promptly following the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events or Foreign Plan Events that have occurred, would reasonably be expected to result in liability of any Credit Party that would reasonably be expected to have a Material Adverse Effect.
9.8    Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty, and condemnation excepted, except in each case to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
9.9    End of Fiscal Years. The Borrower will, for financial reporting purposes, cause each of its, and each of the Restricted Subsidiaries’, fiscal years to end on dates consistent with past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to (x) align the dates of such fiscal year and for any Restricted Subsidiary whose fiscal years end on dates different from those of the Borrower or (y) any other financial reporting convention (including a change of fiscal year) reasonably acceptable (such consent not to be unreasonably withheld, conditioned, or delayed) to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
9.10    Additional Guarantors and Grantors. Subject to the Perfection Exceptions and any applicable limitations set forth in the Security Documents, the Borrower will cause each direct or indirect Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition), and each other Subsidiary that ceases to constitute an Excluded Subsidiary, within 60 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the

Administrative Agent may agree in its reasonable discretion), and the Borrower may at its option cause any Domestic Subsidiary (other than any Excluded Subsidiary), to execute a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement in order to become a Guarantor under the Guarantee and a grantor under such Security Documents or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to the Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected security interest in its assets to substantially the same extent as created and perfected by the Credit Parties on the Closing Date and pursuant to Section 9.13(d) in the case of such Credit Parties. For the avoidance of doubt, no Credit Party or any Restricted Subsidiary that is a Domestic Subsidiary shall be required to take any action outside the United States to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States, any state thereof, or the District of Columbia).
9.11    Pledge of Additional Stock and Evidence of Indebtedness. Subject to the Perfection Exceptions and any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would reasonably be expected to result in material adverse Tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, the Borrower will and will cause its Restricted Subsidiaries to deliver to the Collateral Agent (i) all certificates constituting Collateral and representing Capital Stock and Stock Equivalents of any Restricted Subsidiary (other than any Excluded Stock and Stock Equivalents) held directly by the Borrower or any other Credit Party, (ii) all evidences of Indebtedness constituting Collateral in excess of $10,000,000 received by the Borrower or any of the Guarantors in connection with any disposition of assets, and (iii) any promissory notes constituting Collateral and executed after the Closing Date evidencing Indebtedness in excess of $10,000,000 that is owing to the Borrower or any other Credit Party, in each case, to be delivered to the Collateral Agent as security for the Obligations accompanied by undated instruments of transfer executed in blank pursuant to the terms of the Security Documents. Notwithstanding the foregoing any promissory note among the Borrower and/or its Subsidiaries need not be delivered to the Collateral Agent so long as (i) a global intercompany note (including the Global Intercompany Note) superseding such promissory note has been delivered to the Collateral Agent, and (ii) such promissory note is not delivered to any other party other than the Borrower or any other Credit Party, in each case, owed money thereunder.
9.12    Use of Proceeds.
(a)    The Borrower will use Letters of Credit and Revolving Loans for working capital and general corporate purposes (including any transaction not prohibited by the Credit Documents).
9.13    Further Assurances.
(a)    Subject to the Perfection Exceptions and the terms of Sections 9.10 and 9.11, this Section 9.13 and the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect, and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and its Restricted Subsidiaries.
(b)    Subject to the Perfection Exceptions and any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in material adverse Tax consequences as reasonably determined by the Borrower in good faith and notified in writing to the Administrative Agent, if any assets (other than Excluded Property) (including any real estate or improvements thereto or any interest therein but excluding Capital Stock and Stock Equivalents of any Subsidiary) with a book value in excess of $10,000,000 (at the time of acquisition) are acquired by the Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document or that constitute a fee interest in real property in the United States, the Borrower will notify the Collateral Agent, and, if requested by the Collateral Agent, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than 90 days following the acquisition thereof, unless extended by the Administrative Agent in its sole discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.13.
(c)    Any Mortgage delivered to the Administrative Agent in accordance with the preceding clause (b) shall, if requested by the Collateral Agent, be received as soon as commercially reasonable but in no event later than 90 days following the acquisition of any Mortgaged Property (except as set forth in the preceding clause (b)), unless extended by the Administrative Agent acting reasonably and accompanied by (x) a policy or policies (or an unconditional binding commitment therefor to be replaced by a final title policy) of title insurance (each a “Title Policy”) issued by a nationally recognized title insurance company, in such amounts as reasonably acceptable to the Administrative Agent not to exceed the book value of the applicable Mortgaged Property, insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2 or as otherwise permitted by the Administrative Agent and otherwise in form and substance reasonably acceptable to the Administrative Agent and the Borrower, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request but only to the extent such endorsements are (i) available in the relevant jurisdiction (provided in no event shall the Administrative Agent request a creditors’ rights endorsement) and (ii) available at commercially reasonable rates, (y) an opinion of local counsel to the applicable Credit Party in form and substance reasonably acceptable to the Administrative Agent (with respect to, among other things, enforceability and due authorization, execution and delivery of the applicable Mortgage), (z) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and if any improvements on such Mortgaged Property are located in a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Parties and (ii) certificates of insurance evidencing the insurance required by Section 9.3 in form and substance reasonably satisfactory to the Administrative Agent, each of which shall (I) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (II) name the Collateral Agent, on behalf of the Secured Parties, as additional insured or loss payee/mortgagee (as applicable), (III) identify the address of each property located in a special flood hazard area, indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto, (IV) provide that the insurer will give the Administrative Agent 45 days’ written notice of cancellation or non-renewal and (V) shall be otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (aa) an ALTA survey in a form and substance reasonably acceptable to the Collateral Agent or such existing survey together with a no-change affidavit sufficient for the title company to remove all standard survey exceptions from the Title Policy related to such Mortgaged Property and issue the endorsements required in (x) above.
(d)    Post-Closing Covenant. The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.13 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.13 with respect to such action or such later date as the Administrative Agent may reasonably agree.
9.14    Lines of Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise incidental, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or Permitted Investment). For the avoidance of doubt, this Section 9.14 shall not prohibit the Borrower and its Subsidiaries from the making of Investments pursuant to clause (xxv) of the definition of “Permitted Investments” and activities attendant thereto.

Section 10.    Negative Covenants
The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments and each Letter of Credit have terminated or been collateralized in accordance with the terms of this Agreement and the Loans and Unpaid Drawings, together with interest, Fees, and all other Obligations incurred hereunder (other than contingent indemnity obligations, Secured Hedge Obligations and Secured Cash Management Obligations and Letters of Credit, collateralized in accordance with the terms of this Agreement), are paid in full:
10.1    Limitation on Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock; provided that the Borrower and its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, if, after giving effect thereto on a Pro Forma Basis as of the last day of the most recently ended Test Period, the Consolidated Total Debt to Consolidated EBITDA Ratio would not exceed 4.00 to 1.00; provided, further, that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors, together with any amounts incurred under Section 10.1(n)(x) by Restricted Subsidiaries that are not Guarantors and any amounts incurred pursuant to clause (r)(i) below, shall not exceed an outstanding principal amount equal to the greater of (x) $70,000,000 and (y) 35.0% of TTM Consolidated EBITDA.
The foregoing limitations will not apply to:
(a)    Indebtedness arising under the Credit Documents;
(b)    Permitted Incremental Equivalent Debt;
(c)    (i) Indebtedness (including any unused commitment) outstanding on the Closing Date listed on Schedule 10.1 to the Disclosure Letter and (ii) intercompany Indebtedness (including any unused commitment) outstanding on the Closing Date listed on Schedule 10.1 to the Disclosure Letter;
(d)    Indebtedness (including Capitalized Lease Obligations) and/or Disqualified Stock, to finance the purchase, lease, construction, installation, maintenance, replacement or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Restricted Subsidiary, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, and Disqualified Stock then outstanding and incurred pursuant to this clause (d) and all Refinancing Indebtedness incurred to refinance any other Indebtedness, and/or Disqualified Stock incurred pursuant to this clause (d), does not exceed the greater of (x) $50,000,000 and (y) 25.0% of TTM Consolidated EBITDA, determined at the time of incurrence;
(e)    Indebtedness incurred by the Borrower or any Restricted Subsidiary (including letter of credit obligations consistent with past practice constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business), in respect of workers’ compensation claims, deferred compensation, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, deferred compensation, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;
(f)    Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, holdback amounts, escrowed amounts, earnout, milestone payments, or other deferred purchase price obligations, in each case, incurred or assumed in connection with any Permitted

Investment, including the acquisition or disposition of any business, assets or a Subsidiary or other Person (other than guarantees of Indebtedness incurred by any Person);
(g)    Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not the Borrower or a Guarantor is subordinated in right of payment to the Borrower’s Guarantee pursuant to the subordination provisions of the Global Intercompany Note or on terms at least as favorable to the Lenders as those set forth in the Global Intercompany Note;
(h)    Indebtedness of a Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary; provided that if the Borrower or a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not the Borrower or a Guarantor, such Indebtedness is subordinated in right of payment to the Obligations and to the Guarantee of such Guarantor as the case may be, in each case pursuant to the subordination provisions of the Global Intercompany Note or on terms at least as favorable to the Lenders as those set forth in the Global Intercompany Note;
(i)    Indebtedness in connection with Qualified Securitization Financings;
(j)    Hedging Obligations (excluding Hedging Obligations resulting from Hedge Agreements entered into for speculative purposes);
(k)    obligations in respect of self-insurance, performance, bid, appeal, and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business, or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments that do not constitute an Event of Default under Section 11.10.;
(l)    (i) Indebtedness and/or Disqualified Stock of the Borrower or any Restricted Subsidiary in an aggregate principal amount up to 100% of the net cash proceeds received by the Borrower since immediately after the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with Sections 10.4(a)(ii)(B) and 10.4(a)(ii)(C) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 10.4(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (i) and (iii) of the definition thereof) and (ii) Indebtedness and/or Disqualified Stock of the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount which when aggregated with the principal amount of all other Indebtedness and Disqualified Stock then outstanding and incurred pursuant to this clause (l)(ii), does not exceed (A) prior to the consummation of an IPO, the greater of (x) $500,000,000 and (y) 25.0% of TTM Consolidated EBITDA, determined at the time of incurrence and (B) following consummation of an IPO, the greater of (x) $1,000,000,000 and (y) 50.0% of TTM Consolidated EBITDA, determined at the time of incurrence (it being understood that any Indebtedness or Disqualified Stock incurred pursuant to this clause (l)(ii) shall cease to be deemed incurred or outstanding for purposes of this clause (l)(ii) but shall be deemed incurred for the purposes of the first paragraph of this Section 10.1 from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness or Disqualified Stock under the first paragraph of this Section 10.1 without reliance on this clause (l)(ii));
(m)    the incurrence or issuance by the Borrower or any Restricted Subsidiary of Indebtedness or Disqualified Stock which serves to refinance any Indebtedness or Disqualified Stock incurred as permitted under the first paragraph of this Section 10.1 and clause (c) above, clause (l)(i), this clause (m) and clause (n) below or any Indebtedness or Disqualified Stock issued to so refinance, replace, refund, extend, renew, defease, restructure, amend, restate or otherwise modify (collectively, “refinance”) such Indebtedness or Disqualified Stock (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness (1) other than any Qualifying Bridge Loans, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the

Indebtedness or Disqualified Stock being refinanced, (2) to the extent such Refinancing Indebtedness refinances (i) Indebtedness that is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, such Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, (ii) Disqualified Stock, such Refinancing Indebtedness must be Disqualified Stock, and (iii) Indebtedness subordinated to the Obligations, such Refinancing Indebtedness is subordinated to the Obligations at least to the same extent as the Indebtedness being refinanced and (3) shall not include Indebtedness, Disqualified Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock of the Borrower or a Guarantor;
(n)    Indebtedness or Disqualified Stock of (x) the Borrower or a Restricted Subsidiary incurred or issued to finance an acquisition, merger, or consolidation; provided that the amount of Indebtedness (other than Acquired Indebtedness) or Disqualified Stock that may be incurred pursuant to the foregoing, together with any amounts incurred under the first paragraph of this Section 10.1 by Restricted Subsidiaries that are not Guarantors and any amounts incurred pursuant to clause (r)(i) below, shall not exceed an outstanding principal amount equal to the greater of (i) $70,000,000 and (ii) 35.0% of TTM Consolidated EBITDA, determined at the time of incurrence, or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms hereof (including designating an Unrestricted Subsidiary a Restricted Subsidiary), in each case, to the extent not incurred in connection with, or in contemplation of, such acquisition, merger, consolidation, or designation; provided further that for the purposes of each of clauses (x) any (y) above, after giving effect to any such acquisition, merger, consolidation or designation, the Consolidated Total Debt to Consolidated EBITDA Ratio (calculated on a Pro Forma Basis) shall be either (A) less than or equal to the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to such acquisition, merger, consolidation or designation or (B) less than or equal to 4.00 to 1.00;
(o)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(p)    (i) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit so long as such letter of credit is otherwise permitted to be incurred pursuant to this Section 10.1 or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;
(q)    (1) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as in the case of a guarantee of Indebtedness of a Restricted Subsidiary that is not a Guarantor such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee or (2) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower;
(r)    Indebtedness of Restricted Subsidiaries that are not Guarantors in an amount, together with any amounts incurred under the first paragraph of this Section 10.1 and clause (n) above, in each case, by Restricted Subsidiaries that are not Guarantors, not to exceed an aggregate outstanding principal amount equal to the greater of (x) $70,000,000 and (y) 35.0% of TTM Consolidated EBITDA determined at the time of incurrence;
(s)    Indebtedness of the Borrower or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;
(t)    (i) Indebtedness of the Borrower or any of the Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business, including with respect to financial accommodations of the type described in the definition of “Cash Management Services” and (ii) Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries;

(u)    Indebtedness consisting of Indebtedness issued by the Borrower or any of the Restricted Subsidiaries to future, current or former officers, directors, managers, consultants and employees thereof and their respective estates, spouses and former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in clause (4) of Section 10.4(b);
(v)    Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower that is incurred in connection with lease agreements where such entity is considered the owner for accounting purposes only, or build-to-suit leases, to the extent such entity is involved in the construction of structural improvements or takes construction risk prior to commencement of a lease where such entity does not meet the sale-leaseback criteria for derecognition of the building assets and liability, incurred in the ordinary course of business, and which in all cases is characterized on the Borrower’s balance sheet as “Lease Financing Obligations” or any replacement term in accordance with GAAP;
(w)    any Swap Obligation, provided, that such obligations are entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment, or to hedge currency exposure or to hedge energy costs or exposure, which, in any case, are not entered into for speculative purposes;
(x)    Indebtedness of the Borrower or any Restricted Subsidiary arising under, or in connection with, any Partner Bank Agreement;
(y)    [reserved]; and
(z)    (i) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licenses, sub-licenses and distribution partners and (ii) Indebtedness incurred by the Borrower or any Subsidiary as a result of operating leases entered into by the Borrower or any direct or indirect parent of the Borrower in the ordinary course of business.
For purposes of determining compliance with this Section 10.1: (i) in the event that an item of Indebtedness or Disqualified Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness or Disqualified Stock described in clauses (a) through (z) above or is entitled to be incurred pursuant to the first paragraph of this Section 10.1, the Borrower, in its sole discretion, will classify and may reclassify (including within the definition of “Maximum Incremental Facilities Amount”) such item of Indebtedness or Disqualified Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness or Disqualified Stock in one of the above clauses or paragraphs; and (ii) at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 10.1.
Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or Disqualified Stock for purposes of this covenant. Any Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clauses (a), (c) and (l)(i) above shall be deemed to include additional Indebtedness or Disqualified Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees, and expenses in connection with such refinancing.
For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums, and other costs and expenses and accrued and unpaid interest incurred in connection with such refinancing.
The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.
10.2    Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, except if such Subject Lien is a Permitted Lien.
10.3    Limitation on Fundamental Changes. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:
(a)    so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (A) the Borrower shall be the continuing or surviving corporation or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto or in a form otherwise reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (3), and (6) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger, amalgamation, or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation, or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clauses (3) through (5) preserve the enforceability of the Guarantee and the perfection of the Liens created under the applicable Security Documents (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement); provided, further, that the Borrower agrees to provide any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;
(b)    so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person (in the latter case, other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, and (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation and if the surviving Person is not already a Guarantor, such Person shall execute a supplement to the Guarantee and the relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties;
(c)    any Restricted Subsidiary may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person or dispose of its assets if (i) such transaction is undertaken in good faith to improve the tax efficiency of the Borrower and its Subsidiaries and (ii) after giving effect to such transaction, each of the security interest of the Collateral Agent in the Collateral, taken as a whole, and the value of the Guarantees, taken as a whole, is not materially impaired;
(d)    (i) any Restricted Subsidiary that is not a Credit Party may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to the Borrower or any other Restricted Subsidiary or (ii) any Credit Party (other than the Borrower) may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to any other Credit Party;
(e)    any Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to a Credit Party; provided that the consideration for any such disposition by a Credit Party to any Person other than a Credit Party shall not exceed the fair value of such assets;
(f)    any Restricted Subsidiary (in each case, other than the Borrower) may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 10.4 or, in the case of any such business, not discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution;
(g)    the Borrower and its Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, investment or conveyance, sale, lease, assignment or disposition, the purpose of which is to effect an asset sale or disposition or an investment permitted pursuant to Section 10.4 or an investment that constitutes a Permitted Investment; provided, that, for the avoidance of doubt, in no event shall the Borrower consummate a merger, dissolution, liquidation, amalgamation or consolidation unless the terms set forth in Section 10.3(a) shall have been satisfied;
(h)    the Borrower and its Subsidiaries may undertake or consummate any IPO Reorganization Transactions and any transaction related thereto or contemplated thereby; and
(i)    so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower or any Restricted Subsidiary may change its legal form; provided, that, if either the Borrower or such Restricted Subsidiary was organized under the laws of the United States, any state thereof, or the District of Columbia immediately prior to such change, then such entity shall remain organized under the laws of the United States, any state thereof, or the District of Columbia.

10.4    Limitation on Restricted Payments.
(a)    The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly:
(1)    declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:
(A)    dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests, or
(B)    dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;
(2)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent company of the Borrower, including in connection with any merger or consolidation;
(3)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Borrower or any Restricted Subsidiary, other than (A) Indebtedness permitted under clauses (g) and/or (h) of Section 10.1 or (B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or
(4)    make any Restricted Investment;
(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
(i)    no Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and
(ii)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), and (6)(C) of Section 10.4(b) below, but excluding all other Restricted Payments permitted by Section 10.4(b)), is less than the sum of (without duplication) (the sum of the amounts attributable to clauses (A) through (D) below is referred to herein as the “Available Amount”):
(A)    100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Borrower since immediately after the Closing Date (other than to the extent such net cash proceeds have been used to incur Indebtedness or Disqualified Stock pursuant to clause (l)(i) of Section 10.1) from the issue or sale of (x) Equity Interests of the Borrower, including Retired Capital Stock, but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of (A) Equity Interests to any employee, director, officer, manager, consultant or independent contractor of the Borrower, any direct or indirect parent company of the Borrower and the Borrower’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.4(b) below, (B) Designated Preferred Stock, and (C) Equity Interests in connection with an initial IPO of the Borrower, an IPO Entity or any Parent Entity and, to the extent such net cash proceeds are actually contributed to the Borrower, Equity Interests of any direct or indirect parent company of the Borrower (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.4(b) below) or (y) Indebtedness of the Borrower or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Borrower or any direct or indirect parent company of the Borrower; provided that this clause (A) shall not include the proceeds from (a) Refunding Capital Stock, (b) Equity Interests or Indebtedness that has been converted or exchanged for Equity Interests of the Borrower sold to a Restricted Subsidiary or the Borrower, as the case may be, (c) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock or (d) Excluded Contributions, plus
(B)    100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (including the original principal amount of any Indebtedness (and accrued interest) contributed to the Borrower or its Subsidiaries for cancellation) or that becomes part of the capital of the Borrower through consolidation or merger following the Closing Date, in each case, not involving cash consideration payable by the Borrower on account thereof (other than to the extent such net cash proceeds (i) have been used to incur Indebtedness or Disqualified Stock pursuant to clause (l)(i) of Section 10.1, (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions), plus
(C)    100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower and its Restricted Subsidiaries (including cash distributions and cash interest, in each case, received in respect of Restricted Investments) and repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Borrower or the Restricted Subsidiaries, in each case, after the Closing Date; or (B) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date, plus
(D)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent such Investment constituted a Permitted Investment.
(b)    The foregoing provisions of Section 10.4(a) will not prohibit:
(1)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;
(2)    (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Borrower or any Restricted Subsidiary, or any Equity Interests of any direct or indirect parent company of the Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower or any direct or indirect Parent Entity or management investment vehicle to the extent contributed to the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 10.4(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;
(3)    the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Subordinated Indebtedness of the Borrower or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower, or a Restricted Subsidiary, as the case may be, which is incurred in compliance with Section 10.1 so long as: (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness, (B) if such Subordinated Indebtedness is subordinated to the Obligations, such new Indebtedness is subordinated to the Obligations or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired, (D) if such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value is (i) unsecured then such new Indebtedness shall be unsecured or (ii) secured by a Lien ranking junior to the Liens securing the Obligations then such new Indebtedness shall be unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, and (E) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired;
(4)    a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any direct or indirect parent company of the Borrower or management investment vehicle held by any future, present or former employee, director, officer, manager, consultant or independent contractor of the Borrower, any of its Subsidiaries or any direct or indirect Parent Entity or management investment vehicle, or their estates, descendants, family, spouse or former spouse pursuant to any equity incentive plan, management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any direct or indirect Parent Entity or management investment vehicle in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of the Borrower or any direct or Parent Entity or management investment vehicle in connection with the Transactions; provided that, except with respect to non-discretionary purchases, the aggregate Restricted Payments made under this clause (4) subsequent to the Closing Date do not exceed in any calendar year $20,000,000 (with unused amounts in any calendar year being carried over to the next two succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of any direct or indirect Parent Entity or management investment vehicle, in each case to any future, present or former employees, directors, officers, managers, consultants or independent contractors of the Borrower, any of its Subsidiaries or any direct or indirect Parent Entity or management investment vehicle that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (ii) of Section 10.4(a), plus (B) the cash proceeds of key man life insurance policies received by the Borrower and its Restricted Subsidiaries after the Closing Date, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4); and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers, consultants or independent contractors of the Borrower, any direct or indirect Parent Entity or management investment vehicle or any Restricted Subsidiary, or their estates, descendants, family, spouse or former spouse pursuant in connection with a repurchase of Equity Interests of the Borrower or any direct or indirect Parent Entity or management investment vehicle will not be deemed to constitute a Restricted Payment for purposes of this Section 10.4 or any other provision of this Agreement;
(5)    [reserved];
(6)    (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower after the Closing Date; (B) the declaration and payment of dividends to any direct or indirect parent company of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Closing Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock; or (C) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 10.4(b); provided that, in the case of each of (A), (B), and (C) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a Pro Forma Basis, the Borrower and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;
(7)    [reserved];
(8)    (i) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar Taxes payable or expected to be payable by any future, present or former employee, director, officer, manager, consultant or independent contractor of the Borrower or any Restricted Subsidiary of the Borrower (or their respective Affiliates, management investment vehicles, estates, descendants, family members, spouses and former spouses and any trusts, limited liability companies, corporations, partnerships or other entities for the benefit of, or controlled by, any of the foregoing) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests (including, without limitation, restricted stock units) of the Borrower (or any direct or indirect parent company of the Borrower) and repurchases of Equity Interests (including, without limitation, restricted stock units) deemed to occur upon the exercise of stock options or the grant, vesting or delivery of Equity Interests to the extent the Equity Interests subject to such repurchase represent a portion of the exercise price of such options or warrants, (ii) payments or other adjustments to outstanding Equity Interests in accordance with any incentive equity plan, management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment and (iii) so long as any Restricted Subsidiary is a member of a consolidated, combined or unitary group of which the Borrower (or any direct or indirect parent entity of the Borrower) is the parent for foreign, federal, state, provincial or local income, franchise or similar Tax purposes, or an entity that is disregarded from the Borrower or any member of such group for such Tax purposes, payments the proceeds of which will be used to pay the Tax liability to each foreign, federal, state, provincial or local jurisdiction in respect of which such a Tax return is filed by the Borrower (or any direct or indirect parent entity of the Borrower) that includes the Restricted Subsidiary, to the extent such Tax liability is attributable to the taxable income of such Restricted Subsidiary (or that includes the income from the operations of such Restricted Subsidiary if such Restricted Subsidiary is a disregarded entity); provided that (x) for each taxable period, the amount of such payments made with respect to such taxable period shall not exceed the amount that the relevant Restricted Subsidiary and its Subsidiaries would have been required to pay as a stand-alone Tax group; and (y) the permitted payment pursuant to this clause (iii) with respect to the Taxes of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries for the purpose of paying such Taxes;
(9)    following consummation of an IPO after the Closing Date, Restricted Payments in an aggregate amount per year not to exceed 6.00% of the net cash proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;
(10)    Restricted Payments in an amount that does not exceed the amount of Excluded Contributions made since the Closing Date;
(11)    [reserved];
(12)    distributions or payments of Receivables Fees or Securitization Fees;
(13)    other Restricted Payments which do not exceed $150,000,000 in the aggregate during the term of this Agreement;
(14)    other Restricted Payments; provided that after giving Pro Forma Effect to such Restricted Payments, Liquidity shall not be less than $333,000,000;
(15)    the Borrower may make any payments of cash or deliveries in shares of Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock) (and cash in lieu of fractional shares) pursuant to the terms of, and otherwise perform its obligations under, any Permitted Convertible Indebtedness (including, without limitation, making payments of interest and principal thereon, making payments due upon required repurchase thereof and/or making payments and deliveries upon conversion or settlement thereof);
(16)    the repurchase, redemption or other acquisition for value of Equity Interests of the Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower, in each case, permitted under this Agreement;
(17)    the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);
(18)     the payment of the premium or prepayment amount and any other payments in respect of, the exercise of, or the performance of the Borrower’s obligations under, any Permitted

Call Spread Transaction or any Permitted Forward Agreement, including, in each case in connection with any settlement, unwind or termination thereof, whether according to the terms thereof or otherwise;
(19)    payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 10.3; and
(20)    the Borrower may make Restricted Payments in cash to any Parent Entity:
(i)    the proceeds of which shall be used by such Parent Entity to pay (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting, tax reporting and similar expenses payable to third parties), that are reasonable and customary and incurred in the ordinary course of business, (2) any reasonable and customary indemnification claims made by directors, officers, members of management, managers, employees or consultants of any Parent Entity attributable to the ownership or operations of any Parent Entity, the Borrower and the respective Restricted Subsidiaries, and (3) fees and expenses (x) due and payable by the Borrower or any Restricted Subsidiary and (y) otherwise permitted to be paid by the Borrower and the Restricted Subsidiaries under this Agreement;
(ii)    the proceeds of which shall be used by any Parent Entity to pay franchise and similar Taxes, and other fees and expenses (including legal, accounting and corporate overhead expenses), required to maintain its organizational existence;
(iii)    the proceeds of which shall be used by any Parent Entity to finance any Permitted Investment that would be permitted to be made by the Borrower or any Restricted Subsidiary; provided that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) such Parent Entity shall, immediately following the closing thereof, cause (x) all property acquired to be contributed to the Borrower or any Restricted Subsidiary or (y) the Person formed or acquired to merge into or consolidate or amalgamate with the Borrower or any Restricted Subsidiary to the extent such merger or consolidation is permitted by Section 10.3) in order to consummate such Investment;
(iv)    the proceeds of which shall be used to pay customary salary, bonus, severance and other compensation and benefits payable to current or former directors, officers, members of management, managers, consultants, independent contractors or employees of any Parent Entity to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;
(v)    the proceeds of which shall be used by any Parent Entity to pay (i) fees and expenses related to any successful or unsuccessful equity issuance or offering or debt issuance, incurrence or offering, disposition or acquisition, Investment or other transaction permitted by this Agreement and (ii) after the consummation of an IPO described in clause (a) of the definition thereof or issuance of public debt securities, Public Company Costs; and
(vi)    the proceeds of which shall be used for the payment of insurance premiums to the extent attributable to any Parent Entity, the Borrower and their subsidiaries.
provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (9), (10) (but only if the Excluded Contribution was made more than six months prior to such time), (13) and (14) above, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof (or in the case of a Restricted Investment, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing or would occur as a consequence thereof).

The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 10.4(a) or under clause (10) of Section 10.4(b), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of “Unrestricted Subsidiary.” Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.
For purposes of determining compliance with this Section 10.4, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (1) through (19) above or is entitled to be made pursuant to clause (ii) of Section 10.4(a) and/or one or more of the exceptions contained in the definition of Permitted Investments, the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) among such baskets in a manner that otherwise complies with this Section 10.4.
10.5    [Reserved].
10.6    Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, conduct any transactions with any of its Affiliates (other than the Borrower and its Restricted Subsidiaries) involving aggregate payments or consideration in excess of the greater of (x) $30,000,000 and (y) 15.0% of TTM Consolidated EBITDA for any individual transaction or series of related transactions unless such transaction is on terms that are at least substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing provisions will not prohibit:
(a)    transactions permitted by Section 10.4;
(b)    consummation of the Transactions and the payment of the Transaction Expenses;
(c)    the issuance of Capital Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries not otherwise prohibited by the Credit Documents;
(d)    loans, advances and other transactions between or among the Borrower, any Restricted Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or a Subsidiary’s ownership of Capital Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent not prohibited by Section 10;
(e)    employment and severance arrangements between the Borrower and its Restricted Subsidiaries and their respective employees, directors, officers, managers, consultants or independent contractors (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business (including loans and advances in connection therewith);
(f)    the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, employees, directors, officers, managers, consultants or independent contractors of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business;
(g)    transactions undertaken pursuant to membership in a purchasing consortium;
(h)    transactions pursuant to any agreement or arrangement as in effect as of the Closing Date, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as determined by the Borrower in good faith);
(i)    transactions by Borrower and its Subsidiaries consummated or undertaken, or otherwise subject to any IPO Reorganization Transactions;
(j)    the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable;
(k)    Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and the holding of such Loans or Commitments and the payments and other transactions contemplated herein in respect thereof; or
(l)    any customary transactions with a Receivables Subsidiary or Securitization Subsidiary effected as part of a Receivables Facility or Qualified Securitization Financing, as applicable.
For the avoidance of doubt, this Section 10.6 shall not apply to employment, bonus, subscription agreements or similar agreements pertaining to the repurchase of Capital Stock or Stock Equivalents pursuant to put/call rights or similar rights, retention and severance, and similar agreements or arrangements with, payment of loans (or cancellation of loans) to, and payments of compensation or benefits to or for the benefit of, current or former employees, consultants, officers or directors of the Borrower and/or its Subsidiaries, which, in each case, are approved by the Borrower in good faith. For purposes of this Section 10.6, any transaction shall be deemed at least substantially as favorable to the Borrower or any Restricted Subsidiary, as applicable, as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate if such transaction is approved by a majority of the disinterested directors of the board of directors of the Borrower or such Restricted Subsidiary, as applicable, in a resolution certifying that such transaction is on terms substantially as favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from a Person that is not an Affiliate.
10.7    Financial Covenant. The Borrower will not permit Liquidity, as of the last day of any fiscal quarter, to be less than $150,000,000.
10.8    Outbound Investments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 11.    Events of Default
Upon the occurrence of any of the following specified events (each an “Event of Default”):
11.1    Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2    Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made, and, to the extent capable of being cured (except those in the Credit Documents made or deemed made on the Closing Date), such incorrect representation or warranty shall remain incorrect for a period of 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent; or
11.3    Covenants. Any Credit Party shall:
(a)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e)(i), Section 9.5 (solely with respect to the Borrower) or Section 10; or
(b)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice thereof by the Borrower from the Administrative Agent or the Required Lenders; or
11.4    Default Under Other Agreements. (a) The Borrower or any of the Restricted Subsidiaries shall (i) fail to make any payment with respect to any Indebtedness (other than the Obligations) in an aggregate principal amount in excess of $25,000,000, for the Borrower and such Restricted Subsidiaries, beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (after giving effect to all applicable grace period and delivery of all required notices) (other than, with respect to Indebtedness resulting from any Hedge Agreement, termination events or equivalent events pursuant to the terms of such Hedge Agreement (it being understood that clause (i) above shall apply to any failure to make any payment with respect to any Indebtedness (other than the Obligations) in an aggregate principal amount in excess of $25,000,000 that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (a) shall not apply to (w) obligations under any Qualified Securitization Financing, (x) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (y) any repurchase, prepayment, defeasance, redemption, conversion or settlement with respect to any Permitted Convertible Indebtedness pursuant to its terms unless such repurchase, prepayment, defeasance, redemption, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default, or (z) obligations under any Partner Bank Agreements, or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness resulting from any Hedge Agreement, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreement (it being understood that clause (a)(i) above shall apply to any failure to make any payment in excess of $25,000,000 that is required as a result of any such termination or equivalent event and that is not otherwise being contested in good faith)), prior to the stated maturity thereof; provided that this clause (b) shall not apply to (u) obligations under any Partner Bank Agreements, (v) obligations under any Qualified Securitization Financing, (w) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (x) any repurchase, prepayment, defeasance, redemption, conversion or settlement with respect to any Permitted Convertible Indebtedness pursuant to its terms unless such repurchase, prepayment, defeasance, redemption, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default, (y) Indebtedness which is convertible into Qualified Stock and converts to Qualified Stock in accordance with its terms and such conversion is not prohibited hereunder, or (z) any breach or default that is (I)

remedied by the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 11; or
11.5    Bankruptcy, Etc. Except as otherwise permitted by Section 10.3, the Borrower or any Material Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy” or (b) in the case of any Foreign Subsidiary that is a Material Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Material Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver manager, trustee, liquidator, administrator, administrative receiver or similar Person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Material Subsidiary; or the Borrower or any Material Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding-up, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Material Subsidiary; or there is commenced against the Borrower or any Material Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Borrower or any Material Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Material Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any Material Subsidiary for the purpose of effecting any of the foregoing; or
11.6    ERISA. (a) An ERISA Event or a Foreign Plan Event shall have occurred, (b) a trustee shall be appointed by a United States district court to administer any Pension Plan(s), (c) the PBGC shall institute proceedings to terminate any Pension Plan(s), or (d) any Credit Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; and in each case in clauses (a) through (d) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or
11.7    Credit Documents; Guarantee. Any material provision of any Credit Document shall for any reason be asserted in writing by any Credit Party not to be a legal, valid and binding obligation of any party thereto (other than in accordance with its terms). Any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee (other than as a result of repayment in full of the Obligations and termination of the Revolving Credit Commitments); or
11.8    Pledge Agreement. The Pledge Agreement or any other Security Document pursuant to which the Capital Stock or Stock Equivalents of the Borrower or any Subsidiary is pledged shall cease to be in full force or effect or any material collateral pledged thereunder shall cease to be subject to a valid and perfected security interest (other than pursuant to the terms hereof or thereof or solely from the Collateral Agent’s no longer having possession of certificates actually received by it representing securities pledged under the Pledge Agreement or any other Security Document) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under any Security Document (other than as a result of repayment in full of the Obligations and termination of the Revolving Credit Commitments); or
11.9    Security Agreement. The Security Agreement or any other Security Document pursuant to which the assets of the Borrower or any Material Subsidiary are pledged as Collateral shall cease to be in full force or effect or any material collateral pledged thereunder shall cease to be subject to a valid and perfected security interest (other than pursuant to the terms hereof or thereof or solely from the Collateral Agent’s no longer having possession of certificates actually received by it representing securities pledged under the Pledge Agreement or any other Security Document, or as a result of any Uniform Commercial Code filings having lapsed because a UCC continuation statement was not filed in a timely manner) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement or any other Security Document, in each case, other than as a result of repayment in full of the Obligations and termination of the Revolving Credit Commitments; or
11.10    Judgments. One or more final judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability in excess of $25,000,000 in the aggregate for all such judgments and decrees for the Borrower and its Restricted Subsidiaries (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or
11.11    Change of Control. A Change of Control shall occur.
11.12    Remedies Upon Event of Default. If an Event of Default occurs and is continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii), (iii), and (iv) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Credit Commitment terminated, whereupon the Revolving Credit Commitment of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Borrower to pay (and the Borrower agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s respective Reimbursement Obligations for Unpaid Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.
11.13    Application of Proceeds. Any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.4 shall be applied:
(i)    first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent or the Collateral Agent in connection with any collection or sale of the Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document to the extent reimbursable hereunder or thereunder;
(ii)    second, to the Secured Parties, an amount (x) equal to all Obligations owing to them on the date of any distribution and (y) sufficient to Cash Collateralize all Letters of Credit Outstanding on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full and Cash Collateralize all Letters of Credit Outstanding, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof and to Cash Collateralize the Letters of Credit Outstanding; and
(iii)    third, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;
provided that any amount applied to Cash Collateralize any Letters of Credit Outstanding that has not been applied to reimburse the Borrower for Unpaid Drawings under the applicable Letters of Credit at the time of expiration of all such Letters of Credit shall be applied by the Administrative Agent in the order specified in clauses (i) through (iii) above. Notwithstanding the foregoing, amounts received from any Guarantor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to its Obligations that are Excluded Swap Obligations.
Section 12.    The Agents
12.1    Appointment.
(a)    Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Joint Lead Arrangers and Bookrunners and Sections 12.1, 12.9, 12.11 and 12.12 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, none of the Borrower or any other Credit Party shall have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its respective Subsidiaries.
(b)    The Administrative Agent, each Lender and each Letter of Credit Issuer hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender and each Letter of Credit Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders or the Letter of Credit Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.
(c)    Each of the Joint Lead Arrangers and Bookrunners each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.
12.2    Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).
12.3    Exculpatory Provisions. No Agent nor any of their respective Affiliates, and each of the foregoing’s officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the creation, perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party. The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided, provided further, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law;
12.4    Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law.
12.5    Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the

Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.
12.6    Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective Affiliates, each of the foregoing’s officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender or any Letter of Credit Issuer. Each Lender and each Letter of Credit Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any of the Credit Parties. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Credit Party that may come into the possession of the Administrative Agent or the Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
12.7    Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing Reimbursement Obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder. The indemnity provided to each Agent under this Section 12.7 shall also apply to such Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors. For the avoidance of doubt, for purposes of this Section 12.7, the term “Lender” includes any Letter of Credit Issuer.
12.8    Agents in Their Individual Capacities. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms Lender and Lenders shall include each Agent in its individual capacity.
12.9    Successor Agents.
(a)    Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent (not to be unreasonably withheld or delayed)); provided that if the Administrative Agent or Collateral Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice (the “Resignation Effective Date”).
(b)    If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition of “Lender Default,” the Required Lenders may to the extent permitted by applicable law, subject to the consent of the Borrower (not to be unreasonably withheld or delayed), by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Letter of Credit Issuers under any of the Credit Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent shall instead be made by or to each Lender and each Letter of Credit Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent or the Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent (except for any indemnity payments or other amounts owed to the retiring (or removed) Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). Except as provided above, any resignation or removal of Morgan Stanley Senior Funding, Inc. as the Administrative Agent pursuant to this Section 12.9 shall also constitute the resignation or removal of Morgan Stanley Senior Funding, Inc. as the Collateral Agent. The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.
(d)    Any resignation by or removal of Morgan Stanley Senior Funding, Inc. as the Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation or removal of its Affiliate’s or its resignation or removal, as applicable, as a Letter of Credit Issuer (if such Affiliate or Morgan Stanley Senior Funding, Inc. is a Letter of Credit Issuer). Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer (if an Affiliate of Morgan Stanley Senior Funding, Inc. is a Letter of Credit Issuer or if Morgan Stanley Senior Funding, Inc. is a Letter of Credit Issuer) shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit issued by such Affiliate of the Administrative Agent or the Administrative Agent, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer (if an Affiliate of Morgan Stanley Senior Funding, Inc. or Morgan Stanley Senior Funding, Inc. is a Letter of Credit Issuer) to effectively assume the obligations of the retiring Letter of Credit Issuer (if an Affiliate or Morgan Stanley Senior Funding, Inc. or Morgan Stanley Senior Funding, Inc. is a Letter of Credit Issuer) with respect to such Letters of Credit.
12.10    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered by the Lender to the Administrative Agent, was not properly executed by the Lender, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective) or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all reasonable expenses incurred. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. The agreements in Section 12.10 shall survive the resignation and/or replacement of the

Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 12.10, the term Lender includes the Letter of Credit Issuers.
12.11    Agents Under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Credit Document (i) upon the termination of all Commitments and all Letters of Credit (other than Letters of Credit that have been Cash Collateralized) and the payment in full (or Cash Collateralization) of all Obligations (except for contingent indemnification and/or reimbursement obligations in respect of which a claim has not yet been made and Secured Hedge Obligations and Secured Cash Management Obligations not then due and payable and any other obligations not then due and payable that are by their terms intended to survive the termination of this Agreement), (ii) that is sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Credit Document to a Person that is not a Credit Party, (iii) if the property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its Guarantee otherwise in accordance with the Credit Documents, (iv) as to the extent provided in the Security Documents, (v) that constitutes Excluded Property or Excluded Stock and Stock Equivalents or (vi) if approved, authorized or ratified in writing in accordance with Section 13.1; (b) release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; (c) subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien permitted under clause (vi) (solely with respect to Section 10.1(d)); or (d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement.
The Collateral Agent shall have its own independent right to demand payment of the amounts payable by the Borrower under this Section 12.11, irrespective of any discharge of the Borrower’s obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Borrower to preserve their entitlement to be paid those amounts.
Any amount due and payable by the Borrower to the Collateral Agent under this Section 12.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by the Borrower to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.11.
12.12    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights, and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition. No holder of Secured Hedge Obligations or Secured Cash Management Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit

Party under this Agreement. No holder of Secured Hedge Obligations or Secured Cash Management Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements, unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
12.13    The Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit Outstanding and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Letter of Credit Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Letter of Credit Issuers and the Administrative Agent under Section 4 and Section 12.4) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, administrator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Letter of Credit Issuers to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Letter of Credit Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Section 4 and Section 12.4.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Letter of Credit Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Letter of Credit Issuer or in any such proceeding.
12.14    ERISA Representation of the Lenders.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Agents and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Agents and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).
12.15    Erroneous Payments.
(a)    Each Lender and Letter of Credit Issuer hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 12.15 shall be conclusive, absent manifest error.

(b)    Each Lender and Letter of Credit Issuer hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)    The parties hereto agree that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party; provided that this Section 12.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations owed by the Borrower or any other Credit Party relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such erroneous Payment not been made by the Administrative Agent; provided further that, for the avoidance of doubt, the immediately preceding subclauses (x) and (y) shall not apply to the extent any such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from or at the direction of the Borrower or any other Credit Party for application to pay, prepay, repay, discharge or otherwise satisfy the Obligations (or any portion thereof).
(d)    Each party’s obligations under this Section 12.15 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.
12.16    Rights as a Lender. Any Lender that is also serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Lender (if any) serving as an Agent hereunder in its individual capacity. Any such Person serving as an Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Credit Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.
Section 13.    Miscellaneous
13.1    Amendments, Waivers, and Releases. Except as otherwise expressly set forth in the Credit Documents, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. Except as provided to the contrary under Sections 2.10(b), (c) and (d), Section 2.14 or the fifth and sixth paragraphs hereof in respect of Replacement Term Loans, and other than with respect to any amendment, modification or waiver contemplated in the second proviso below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other

Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall (x) (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(c)), or forgive any portion thereof, or reduce or forgive any interest or fee payable hereunder, or extend the date for the payment of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Letter of Credit beyond the L/C Facility Maturity Date, or amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of any payments only), 11.13, 13.8(a) or 13.19, or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby; provided that a waiver of any condition precedent in Section 6 or 7 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial covenants’ definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal, premium or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, in each case for purposes of this clause (i), or (ii) consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent in a manner that directly and adversely affects such Person, or (v) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of the Letter of Credit Issuers to the extent such amendment, modification or waiver directly and adversely affects the Letters of Credit Issuers, or (vi) change any Revolving Credit Commitment to a Term Loan Commitment, or change any Term Loan Commitment to a Revolving Credit Commitment, in each case, without the prior written consent of each Lender directly and adversely effected thereby, or (vii) without the prior written consent of each Lender directly and adversely affected thereby (such consent not to be unreasonably withheld, conditioned or delayed), (A) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness, or (B) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness, or (viii) release all or substantially all of the Guarantors under the Guarantees (except as otherwise permitted by the Guarantees or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as otherwise permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (ix) reduce the percentages specified in the definitions of the term “Required Lenders” or “Required Revolving Credit Lenders”, amend or modify the definition of “Revolving Credit Commitment Percentage” or amend, modify or waive any provision of this Section 13.1 that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender, or (x) amend, modify or waive any provision of Section 7 as to any extension of Revolving Credit Loans without the written consent of the Required Revolving Credit Lenders or (xi) permit the Borrower to terminate or reduce the Revolving Credit Commitments in whole or in part in any manner without such termination or reduction applying proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders of any applicable Class without the prior written consent of each Lender in such applicable Class; provided that this clause (xi) shall not prohibit the Borrower from making any termination or reduction to the Revolving Credit Commitments otherwise permitted by this Agreement as in effect on the Closing Date, (y) notwithstanding anything to the contrary in clause (x), (i) extend the final expiration date of any Lender’s Commitment or (ii) increase the aggregate amount of the Commitments of any Lender, in each case, without the written consent of such Lender, or (z) in connection with an amendment addressing solely a repricing transaction in which any Class of Term Loans is refinanced with a replacement Class of Term Loans bearing (or is modified in such a manner such that resulting Term Loans bear) a lower “Effective Yield” (as defined under the documentation related to such Class of Term Loans), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately from the other Lender of the same Class (other than because of its status as a Defaulting Lender).
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.
Notwithstanding the foregoing, any provision of this Agreement, including this Section 13.1, and the other Credit Documents may be amended (or amended and restated) pursuant to Section 2.14 to add any Incremental Term Loan Commitments or Incremental Term Loans to this Agreement and (a) to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and the accrued interest and fees in respect thereof, (b) to include appropriately the Lenders holding such credit facility in any determination of the Required Lenders and (c) to amend other provisions of the Credit Documents so that the Incremental Term Loan Commitments or Incremental Term Loans are appropriately incorporated (including this Section 13.1).
Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) or Incremental Term Loan Amendment(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans and Revolving Credit Loans.
In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus an amount equal to all accrued but unpaid interest, fees, premiums, and expenses incurred in connection therewith), (b) [reserved], (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans), and (d) the covenants, events of default and guarantees shall be not materially more restrictive (taken as a whole) (as determined in good faith by the Borrower) to the Lenders providing such Replacement Term Loans than the covenants, events of default and guarantees applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants, events of default and guarantees applicable to any period after the maturity date in respect of the Refinanced Term Loans in effect immediately prior to such refinancing.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement all Commitments and all Letters of Credit (other than Letters of Credit that have been Cash Collateralized pursuant to arrangement reasonably satisfactory to the Letter of Credit Issuers) and the payment of all Obligations (except for (w) contingent indemnification and/or reimbursement obligations in respect of which a claim has not yet been made, (x) Secured Hedge Obligations, (y) Cash Collateralized Letters of Credit pursuant to arrangements reasonably acceptable to the applicable Letter of Credit Issuer, and (z) Secured Cash Management Obligations not then due and payable and any other obligations not then due and payable that are by their terms intended to survive the termination of this Agreement), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, and (vii) if such assets constitute Excluded Property or Excluded Stock and Stock Equivalents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.
Notwithstanding anything herein to the contrary, the Credit Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Borrower and the Administrative Agent.
Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended to effect an incremental facility or extension facility pursuant to Section 2.14 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such incremental facility or extension facility); (ii) no Lender consent is required to effect any amendment or supplement to any intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent; (iii) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) and (y) effect administrative changes of a technical or immaterial nature (including to effect changes to the terms and conditions applicable solely to the Letter of Credit Issuers in respect of Issuances of Letters of Credit), and, in each case, such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iv) guarantees, Security Documents and related documents executed by Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.
Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 9.11, 9.12 and 9.13 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of the Borrower and its Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.
13.2    Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission and/or electronic mail). All such written notices shall be mailed, faxed, electronically mailed, or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(a)    if to the Borrower, the Administrative Agent, the Collateral Agent or a Letter of Credit Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(b)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent and the Letter of Credit Issuers.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.
13.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

13.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
13.5    Payment of Expenses; Indemnification; Limitation of Liability.
(a)    Payment of Expenses; Indemnification. The Borrower agrees, within thirty (30) days after receipt of a written request therefor, together with any supporting documentation reasonably requested by the Borrower, (i) to pay or reimburse each of the Agents for all their reasonable and documented out-of-pocket costs and expenses (without duplication) incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement, modification to, waiver and/or enforcement of this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (limited, in the case of legal fees, costs and expenses, to the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP (or such other counsel as may be agreed by the Administrative Agent and the Borrower) and, if reasonably necessary, one firm or local counsel in each relevant material local jurisdiction with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) (which may include a single special counsel acting in multiple jurisdictions)), (ii) to pay or reimburse each Agent, Lender or any Letter of Credit Issuer for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents (limited, in the case of legal fees, costs and expenses, to the reasonable fees, disbursements and other charges of one firm or counsel to the Administrative Agent and the Collateral Agent, and, if reasonably necessary, one firm or local counsel in each relevant material local jurisdiction with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) (which may include a single special counsel acting in multiple jurisdictions)), (iii) to pay or reimburse all reasonable out-of-pocket expenses incurred by any Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder (limited, in the case of legal fees, costs and expenses, to the reasonable fees, disbursements and other charges of one firm or counsel to the Letter of Credit Issuers, and, if reasonably necessary, one firm or local counsel in each relevant material local jurisdiction with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) (which may include a single special counsel acting in multiple jurisdictions)), and (iv) to pay, indemnify and hold harmless each Lender, each Agent, each Letter of Credit Issuer and their respective Related Parties (without duplication) (the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, obligations, demands, actions, judgments, suits, costs, expenses, disbursements or penalties of any kind or nature whatsoever of any such Indemnified Person, in each case, to the extent arising out of or relating to any action, claim, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto), arising out of, or with respect to the Transactions or to the execution, delivery, performance and administration of this Agreement and the other Credit Documents including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence, Release or threatened Release of Hazardous Materials attributable to the Borrower or any of its Subsidiaries (limited, in the case of legal fees, costs and expenses, to the reasonable fees, disbursements and other charges of one firm or counsel to all Indemnified Persons taken as a whole (and, solely in the case of an actual or reasonably perceived conflict of interest where the Indemnified Person affected by such conflict notifies the Borrower of the existence of such conflict, one additional counsel for all similarly situated and affected Indemnified Person taken as a whole), and, if reasonably necessary, one firm or local counsel in each relevant material local jurisdiction with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) (which may include a single special counsel acting in multiple jurisdictions)) (all the foregoing in this clause (iv), regardless of whether brought by the Borrower, any of its subsidiaries or any other Person collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent arising from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person as determined in a final and non-appealable judgment of a court of competent jurisdiction, (ii) a material breach of the obligations of such Indemnified Person under the terms of this Agreement by such Indemnified Person as determined in a final and non-appealable judgment of a court of competent jurisdiction, or (iii) any proceeding between and among Indemnified Persons that does not involve an act or omission by the Borrower or its Restricted Subsidiaries; provided the Agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that neither of the exceptions set forth in clause (i) or (ii) of the immediately preceding proviso applies to such person at such time. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, expenses or disbursements arising from any non-Tax claim.
(b)    Limitation of Liability. No Credit Party nor any of the Administrative Agent, any Arranger, any Letter of Credit Issuer and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit the Borrower’s indemnification obligations to the Indemnified Persons pursuant to Section 13.5(a) in respect of damages incurred or paid by a Lender-Related Person to a third party. No Lender-Related Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Lender-Related Person in violation of Section 13.16 as determined by a final and non-appealable judgment of a court of competent jurisdiction.
13.6    Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in clause (b)(ii) below and Section 13.7, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
(A)    the Borrower; provided that no consent of the Borrower shall be required for (1) an assignment of Loans to (X) a Lender, (Y) an Affiliate of a Lender, or (Z) an Approved Fund or (2) an assignment of Loans or Commitments to any assignee if an Event of Default under Section 11.1 or Section 11.5 (with respect to the Borrower) has occurred and is continuing; provided, further, that the Borrower shall be deemed to have consented to an assignment of all or a portion of the Loans and Commitments unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and
(B)    the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) and, in the case of Revolving Credit Commitments or Revolving Credit Loans only, the Letter of Credit Issuers; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and provided, further that no consent of the

Administrative Agent and the Letter of Credit Issuers shall be required for an assignment of any Revolving Credit Commitments or Revolving Credit Loans to a Lender or an Affiliate of a Lender.
Notwithstanding the foregoing, no such assignment shall be made to a natural Person, Disqualified Lender or the Borrower or any of its Affiliates or Subsidiaries. For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for ascertaining, monitoring or enforcing compliance with the list of Persons who are Disqualified Lenders at any time.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld, conditioned or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500 (which, for the avoidance of doubt, shall be payable by the assignor); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable Tax forms (as required under Section 5.4(e)).
(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5); provided that the assignee shall not be entitled to receive any greater payment under Sections 3.5 or 5.4 than its assigning Lender would have been entitled to receive absent such assignment to such assignee unless the assignment was made after an Event of Default under Section 11.1 or 11.5 with respect to the Borrower has occurred and is continuing, the entitlement to any greater payment results from any Change in Law after the date of such assignment to the extent the assigning Lender would have benefitted from such entitlement had the Assignment and Acceptance not occurred or the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 13.6, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) and any payment made by the relevant Letter of Credit Issuer under any Letter of Credit owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Letter of Credit Issuers, the Administrative Agent and its Affiliates and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable Tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).
(c)    (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Letter of Credit Issuers, sell participations to one or more banks or other entities (other than (x) a natural person, (y) the Borrower and its Subsidiaries and (z) any Disqualified Lender; provided, however, that, notwithstanding clause (z) hereof, participations may be sold to Disqualified Lenders unless a list of Disqualified Lenders has been made available to all Lenders) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuers, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for ascertaining, monitoring or enforcing compliance with the list of Disqualified Lenders or the sales of participations thereto at any time. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) and (vii) of the second proviso to Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5, and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4) (it being agreed that any documentation required under Section 5.4(e) shall be provided to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant shall be subject to Section 13.8(a) as though it were a Lender.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive absent the sale of such participation to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation and such Change in Law would have resulted in such applicable Lender having an entitlement to receive such greater payment. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
(d)    Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, or other central bank having jurisdiction over such Lender and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.
(f)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(g)    SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States, any state thereof, or the District of Columbia. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) other than a Disqualified Lender providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 13.16, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided to the Granting Lender)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).
13.7    Replacements of Lenders Under Certain Circumstances.
(a)    The Borrower shall be permitted (x) to replace any Lender or (y) terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than a Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it that (a) requests reimbursement for amounts owing pursuant to Sections 2.10 or 5.4, (b) is affected in the manner described in Section 2.10(a) and as a result thereof any of the actions described in such Section is required to be taken, or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirements of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts pursuant to Sections 2.10, 2.11, or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, an Affiliate of the Lender or Approved Fund, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replacement bank or institution, if not already a Lender shall be subject to the provisions of Section 13.6(b), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that unless otherwise agreed the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
(b)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders (or at least 50.1% of the directly and adversely affected Lenders) shall have granted their consent, then, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 13.6) or to terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than a Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any

Letters of Credit issued by it; provided that (a) all Obligations hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment including any amounts that such Lender may be owed pursuant to Section 2.11, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, and (c) the Borrower shall pay to such Non-Consenting Lender the amount, if any, owing to such Lender pursuant to Section 5.1(b). In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6; provided that any Non-Consenting Lender shall be deemed to have consented to the assignment and delegation of its interests, rights and obligations if it does not execute and deliver an Assignment and Acceptance to the Administrative Agent within one (1) Business Day after having received a request therefor.
13.8    Adjustments; Set-off.
(a)    Except as contemplated in Section 13.6 or elsewhere herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender or its affiliate shall have the right, without prior notice to the Credit Parties but with the prior consent of the Administrative Agent, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, Tax, fiduciary, and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Credit Parties. Each Lender agrees promptly to notify the Credit Parties and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
13.9    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 13.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each other Credit Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and each other Credit Party, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower (and/or any Credit Party) to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
13.10    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.11    Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
13.12    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM, CONTROVERSY, DISPUTE, OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
13.13    Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding (whether in contract, tort, or otherwise and whether at law or in equity) relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;
(b)    consents that any such action or proceeding (whether in contract, tort, or otherwise and whether at law or in equity) shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;
(c)    agrees that service of process in any such action or proceeding (whether in contract, tort, or otherwise and whether at law or in equity) shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;
(d)    agrees that nothing herein shall affect the right of the Administrative Agent, any Lender or another Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or any other Credit Party in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding(whether in contract, tort, or otherwise and whether at law or in equity) referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; provided that nothing in this clause (e) shall limit the Credit Parties’ indemnification obligations set forth in Section 13.5.
13.14    Acknowledgments. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution, and delivery of this Agreement and the other Credit Documents;
(b)    (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof);
(ii)    in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees, or any other Person;
(iii)    neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents;
(iv)    the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its

Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and
(v)    neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby agrees that it will not claim that any Agent owes a fiduciary or similar duty to the Credit Parties in connection with the transactions contemplated hereby and waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and
(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.
13.15    WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT, OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
13.16    Confidentiality. The Administrative Agent, each other Agent and each Lender, each on behalf of itself and its controlled Affiliates (collectively, the “Restricted Persons” and, each a “Restricted Person”), shall treat confidentially all non-public information provided to any Restricted Person by any Credit Party hereunder in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or obtained by such Restricted Person pursuant to the requirements of this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information; provided that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Restricted Person or any of its Affiliates (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (c) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its affiliates or any Related Parties thereto in violation of any confidentiality obligations owing under this Section 13.16, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to any Credit Party or any of their respective subsidiaries or affiliates, (e) to the extent that such Confidential Information was already in the possession of the Restricted Persons prior to any duty or other undertaking of confidentiality or is independently developed by the Restricted Persons without the use of such Confidential Information, (f) to such Restricted Person’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, rating agencies, independent auditors, and other experts or agents in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) (with each such Restricted Person, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers, participants or assignees, in each case who agree to be bound by the terms of this Section 13.16 and with respect to which the

Borrower is a party or an intended third-party beneficiary (pursuant to customary syndication practice) to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16); provided that (i) the disclosure of any such Confidential Information to any Lenders, hedge providers or prospective Lenders, hedge providers or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider or prospective Lender or participant or prospective participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) in accordance with the standard syndication processes of such Restricted Person or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Confidential Information and (ii) no such disclosure shall be made by such Restricted Person to any person that is at such time a Disqualified Lender; provided that, for the avoidance of doubt, the Administrative Agent shall be permitted upon request of any Lender or Participant to make available to such Lender or Participant any list of Disqualified Lenders and any Lender may provide the list of Disqualified Lenders to any prospective assignee or Participant on a confidential basis (it being understood that the identity of Disqualified Lenders will not be posted or distributed to any Person, other than a distribution by the Administrative Agent to a Lender upon written request and by a Lender to any prospective assignee or Participant on a confidential basis), (h) for purposes of establishing a “due diligence” defense, (i) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement and (j) in connection with the exercise of any remedies under this Agreement, under any other Credit Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Credit Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder. Notwithstanding the foregoing, (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non-confidential basis from a source other than the Borrower, its Subsidiaries or their respective Affiliates and which such source is not, to such Person’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to any Credit Party or any of their respective subsidiaries or affiliates, (ii) the Administrative Agent shall not be responsible for compliance with this Section 13.16 by any other Restricted Person (other than its officers, directors or employees), (iii) in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries, and (iv) each Agent and each Lender may (A) disclose solely the existence of this Agreement, the size and type of the credit facilities, the parties to the Credit Documents and the Closing Date (but not the use of proceeds of the Loans made hereunder), in each case, to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the other Credit Documents, in each case, to the extent the applicable Agent or Lender advises such parties of the confidential nature of such information and instructs such parties to keep such information confidential and (B) in consultation with the Borrower, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as such Agent or Lender may choose, and circulate similar promotional materials, in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the type, size and Closing Date of the credit facilities, all at the expense of such Agent or Lender; provided that, without the prior written consent of the Borrower, such advertisements may not disclose any information other than the existence of this Agreement, the size and type of the credit facilities, the parties to the Credit Documents and the Closing Date (but not the use of proceeds of the Loans made hereunder). For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority to the extent such communication or disclosure is required by any Requirement of Law.
13.17    Direct Website Communications. The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent or the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.
(a)    The Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.
(b)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents as determined in the final non-appealable judgment of a court of competent jurisdiction.
(c)    The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, the Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains only publicly available information with respect to the Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, the Subsidiaries and their securities. Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information; provided, however that, the following documents shall be deemed to be marked “PUBLIC,” unless the Borrower notify the Administrative Agent promptly that any such document contains material nonpublic information: (1) the Credit Documents, (2) any notification of changes in the terms of the Credit Facility and (3) all financial statements and certificates delivered pursuant to Sections 9.1(a), (b) and (d).
13.18    USA PATRIOT Act. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act and the Beneficial Ownership Regulation.
13.19    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Bank Funding Rate from time to time in effect.
13.20    No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders or creditors. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.
13.21    Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States). In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
13.22    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any parties to any Credit Document, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

CHIME FINANCIAL, INC., as the Borrower

By:	/s/ Matthew Newcomb
Name: Matthew Newcomb
Title: Chief Financial Officer
[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent, the Collateral Agent

By:	/s/ Brian Sanderson
Name: Brian Sanderson
Authorized Signatory
[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Letter of Credit Issuer and a Lender

By:	/s/ Michael King
Name: Michael King
Title: Vice President
[Signature Page to Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

By:	/s/ Dan Starr
Name: Dan Starr
Title: Authorized Signatory
[Signature Page to Credit Agreement]

First-Citizens Bank & Trust company, as a Lender and a Letter of Credit Issuer

By:	/s/ C.J. Bradford
Name: C.J. Bradford
Title: Managing Director
[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Jennifer M. Dunneback
Name: Jennifer M. Dunneback
Title: Executive Director
[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Adam E. Schroeder
Name: Adam E. Schroeder
Title: Vice President
[Signature Page to Credit Agreement]

MUFG Bank, Ltd., as a Lender

By:	/s/ Thuy Bui
Name: Thuy Bui
Title: Managing Director
[Signature Page to Credit Agreement]

Texas Capital Bank, as a Lender

By:	/s/ Silvio Canto
Name: Silvio Canto
Title: Executive Director
[Signature Page to Credit Agreement]

DEUTSCH BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K Chu
Name: Ming K Chu
Title: Director

By:	/s/ Alison Lugo
Name: Alison Lugo
Title: Vice President
[Signature Page to Credit Agreement]